Exhibit 10.24

CONFIDENTIAL

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and Rule 406 of the

Securities Act of 1933, as amended.

EXCLUSIVE LICENSE AND COLLABORATIVE RESEARCH, CO-DEVELOPMENT

AND COMMERCIALIZATION AGREEMENT

by and among

ASTELLAS PHARMA INC. and ASTELLAS US LLC

and

AMBIT BIOSCIENCES CORPORATION

December 18, 2009

CONFIDENTIAL

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TABLE OF CONTENTS

1	DEFINITIONS		1

2	RESEARCH AND DEVELOPMENT		19
	2.1	Joint Steering Committee	19
	2.2	Termination of Committee Membership	21
	2.3	General Committee Provisions	21
	2.4	Appointment of Alliance Managers	22
	2.5	Regulatory Matters	22
	2.6	Research Program and Development Programs	25
	2.7	Sharing of Research Costs and Development Costs	29
	2.8	Development Outside Joint Development Territory; Commercialization Ex-U.S	33
	2.9	Safety Agreement	34
	2.10	Product Withdrawals and Recalls	34
	2.11	Clinical Trial Information	35

3	LICENSE; OPTION; DEVELOPMENT AND COMMERCIALIZATION		35
	3.1	License Grant to Astellas	35
	3.2	Distributorships and Co-Promotion Rights	36
	3.3	License Grants to Ambit and Sublicensing Rights	37
	3.4	Reservation of Rights	37
	3.5	Exclusivity	37
	3.6	Commercialization and Medical Affairs Activities	38
	3.7	Subcontracts; Contract Sales Forces	40
	3.8	Co-Promotion Option	40
	3.9	Joint Commercialization Committee	42

4	FEES, MILESTONES, ROYALTIES AND PROFIT SHARE		44
	4.1	License Fee	44
	4.2	Milestone Events and Payments	44
	4.3	Royalties and Sales Milestones	47
	4.4	Payment of Co-Promotion Profit Share	50
	4.5	Other Amounts Payable	51
	4.6	Audits	51
	4.7	Payment Exchange Rate	52
	4.8	Income Tax Withholding	53

5	REPRESENTATIONS, WARRANTIES AND COVENANTS		53
	5.1	Mutual Representations and Warranties	53
	5.2	Representations, Warranties and Covenants of Ambit	54
	5.3	Covenants by Ambit	58
	5.4	Disclaimer	59

6	CONFIDENTIALITY		59
	6.1	Restricted Information	59
	6.2	Nondisclosure and Non-Use Obligations	60
	6.3	Publication	61
	6.4	Publicity/Use of Names/Disclosure of Terms	62

7	INDEMNIFICATION; INSURANCE; LIMITATION OF LIABILITY		63

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	7.1	Indemnification by Ambit	63
	7.2	Indemnification by Astellas	64
	7.3	Notification of Claims; Conditions to Indemnification Obligations	64
	7.4	Certain Third Party Claims	65
	7.5	Insurance	66
	7.6	Limitation of Liability	66

8	INTELLECTUAL PROPERTY AND PATENT PROVISIONS		67
	8.1	Ownership	67
	8.2	Rights to Newly-Acquired IP	68
	8.3	Patent Filing, Prosecution and Maintenance	69
	8.4	Infringement Actions	72
	8.5	Patent Term Restoration	75
	8.6	Orange Book Listing	75
	8.7	Registration of Licenses	75
	8.8	Trademarks	76

9	TERM AND TERMINATION		76
	9.1	Term and Expiration	76
	9.2	Termination by Astellas	76
	9.3	Termination by Either Party for Cause	77
	9.4	Termination for Corporate Events	79
	9.5	Effect of Expiration of Agreement	79
	9.6	Effect of Termination	79
	9.7	Unauthorized Sales	83
	9.8	Rights in Bankruptcy	83
	9.9	Survival	84

10	MISCELLANEOUS		84
	10.1	HSR Filing	84
	10.2	Force Majeure	85
	10.3	Assignment/ Change of Control	85
	10.4	Severability	88
	10.5	Notices	88
	10.6	Applicable Law	89
	10.7	Dispute Resolution	89
	10.8	Entire Agreement	90
	10.9	Amendment	91
	10.10	Headings	91
	10.11	Construction	91
	10.12	Independent Contractors	91
	10.13	Waiver	91
	10.14	Cumulative Remedies	91
	10.15	Interpretation	91
	10.16	Further Assurance	92
	10.17	Counterparts	92

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EXCLUSIVE LICENSE AND COLLABORATIVE RESEARCH, CO-DEVELOPMENT AND

COMMERCIALIZATION AGREEMENT

This EXCLUSIVE LICENSE AND COLLABORATIVE RESEARCH, CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (this “Agreement”) is made effective as of December 18, 2009, (the “Effective Date”), by and among ASTELLAS PHARMA INC., a Japanese corporation (“API”) and its indirect wholly owned subsidiary ASTELLAS US LLC, a Delaware limited liability company (“AUS”; collectively with API, “Astellas”), and AMBIT BIOSCIENCES CORPORATION, a Delaware corporation (“Ambit”).

RECITALS

WHEREAS, Ambit is engaged in the research and development of small molecule compounds that inhibit human kinase enzymes, and it has identified a compound known as AC220 that may be useful in treating cancer, and Ambit has obtained or filed for patents with respect to AC220 (and certain related compounds) and their use in human therapeutic applications.

WHEREAS, Astellas is engaged in the research, development, marketing, manufacture and sale of pharmaceutical products and desires to obtain an exclusive license to AC220, and certain related Ambit compounds, to develop and commercialize one or more pharmaceutical products containing such compounds for use in treating cancer and other diseases, and Ambit is willing to grant such a license upon the terms and conditions of this Agreement.

WHEREAS, Astellas and Ambit also desire to enter into a research collaboration to conduct further research on one or more compounds, and to grant Ambit certain option rights to co-develop and co-promote pharmaceutical products based on Ambit’s compounds licensed hereunder, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, Astellas and Ambit hereby agree as follows:

AGREEMENT

1. DEFINITIONS

The following capitalized terms, whether used in the singular or plural, shall have the meaning set forth below:

1.1 “AC220” means the compound having the chemical structure set forth in Part 1 of Exhibit A.

1.2 “AC886” means the compound having the chemical structure set forth in Part 2 of Exhibit A.

1.3 “Act” means the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq. as such may be amended from time to time.

1.4 “Affiliate” means, with respect to a Party (or, if applicable, an other entity), any other entity that, directly or indirectly, controls, is controlled by or is under common control with such

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Party (or other entity). As used in this definition of “Affiliate,” the term “control” (with correlative meanings for the terms “controlled by” and “under common control with”) means: (a) the direct or indirect ownership of fifty percent (50%) or more of the voting stock or other ownership interests with ordinary voting power, or (b) the actual ability to otherwise control the management of the applicable entity, whether through the ownership of voting securities, by contract, or otherwise.

1.5 “Ambit Compound” means (a) AC220; (b) AC886; or (c) any salt, human metabolite, human prodrug (including ester prodrugs), free-base, hydrate, solvate, polymorph, isomer or enantiomer of AC220 or AC886.

1.6 “Ambit Follow-On Compounds” means (a) those compounds and their derivatives having the chemical structures set forth in Part 3 of Exhibit A of this Agreement, and (b) any salt, human metabolite, human prodrug (including ester prodrugs), free-base, hydrate, solvate, polymorph, isomer or enantiomer of any such compound.

1.7 “Ambit Know-How” means all Information that (a) is Controlled by Ambit or any of its Affiliates as of the Effective Date or during the Term, and (b) is necessary or reasonably useful for the Exploitation of any Licensed Compound or Product, but excluding all Program Know-How, Ambit Materials and any Know-How that is excluded pursuant to Section 8.2.2.

1.8 “Ambit Licensed Patents” means: (a) the Patent Rights listed in Exhibit B of this Agreement as such exhibit may be amended from time to time by the Parties and any Patent Rights based on any of the foregoing, (b) any other Patent Rights that at any time during the Term are owned or Controlled by Ambit or any of its Affiliates and claim or cover a Licensed Compound or Product as a composition of matter, or the method of use of or the manufacture of a Licensed Compound or Product, and (c) any other Patent Rights that at any time during the Term are Controlled by Ambit or any of its Affiliates and claim or cover an invention that is reasonably useful for Exploiting any Licensed Compound or Product, but excluding all Program Patents and any Patent Rights that are excluded pursuant to Section 8.2.2.

1.9 “Ambit Materials” means: (a) any physical materials, but excluding all Licensed Compounds and Products, that (i) are provided to Astellas by Ambit under the Research Program or any Development Program and (ii) are Controlled by Ambit or any of its Affiliates as of the Effective Date or during the Term, including materials resulting from the Research Program developed or invented solely by employees of Ambit or other Persons not employed by Astellas or its Affiliates acting on behalf of Ambit; and (b) any Information that (i) relates directly to such physical materials, and (ii) is Controlled by Ambit, and (iii) is provided to Astellas by Ambit under this Agreement.

1.10 “Ambit Program Technology” means (a) any and all Information conceived, discovered, developed or otherwise made solely by or on behalf of Ambit or its Affiliates during the Term in connection with activities conducted under a Research Plan, Development Plan or otherwise under this Agreement, whether or not patented or patentable, but excluding any Joint Program Technology (collectively, “Ambit Program Know-How”), and (b) all Patent Rights and other intellectual property rights that are Controlled by Ambit or any of its Affiliates and claim or cover or otherwise are appurtenant to the Information described in clause (a) above (collectively, “Ambit Program Patents”).

1.11	“Ambit Technology” means the Ambit Licensed Patents, Ambit Know-How and Ambit Materials (subject to Section 8.2).

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1.12 “AML” means Acute Myeloid Leukemia.

1.13 “Annual U.S. Profit/Loss” means, with respect to a particular Co-Promoted Product during any part or full Calendar Year during the applicable Co-Promotion Term: (a) the total Net Sales from the sales of such Co-Promoted Product in the U.S. during such year (or, as applicable, the part of such Calendar Year within the Co-Promotion Term), less (b) the amount equal to the sum of the following costs and expenses incurred in connection with and reasonably allocable to the Exploitation of such Co-Promoted Product in or for the benefit of the United States during its Co-Promotion Term during a Calendar Year (such amounts, “Allowed Expenses”):

(a) Direct Marketing/Promotion Expenses;

(b) Indirect Marketing Expenses;

(c) distribution/wholesaler costs in amounts reasonable and customary, and comparable to the distribution and wholesaler costs incurred by Astellas in its distribution of its other comparable products;

(d) amounts paid to Third Party licensors on the sales of Co-Promoted Products permitted to be deducted pursuant to Section 4.3.4;

(e) Manufacturing Costs;

(f) Medical Affairs Costs;

(g) Post-Approval U.S. Development Costs;

(h) reasonable actual (internal and out-of-pocket) expenses incurred by the Parties to train both Parties’ sales forces for Co-Promotion of the Co-Promoted Product;

(i) costs of recalls of the Co-Promoted Product in the U.S. to the extent included in Allowed Expenses pursuant to Section 2.10;

(j) Losses from Third Party Claims to the extent included in Allowed Expenses pursuant to Section 7.4; and

(k) costs of prosecuting Ambit Licensed Patents, and prosecuting, maintaining and enforcing trademarks, for the Co-Promoted Products in the U.S. pursuant to Sections 8.3 and 8.8.

For the avoidance of doubt, “Allowed Expenses” shall exclude costs required to build, maintain and operate either Party’s sales force and for each Party to use such sales force to fulfill its Co-Promotion obligations.

1.14 “Applicable Law” means all applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Governmental Authorities, that are applicable to the specific situation or circumstance and as they may be in effect at the particular time.

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1.15 “Astellas Know-How” means all Information that (a) is Controlled by Astellas or its Affiliates at any time during the Term, and (b) either (i) is incorporated in or used by Astellas or any of its Affiliates in the Exploitation of Licensed Compound or Product, or (ii) is otherwise necessary to Ambit solely for the performance of Ambit’s obligations (but not the exercise of Ambit’s rights) under this Agreement, but excluding all Astellas Program Know-How.

1.16 “Astellas Patents” means all Patent Rights (a) that are Controlled by Astellas or its Affiliates at any time during the Term, and (b) that claim or cover Licensed Compounds or Products or their manufacture or use, and (c) in the case of any Reversion Product, solely to the extent such Patent Rights claim or cover an invention that is incorporated or used in such Reversion Product (or its Exploitation) as it exists and is made as of the applicable date of termination of this Agreement with respect to such Reversion Product, but excluding all Astellas Program Patents and Joint Program Patents.

1.17 “Astellas Program Technology” means (a) any and all Information conceived, discovered, developed or otherwise made, solely by or on behalf of Astellas or its Affiliates during the Term in connection with activities conducted under a Research Plan, Development Plan or otherwise under this Agreement, whether or not patented or patentable, but excluding any Joint Program Technology (collectively, “Astellas Program Know-How”), and (b) all Patent Rights and other intellectual property rights Controlled by Astellas or any of its Affiliates that claim, cover or otherwise are appurtenant to the Information described in clause (a) above (collectively, “Astellas Program Patents”).

1.18 “Astellas Technology” means Astellas Patents and Astellas Know-How.

1.19 “Business Day” means a day other than (a) a Saturday or a Sunday, (b) a bank or other public holiday in San Diego, California, or (c) a bank or other public holiday in Tokyo, Japan.

1.20 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.21 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.22 “Change of Control” of a Party shall be deemed to occur if any of the following occurs after the Effective Date:

(a)	such Party is involved in a merger, acquisition, consolidation or similar transaction (or series of related transactions) with a Third Party (whether or not the Party is the surviving entity) pursuant to which either:

(i)	the members of the Supervisory Board (as defined below) of such Party immediately prior to such transaction or series of related transactions constitute less than a majority of the members of the Supervisory Board of such Party or the surviving entity immediately following such transaction or series of related transactions, or

(ii)

the beneficial owners (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 (as amended) and Rule 13d-3 under said Act) of all the outstanding shares of capital stock (or other similar interests, such as partnership or limited liability company interests) of such Party that are normally entitled (without

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regard to any contingency) to vote in the election of members of the Party’s Supervisory Board (“Voting Stock”) immediately prior to such transaction or series of related transactions, are not the beneficial owners immediately after such transaction of at least a majority of the Voting Stock of (A) such Party or (B) if such Party does not survive such transaction, the entity surviving such transaction or (C) if the entity surviving such transaction is a wholly owned subsidiary, such surviving entity’s parent;

(b)	such Party sells, assigns or otherwise transfers control to a Third Party (in one transaction or a series of related transactions) of all or substantially all of such Party’s assets (which must include the assets relating to this Agreement) or of all or substantially all of such Party’s assets relating to this Agreement; or

(c)	pursuant to one transaction or a series of related transactions, any person or group (where the terms “person”, “group” and “beneficial owner” have the meanings given in Section 13(d) of the Securities Exchange Act of 1934 (as amended) and Rules 13d-3 and 13d-5(b)(1) under said Act); (i) becomes the beneficial owner of Voting Stock of such Party representing fifty percent (50%) or more of the total voting power of all outstanding Voting Stock of such Party as of just after such transaction (other than pursuant to a new issuance of Voting Stock by the Party in connection with a bona fide equity financing in the form of a public offering made to the general public or a private financing in which no person that is not primarily a financial investor becomes the beneficial owner of fifty percent (50%) or more of the total voting power of all outstanding Voting Stock of such Party), or (ii) acquires the actual power and ability (direct or indirect) to elect a majority of the members of the Party’s Supervisory Board (other than as a result of an equity financing as provided in subclause (i) above).

The “Supervisory Board” (as used in this Section) of a Party means the board of directors of such Party, or (if there is no such board of directors of such Party) the similar supervisory body or group with the legal authority to appoint the management of the Party and control its business.

1.23 “Clinical Trial Authorization” means all approvals, licenses, registrations or authorizations from the relevant Regulatory Authority necessary to conduct a human clinical trial on a Product in a country, such as authorization from the Regulatory Authority under the IND filed in the country with respect to such Product (including authorization deemed to exist under Applicable Law due to passage of the necessary amount of time from filing of the IND).

1.24 “Clinical Trial” means a human clinical study of a Product involving the dispensing, administration or delivery of Product to patients or subjects.

1.25 “Combination Product” means a Product that combines a Licensed Compound with one or more other clinically and pharmacologically active ingredients (which term excludes, for clarity, excipients, controlled-release compositions, materials to increase bioavailability, solubility, and/or stability, and delivery means) in a single formulation or final package presentation for sale as a single unit.

1.26 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party to accomplish a particular objective or to conduct specific research, development or commercialization tasks with respect to a Product, the efforts as are substantially equivalent to those efforts and resources commonly used by such Party for accomplishing such objective or

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performing such tasks with respect to a comparable product that is at a similar stage of development or commercialization, taking into account all commercially relevant factors, including (as applicable) reasonably expected or actual time and cost to develop, product life, market potential, profitability and rate of return, likelihood of regulatory approval and regulatory issues, pricing, reimbursement and formulary status, competitiveness and market exclusivity and other similar commercially relevant factors (if any). Notwithstanding the foregoing, “Commercially Reasonable Efforts” shall not require the performance of any task or activity in any country or region which task or activity would not be commercially reasonable for the Party to perform, given the applicable circumstances at the time. Commercially Reasonable Efforts shall (i) be determined on a market-by-market basis for a particular Product, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Product and the market(s) involved, and (ii) permit the consideration of the reasonably expected or actual impact of activities or factors with respect to one market on other markets. For the avoidance of doubt, it shall be consistent with the obligations of a Party under this Agreement to use “Commercially Reasonable Efforts”, with respect to any particular Licensed Compound or Product, for such Party either (a) not to conduct specific efforts or to delay conducting specific efforts, or (b) to suspend or discontinue specific efforts, with respect to the Licensed Compound or Product, provided that such Party’s actions and efforts with respect to the Licensed Compound or Product are in the aggregate consistent with the overall obligations of such Party under the Agreement to use Commercially Reasonable Efforts with respect to such Licensed Compound or Product.

1.27 “Committee” means the Joint Steering Committee or Joint Commercialization Committee, or any other subcommittee established under Section 2.3.1, as applicable.

1.28	“Competing Product” means […***…].

1.29 “Competitive Indication” means, with respect to any pharmaceutical product, any indication for which a Product is being clinically developed pursuant to any Development Plan or for which a Product has been labeled by Regulatory Authorities for use anywhere in the Territory.

1.30 “Confidential Information” means, with respect to a Party, all Information that either (x) such Party or its Affiliates disclose to the other Party or its Affiliates pursuant to this Agreement, or (y) that such Party or its Affiliates disclosed to the other Party pursuant to the Non-Disclosure Agreement entered into by API and Ambit […***…], whether disclosed orally, visually, in writing or in any tangible or electronic form or media. Confidential Information may, but will not necessarily, be marked “CONFIDENTIAL” or the equivalent. For clarity, the Ambit Know-How, the Ambit Program Know-How and Ambit Materials are the Confidential Information of Ambit and the Astellas Know-How and the Astellas Program Know-How are the Confidential Information of Astellas. The Joint Program Know-How shall be deemed the Confidential Information of both

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Parties. However, specific Information shall not be considered Confidential Information to the extent that the Party receiving such Information can demonstrate that such Information:

(a) Is publicly disclosed or in the public domain, through no fault of the receiving Party or its Affiliates, either before or after it becomes known to the receiving Party or its Affiliates; or

(b) Except in the case of Joint Program Know-How, was known to the receiving Party or its Affiliates prior to disclosure by the disclosing Party, which knowledge was acquired independently and not from the disclosing Party or its Affiliates hereto, as evidenced by the written records of the receiving Party or its Affiliates; or

(c) Is subsequently disclosed to the receiving Party in good faith by a Third Party who has a right to make such disclosure; or

(d) Except in the case of Joint Program Know-How, was developed by receiving Party or its Affiliates independently of and without access to the disclosing Party’s and its Affiliates’ Confidential Information, as evidenced by the receiving Party’s or its Affiliate’s written records.

1.31 “Controlled” means, with respect to any item of Information or intellectual property right, that the applicable Party or its Affiliates own or has a license to such Information or intellectual property right and has the ability to grant access to, and a license or sublicense (as applicable) under, such item or right, in each case without violating the terms of a written agreement with a Third Party.

1.32 “Co-Promote” or “Co-Promotion” means use of the respective sales forces of the Parties or their Affiliates to promote, following exercise of the Co-Promotion Option by Ambit, a Co-Promoted Product in the U.S., where “promote” means the process of direct contact between the respective sales forces and medical professionals (as further defined in the applicable Co-Promotion Agreement) who are able to purchase or influence the purchase of the Co-Promoted Product, in accordance with and as further defined in Exhibit D and the Co-Promotion Agreement.

1.33 “Co-Promoted Product” means a Product for which Ambit has exercised the Co-Promotion Option, as provided in Section 3.8, provided that such Product shall constitute a Co-Promoted Product solely with respect to Exploitation in the U.S. during the applicable Co-Promotion Term.

1.34 “Co-Promotion Plan” means, for a particular Co-Promoted Product and in a particular period, the specific written plan, created by the JCC, that sets forth (a) the specific Co-Promotion activities to be conducted by each of the Parties in order to promote such Co-Promoted Product in the U.S. during such period, (b) a budget and timelines (including Gantt charts) for such Co-Promotion activities during such period, including for sales force training, and for Medical Affairs Activities, and (c) a budget for the Direct Marketing/Promotion Expenses and Indirect Marketing Expenses anticipated to be incurred by or on behalf of Astellas or its Affiliates in connection with such Co-Promoted Product during such period. For clarity, the budgets included in such plan shall not include the costs for each Party to build, maintain and operate its respective sales force or to use such sales force to fulfill its Co-Promotion obligations.

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1.35 “Co-Promotion Option” means, with respect to a particular Product, the option of Ambit to engage in Co-Promotion of such Product as granted under the terms in Section 3.8.1.

1.36 “Co-Promotion Term” means, with respect to a particular Co-Promoted Product, the period commencing on the date on which Ambit exercises its Co-Promotion Option with respect to such Product pursuant to Section 3.8 and ending on the last date on which Ambit is eligible to Co-Promote such Product under this Agreement or the applicable Co-Promotion Agreement (which date, in applicable circumstances, will be the effective date of an event of termination of such Co-Promotion rights under the applicable Co-Promotion Agreement).

1.37 “Development Program” means, with respect to a particular Product (and the Licensed Compound contained therein), all development activities (including non-clinical studies and Clinical Trials and regulatory activities) conducted by the Parties in support of (a) obtaining, maintaining or expanding Regulatory Approval of a Product for one or more indications in the Joint Development Territory, and/or (b) commercialization or Medical Affairs Activities of or for such Product in the Joint Development Territory. The Development Program shall include research, clinical development (including Phase IV Clinical Trials, pharmacovigilance programs and outcome studies), manufacturing process development, and regulatory and registration activities, all as required for or directly in support of the foregoing activities for the benefit of any country in the Joint Development Territory. For clarity, the Development Program commences (i) in the case of the Lead Product, on the Effective Date, and (ii) in the case of any other Product, on the date that such Product becomes the subject of an IND, and continues in each case ((i) and (ii)) through Regulatory Approval and commercialization of such Product (or termination of all development activities with respect to such Product).

1.38 “Development Plan” means, with respect to a particular Product (and the Licensed Compound contained therein), the specific written development plan developed and agreed to by the JSC that establishes the tasks to be conducted under the Development Program for such Product in or for the benefit of any country in the Joint Development Territory. Each Development Plan shall set forth all the specific development activities to be conducted by the Parties in the Development Program for such Product, shall allocate such activities between the Parties, and shall include the specific budget and timeline (including Gantt charts) for such program of activities.

1.39 “Direct Marketing/Promotion Expenses” means, with respect to a particular Co-Promoted Product, the following costs incurred by Astellas or its Affiliates in the marketing and promotion of such Co-Promoted Product in the U.S. during a particular period in accordance with the applicable Co-Promotion Plan and budget for such Co-Promoted Product: (a) the actual cost (on a full-time equivalent basis) of the personnel in Astellas’s or its Affiliates’ U.S. operation serving on the marketing team for the Co-Promoted Product, and the allocated cost of personnel who spend time assigned to the Co-Promoted Product in support areas such as market research, managed care, contracting, pricing and product hotlines, (b) the actual cost associated with market development activities and other similar pre-launch activities for Co-Promoted Product in the U.S., and (c) the actual cost of advertising, market research, promotional materials, promotional programs, scientific programs and manufacturing of samples for Co-Promoted Product. For the avoidance of doubt, Direct Marketing/Promotion Expenses shall not include costs required to build, maintain and operate a Party’s sales force and/or to fulfill its Co-Promotion obligations or sales force training expenses.

1.40 “EMEA” means the European Medicines Agency, or (if applicable) the European governmental agency that is successor thereto.

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1.41 “European Union” or “EU” means the countries that are members of the European Union as of the applicable time during the Term.

1.42 “Executive Officer” means (a) in the case of Astellas, a senior executive of Astellas or any of its Affiliates, which senior executive reports to the chief executive officer of Astellas and is not a member of the JSC and is specifically designated by Astellas to perform the duties of an Astellas “Executive Officer” under this Agreement; and (b) in the case of Ambit, Ambit’s chief executive officer (who shall not be a member of the JSC).

1.43 “Exploit” means, solely with regard to a Product or Licensed Compound, to make, have made, import, use, sell, or offer for sale, including to research, develop, register, modify, enhance, improve, manufacture, have manufactured, hold/keep (whether for disposal or otherwise), formulate, optimize, have used, export, transport, distribute, promote, market or have sold or otherwise dispose or offer to dispose of, a Product or Licensed Compound. “Exploitation” means the act of Exploiting.

1.44 “FDA” means the United States Food and Drug Administration or its successor.

1.45 “Field” means […***…].

1.46 “First Commercial Sale” means, with respect to a particular Product in a country, the first sale for end use or consumption of such Product in the country after a Regulatory Approval for such Product has been obtained or granted in such country.

1.47 “GAAP” means generally accepted accounting principles in the United States for the purpose of Section 1.57 or in each other country in the Territory for the purpose of Section 1.73.

1.48 “Generic Version” means, with respect to a Product being sold in a country, a pharmaceutical product that: (a) contains as the active ingredient the Licensed Compound in such Product (or any salt, hydrate, solvate or ester of such Licensed Compound), and (b) is authorized for sale and use in the country on the basis of a marketing authorization that relies, in whole or in part, on safety and efficacy data in the NDA submitted to obtain Regulatory Approval for such Product in the country, without a right of reference or other authorization from Astellas or any of its Related Parties, such marketing authorization being: (i) in the U.S. pursuant to Section 505(b)(2) or Section 505(j) of the Act, as amended (21 U.S.C. 355(b)(2) and 21 U.S.C. 355(j), respectively), (ii) in the EU pursuant to a provision of Articles 10(1), 10(2), 10(3), 10(4) or 10a of Directive 2001/83/EC of the European Parliament and of the Council of 6 November 2001 on the Community code relating to medicinal products for human use, each as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision), and (iii) in any other country or jurisdiction pursuant to Applicable Law that is equivalent to such provisions, but excluding for clarity any “authorized generic” that is authorized or permitted by Astellas or a Related Party.

1.49 “Go/No Go Decision” means […***…].

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1.50 “Good Laboratory Practices” or “GLPs” means the good laboratory practices applicable from time to time to the development of pharmaceutical products pursuant to Applicable Law.

1.51 “Governmental Authority” means any multi-national, federal, state, local, municipal or other government or quasi-government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.52 “IND” means an Investigational New Drug application, clinical study application, Clinical Trial Authorization or exemption, or similar application or submission for approval to conduct human clinical investigations on a Product, that is filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.53 “Indemnified Persons” means the Ambit Indemnified Parties or the Astellas Indemnified Parties, as applicable.

1.54 “IND-Enabling GLP Toxicology Studies” means, as applicable, […***…], that meet the standard necessary for submission as part of an IND filing with a Regulatory Authority.

1.55 “Independent Development Data” means all research and clinical data and other development data made, created or generated pursuant to the development of Product by or on behalf of Astellas or its Related Party other than pursuant to a Research Program or Development Program.

1.56 “Indication” means a separate and distinct disease or medical condition in humans that a Product is intended to treat, cure or prevent. The Parties agree that: (a) prevention of a disease or medical condition shall not be a separate Indication from treatment of the same disease or medical condition; and (b) the treatment and prevention of separate stages or forms of the same disease or medical condition shall not be a separate Indication.

1.57 “Indirect Marketing Expenses” means, with respect to a particular Co-Promoted Product during its Co-Promotion Term during a Calendar Year, an allocated share as agreed by the Parties (which agreement shall not be unreasonably withheld or delayed) of all actual indirect marketing, promotion and marketing operational expenses incurred by Astellas or its Affiliates for their marketing of all its products, including such Co-Promoted Product, in the U.S. during such year, to the extent such expenses are reasonably allocable to such U.S. marketing of such Co-Promoted Product by Astellas or its Affiliates (and not, for example, more properly allocated to other activities not related directly to such U.S. marketing of the Co-Promoted Product) and are consistent with the budget for such indirect expenses in the Co-Promotion Plan for such Co-Promoted Product, but excluding for clarity any costs that are, or are allocated to, Direct Marketing/Promotion Expenses or Medical Affairs Costs. Examples of Indirect Marketing Expenses include costs directly incurred for order management center, sample fulfillment costs (other than manufacturing), indirect managed care support, e-business strategies and solutions, office of legal, public affairs and finance, all solely to the extent such costs are incurred with respect to activities directly involving marketing of Co-Promoted Product in the U.S. and are appropriate to allocate to the total marketing costs of such marketing efforts,

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calculated in accordance with GAAP and Astellas’s then-current standard cost methodology that is applied consistently to pharmaceutical products sold by Astellas in the U.S.

1.58 “Information” means all technical, scientific, business and other know-how and information, inventions, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, apparatuses, specifications, data, results, laboratory notes and notebooks, and other material, including: high-throughput screening, gene expression, genomics, proteomics and other drug discovery and development technology; formulation; biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols; assays and biological methodology; manufacturing and quality control procedures and data, including test procedures; and synthesis, purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and any compounds, products, apparatuses, cultures, biological materials and other materials and compositions, but excluding in each case the Regulatory Materials and Regulatory Approvals.

1.59 “Initiation” means, with respect to a Clinical Trial, the administration of the first dose (whether active or placebo) to the first patient or subject in such Clinical Trial.

1.60 “Joint Commercialization Committee” or “JCC” means the Joint Commercialization Committee formed by the Parties, as described in Section 3.9, promptly but not less than fifteen (15) Business Days after Ambit has first exercised the Co-Promotion Option.

1.61 “Joint Development Territory” means […***…].

1.62 “Joint Program Technology” means any and all (a) Information that is jointly conceived, discovered, developed or otherwise made by or on behalf of (i) Ambit or its Affiliates, on the one hand, and (ii) Astellas or its Affiliates, on the other hand, in connection with work conducted under or in connection with this Agreement, whether or not patented or patentable (collectively, “Joint Program Know-How”), and (b) any and all Patent Rights and other intellectual property rights owned jointly by Astellas or its Affiliates on the one hand and Ambit or its Affiliates on the other hand claiming, covering or otherwise appurtenant to the Information described in clause (a) above (collectively, “Joint Program Patents”).

1.63 “Knowledge” means facts and information that are known, or reasonably should be known, by: (a) the corporate officers of Ambit or its Affiliates, and (b) the Ambit employees who report directly to such officers (excluding for clarity any administrative assistants of such employees).

1.64 “Lead Product” means the Product containing AC220 being developed by Ambit as of the Effective Date as the candidate for initial approval of an NDA, together with any modifications thereto that may be approved pursuant to Article 2.

1.65 “Licensed Compound” means any Ambit Compound or Ambit Follow-On Compound.

1.66 “Major EU Country” means any one of the following countries: […***…].

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1.67 “Medical Affairs Activities” means activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, a Product sold in the Territory, including by way of example: (a) customary activities of medical science liaisons; (b) grants to support continuing medical education, symposia, or Third Party research related to a Product in the Territory; (c) development, publication and dissemination of publications relating to a Product in the Territory; (d) medical information services provided in response to inquiries communicated via sales representatives or received by letter, phone call or email; (e) conducting advisory board meetings or other consultant programs; and (f) establishment and implementation of risk, evaluation and mitigation and strategies (REMS); provided that, for purposes of cost allocation provisions under this Agreement, Medical Affairs Activities shall not include the conduct of Clinical Trials.

1.68 “Medical Affairs Costs” means all reasonable costs incurred by Astellas or its Affiliates in connection with and reasonably allocable to Medical Affairs Activities for any Co-Promoted Product in the U.S., whether prior to or after receipt of Regulatory Approvals, such allocation to be consistent with the allocation Astellas uses to allocate such costs to other Astellas products.

1.69 “NDA” means a New Drug Application covering a Product filed with the FDA pursuant to Section 505(b)(1) of the Act, or any similar application or submission seeking Regulatory Approval of a Product filed with the applicable Regulatory Authority in another country or region, to obtain Regulatory Approval for the Product, together with any amendments thereto.

1.70 “NDA Approval” means approval by the FDA of an NDA filed in the U.S.

1.71 “NDA Filing” means the acceptance of an NDA for initial review by the applicable Regulatory Authority: (a) in the U.S., (b) as a centralized filing with the EMEA, or (c) in Japan, as applicable; provided in each case that such acceptance shall be deemed to have occurred (if it has not occurred already) ninety (90) days following submission of such NDA with the applicable Regulatory Authority unless such Regulatory Authority provides any comments to such submission or otherwise indicates in writing that such filing has not been accepted, in which event, such acceptance shall not be deemed to have occurred until such comments or objections have been addressed to the satisfaction of the Regulatory Authority.

1.72 “NDA Submission” means the submission of an NDA to the applicable Regulatory Authority: (a) in the U.S., (b) as a centralized filing with the EMEA, or (c) in Japan, as applicable; provided in each case that such submission shall be deemed to have occurred when all required components of the NDA have been filed with the Regulatory Authority by (or on behalf of) the filing party.

1.73 “Net Sales” means the gross amount invoiced or otherwise charged for the sale (or other commercial disposition) of a Product by Astellas or its Related Parties to a Third Party purchaser (including a Distributor) in an arms-length transaction after deducting, if not previously deducted, from the amount invoiced (or, if not invoiced, received), the following to the extent actually incurred or allowed with respect to such sale:

(a) trade and/or quantity discounts off of the invoiced price actually granted, but excluding early payment cash discounts;

(b) chargebacks in connection with the sale of such Product;

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(c) rebates, reimbursements, fees or similar payments in customary amounts (i) to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, governmental authorities, or other institutions or health care organizations or other customers or (ii) arising in connection with any program applicable to a Product under which Astellas or its Related Parties provides to low income, uninsured or other patients the opportunity to purchase such party’s pharmaceutical products at discounted prices;

(d) retroactive price reductions;

(e) allowances or credits to customers actually given, and not in excess of the selling price of such Product, on account of rejection, outdating, recalls or return of such Product;

(f) excise taxes, sales taxes, customs duties, customs levies and import fees imposed on the sale, importation, use or distribution of the Products, to the extent included and separately stated in the invoice;

(g) any other similar, customary deductions that are consistent with GAAP and Astellas’s (or its Related Party’s) actual practice at the time in calculating and reporting its actual product net sales throughout its businesses (in the particular country, if applicable), provided that no item shall be deducted pursuant to this clause (g) if included in any another deduction provided for under this definition; and

(h) as an allowance for transportation costs, distribution expenses, special packaging and related insurance charges, and early payment cash discounts, […***…] of the gross amount invoiced or otherwise charged for the sale of such Product.

Net Sales will be calculated on an accrual basis, in a manner consistent with Astellas’s or its Related Parties’ internal accounting policies, as consistently applied, as adjusted for any of items (a) to (h) above not taken into account in such policies. To the extent any accrued amounts used in the calculation of Net Sales are estimates, such estimates shall be trued-up in accordance with Astellas’s or its Related Parties’ internal accounting policies, as consistently applied, and Net Sales and related payments under this Agreement shall be reconciled as appropriate. Net Sales shall be deemed to include all consideration (whether consisting of cash or any other forms of consideration) received by Astellas or its Related Party for the sale (or other commercial disposition) of Product, even if not reflected in an invoice.

To the extent that Astellas or its Related Party provides to the purchasing Person discounts or allowances that are applicable to purchases of Product and one or more other products (such as in a “bundled sale” arrangement), such discounts and allowances shall be allocated between the Product (for purposes of the deductions used in calculating Net Sales as above) and such other products in a commercially reasonable manner that does not unfairly or inappropriately bias the level of discounting against the Product (as compared to the other products), such allocation to be determined in good faith by Astellas or its Related Party.

If a Combination Product is developed and commercialized, the Net Sales to be used for the calculation and payment of royalties, royalty tiers, annual sales milestones and payments of Annual U.S. Profit/Loss, as applicable, shall be an adjusted “Net Sales”

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figure determined by applying the following formula to the actual “Net Sales” resulting from the sales of such Combination Product calculated using the above definition.

For purposes of calculating the amount of Net Sales generated upon sales of the Combination Product (for purposes of calculating royalties, royalty tiers, annual sales milestones, Annual U.S. Profit/Loss, and other applicable payment calculations with respect to such Combination Product), the Parties shall use the following formula:

A/(A +B)	x	Net Sales of Combination Product (as calculated using the above definition)	=	adjusted Net Sales

Where:

(i)	“A” equals the Standard Sales Price (as defined below) of the Product of the same strength as contained in the Combination Product, where such Product is sold separately (i.e., not as part of a Combination Product) in the applicable country of sale and during the applicable time period;

(ii)	“B” equals the Standard Sales Price(s) of the other clinically active ingredients in the Combination Product, at the same strength(s) as contained in the Combination Product, where such other ingredient(s) are sold separately (i.e., not as part of a Combination Product) in the applicable country of sale and during the applicable time period; and

(iii)	“Standard Sales Price” shall mean, with respect to a product and a country, the wholesale acquisition cost (in the case of product sold in the United States) or the ex-manufacturing price (in the case of product sold outside the United States), as such terms are commonly understood in the pharmaceutical industry, for such product in such country, where such price is the price at which product is sold to wholesalers or other direct customers in such country before giving effect to any prompt payment or other discounts, allowances or rebates, and reflects the average of such prices over the applicable period.

In the event that the calculation of Net Sales of a Combination Product is reduced by virtue of the formula set forth above, then any Third Party royalty or other payment obligation based on any other clinically active ingredient (i.e., that is not a Licensed Compound) shall be excluded from the royalty offset of Section 4.3.4 for the purpose of calculating royalties in accordance with this Agreement and/or the computation of Annual U.S. Profit/Loss in accordance with Section 4.4.

1.74 “Non-oncology Indication” means any Indication in humans other than an Oncology Indication. For clarity, treatment of separate stages or forms of the same Non-oncology Indication would not be separate Non-oncology Indications.

1.75 “Oncology Indication” means an Indication for cancer in humans, […***…]. For clarity, treatment of separate stages or forms of the same cancer would not be separate Oncology Indications.

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1.76 “Party” means Astellas and Ambit, individually, and “Parties” means Astellas and Ambit, collectively.

1.77 “Patent Rights” means issued patents and patent applications, including provisional applications, in the Territory (which shall include certificates of invention and applications for certificates of invention) and including any divisions, continuations, continuations-in-part, reissues, reexaminations, registrations, renewals, substitutions, and supplementary protection certificates based thereon and other governmental actions that extend any of the patents and patent applications, and any and all equivalents, U.S. and foreign, to any of the foregoing.

1.78 “Person” means any individual, sole proprietorship, corporation, joint venture, limited liability company, partnership, limited partnership, limited liability partnership, trust or any other private, public or governmental entity.

1.79 “Phase III Clinical Trial” means a Clinical Trial in any country that would satisfy the requirements of 21 CFR 312.21(c) or its foreign equivalent.

1.80 “Phase IV Clinical Trial” means a Clinical Trial conducted after Regulatory Approval of the applicable Product has been obtained from an appropriate Regulatory Authority as a condition to, or for the maintenance of, any Regulatory Approval, including a trial that would satisfy the requirements of 21 C.F.R. 312.85, as may be amended, or the foreign equivalent thereof.

1.81 “Post-Approval U.S. Development Costs” means, with respect to a particular Co-Promoted Product, the Development Costs incurred by or on behalf of either Party or its Affiliates, after the first NDA Approval in the U.S. of such Co-Promoted Product, in conducting (or having conducted on its behalf) development activities pursuant to the applicable Development Plan, including Clinical Trials (whether initiated before or commencing after the first NDA Approval of such Co-Promoted Product), to the extent necessary or economically justifiable for Exploiting the Co-Promoted Product in the U.S. (which may include Phase III Clinical Trials, Phase IV Clinical Trials, pharmacovigilance programs and outcome studies).

1.82 “Product” means any pharmaceutical or over-the-counter preparation containing a Licensed Compound in any formulation and/or dosage form. For clarity, any Combination Product is a “Product” for all purposes of this Agreement.

1.83 “Program” means the Research Program or a Development Program, as applicable.

1.84 “Program Development Data” means all research and clinical data and other development data made, created or generated by either Party or their respective Affiliates pursuant to a Development Program or the Research Program.

1.85 “Program Know-How” means the Ambit Program Know-How, Astellas Program Know-How or Joint Program Know-How, as applicable.

1.86 “Program Patents” means the Ambit Program Patents, Astellas Program Patents or Joint Program Patents, as applicable.

1.87 “Program Technology” means the Ambit Program Technology, Astellas Program Technology, or Joint Program Technology, as applicable.

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1.88 “Prosecute” or “Prosecution” means to prepare, file and prosecute patent applications with respect to, and to conduct all reissue proceedings, oppositions and re-examinations and other related or similar proceedings relating to, and to maintain, the applicable Patent Rights.

1.89 “Regulatory Approval” means the receipt of all approvals (such as approval of an NDA), licenses, registrations or authorizations from the relevant Regulatory Authority(ies) in a country (or regulatory jurisdiction) necessary to import for sale, market or sell a Product for an Indication in the country (or jurisdiction), including all applicable pricing and governmental reimbursement approvals to the extent legally required to sell Product in the country or jurisdiction.

1.90 “Regulatory Authority” means any applicable government or quasi-government regulatory authority involved in granting approvals for investigational clinical trials, the manufacturing, marketing, selling, reimbursement and/or pricing of a Product in the Territory, including, in the U.S., the FDA and, in other countries, any Governmental Authority having substantially the same function.

1.91 “Regulatory Materials” means all regulatory applications, submissions, notifications, registrations, licenses, authorizations and approvals, all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), and all supporting documents, relating to any Licensed Compounds or Products, including all data contained in any of the foregoing and all INDs, Clinical Trial Authorizations, Regulatory Approvals, regulatory drug lists, adverse event files and complaint files.

1.92 “Related Party” means each of Astellas, its Affiliates, and their respective Sublicensees (other than Ambit and its Affiliates).

1.93 “Research Plan” means the detailed plan of the activities to be conducted by Ambit or any of its Affiliates or Astellas or any of its Affiliates under the Research Program, including a budget and timeline (including Gantt charts with respect to such activities), as agreed to by the JSC pursuant to Section 2.6.2(a).

1.94 “Research Program” means the research and preclinical development tasks and activities that are undertaken by Ambit or its Affiliates or Astellas or its Affiliates under this Agreement in accordance with and pursuant to the Research Plan.

1.95 “Research Term” means the term of the Research Program, which term commences on the date of adoption of the Research Plan pursuant to Section 2.6.2(a) and continues until […***…] (or such earlier date as established in the Research Plan), provided that if the Research Program is ongoing at the end of the then-current term, the Research Term shall automatically renew and extend for an additional […***…], unless a Party has given written notice terminating such extension at least […***…] prior to the end of the then-current Research Term.

1.96 “Reversion Product” means, with respect to any Terminated Country(ies), any Terminated Product that (a) is or has been the subject of development or commercialization under this Agreement and (b) either (i) contains a Licensed Compound as the sole active ingredient, or (ii) contains as its sole active ingredients a Licensed Compound and one or more generic active ingredients.

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1.97 “Royalty Bearing Territory” means all countries and jurisdictions in the Territory; provided, however, that in the event that Ambit exercises the Co-Promotion Option pursuant to Section 3.8 with respect to a Product, the U.S. is excluded from the Royalty Bearing Territory with respect to such Co-Promoted Product during the applicable Co-Promotion Term.

1.98 “Royalty Term” means, with respect to a particular Product being sold in a country (on a country-by-country basis), the period from the First Commercial Sale of such Product in the country until the last to occur of: (a) […***…], or (b) […***…] from the date of First Commercial Sale of such Product in such country (or, if such country is in the EU, the First Commercial Sale of such Product in the EU), or (c) […***…].

1.99 “Screening Activities” means […***…].

1.100 “Sublicensee” means any sublicensee of Astellas’s license rights hereunder permitted pursuant to Section 3.1.2.

1.101 “Territory” means all of the countries in the world, and their territories and possessions.

1.102 “Third Party” means a Person other than Astellas and its Affiliates, and Ambit and its Affiliates.

1.103 “United States” or “U.S.” means the United States of America, and its territories and possessions.

1.104 “Valid Patent Claim” means, with respect to a particular Product and/or the Licensed Compound contained therein, in a specific country or jurisdiction, a claim of an issued and unexpired patent or a pending patent application included within the Ambit Licensed Patents or Program Patents (other than Astellas Program Patents) in such country or jurisdiction that claims such Licensed Compound or Product as a composition of matter or a method of use of such Product or Licensed Compound for one or more indications for which Regulatory Approval has been received in such country. No claim shall be deemed to be a Valid Patent Claim that: (a) has expired, (b) has been held permanently revoked, unenforceable, or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, (c) has been abandoned, disclaimed, finally determined to be unallowable or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (d) is included in a pending application that has not been granted within […***…] following the priority date for such claim.

1.105 Additional Definitions. Each of the following definitions shall have the meaning defined in the corresponding sections of this Agreement indicated below:

Definitions	Section	Definitions	Section
AAA	10.7.3	Effective Date	Preamble
Acquiring Party	10.3.4	Excluded Dispute	10.7.6

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Adverse Safety/Tox Results	9.2.2	Exclusivity Period	3.5.1
Agreement	Preamble	Field Infringement	8.4.1(b)
Alleged Infringement	8.4.2(a)	FTE	2.7.2(c)(i)(B)
Alliance Manager	2.4	FTE Rate	2.7.2(d)
Allowed Expenses	1.13	Joint Steering Committee	2.1.1
Ambit	Preamble	Lead Prosecuting Party	8.3.2
Ambit Indemnified Parties	7.2	Losses	7.1
API	Preamble	Milestone Event	4.2
Astellas	Preamble	Manufacturing Costs	Exhibit G
Astellas Indemnified Parties	7.1	Material Regulatory Submissions	2.5.2(b)
Astellas Withholding Tax Action	4.8.4	Newly-Acquired IP Rights	8.2.1
AUS	Preamble	Obligated Party	6.2.2
Bankruptcy Code	9.4	Proposed Expense Dispute	3.9.4
Change of Control Competing Product	3.5.2	Relevant Agreement	5.2.1(b)
Collaboration Program Activities	7.4	Relevant Third Party	5.2.1(b)
Collaboration Program Damages	7.4	Required Exercise Date	3.8.2
Combination Therapy	4.2.1	Research Costs	2.7.2(a)
Conferral Period	2.7.1(b)	Restricted Information	6.1
Co-Promotion Agreement	3.8.2	Selected IP and Materials	5.2.1
Co-Promotion Payment	4.4.2	Shared Cost Patents	8.3.1(c)
Counterparty	3.5.2	Subject Party	3.5.2
Counterparty Affiliate	3.5.2	Supervisory Board	1.22
Decision Notice	2.1.4	Supporting Documents	9.6.1(f)(ii)
Declined Activity	2.1.4	Term	9.1
Declined Development Costs	2.7.4(a)	Terminated Country(ies)	9.6.1
Development Costs	2.7.2(b)	Terminated Products	9.6.1
Disclaiming Party	8.3.5(b)	Third Party Claims	7.1
Dispute	10.7.2	Third Party Infringement	8.4.1(a)
Distributor	3.2.1	Transition Agreement	9.6.1(f)
		US/Japan Tax Treaty	5.2.12

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2.	RESEARCH AND DEVELOPMENT

2.1	Joint Steering Committee

2.1.1	Establishment and Authority of JSC. The Parties hereby establish a Joint Steering Committee (“JSC”) to plan, coordinate, monitor and direct the Research Program and each Development Program. The Development Programs shall cover the research and clinical development activities intended to generate the data to be used in seeking, obtaining, maintaining and expanding Regulatory Approvals for Products in the Joint Development Territory or for supporting the marketing and selling of Products in the Joint Development Territory, and such activities shall be determined and overseen by the JSC, under the decision-making provisions of Section 2.1.4 below. All other research, clinical development and regulatory activities for Products that are intended to generate data for use in seeking, obtaining, maintaining and expanding Regulatory Approvals outside the Joint Development Territory shall be discussed and reviewed at a strategic level by the JSC, but Astellas shall have the final decision-making authority at the JSC level over all aspects of such activities as provided in Section 2.1.4 below. The JSC’s responsibilities and authority shall be as follows:

(a) reviewing Licensed Compounds (including Ambit Follow-on Compounds), and selecting and prioritizing such compounds for research and development under the Agreement;

(b) making research and development “Go/No Go” decisions with respect to Products containing Licensed Compounds for each Oncology Indication and each Non-oncology Indication;

(c) preparing and approving the Research Plan, and all amendments and modifications to the Research Plan;

(d) selecting Products containing Ambit Follow-On Compounds to enter Development Programs;

(e) preparing and approving the Development Plan for each Product that is selected by the JSC to enter clinical development, and amending and modifying each such Development Plan as appropriate (but subject to Astellas’s final decision-making authority with respect to particular development issues as set forth above and in Section 2.1.4);

(f) preparing and approving the initial regulatory plan for the Lead Product pursuant to Section 2.5.1;

(g) allocating responsibilities for the tasks to be completed by the Parties under each Development Program;

(h) reviewing and discussing, for each Product, the development work on Products for Regulatory Approval outside the U.S., and seeking to achieve coordination between the plans for such work and the Development Plan applicable to such Product;

(i) reviewing the results of, and monitoring and directing, the Research Program and the Development Programs;

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(j) creating and directing sub-committees and working teams reporting to the JSC with specific responsibilities and authority for aspects of Product research and development in the Joint Development Territory;

(k) monitoring and managing the activities and decisions of any subcommittees established by the JSC, as provided in Section 2.3.1, and discussing and seeking to resolve or decide any issues or matters referred to the JSC for resolution from any such subcommittee; and

(l) performing any other activity or role as expressly assigned to the JSC under the terms of this Agreement or by the Parties in writing.

The JSC shall remain in effect until the termination of the Research Program and all Development Programs (but subject to Section 2.2).

2.1.2	Composition of JSC. The JSC shall be comprised of an equal number of representatives from Ambit and Astellas. As of the Effective Date, the JSC shall be comprised of two (2) representatives of Astellas and two (2) representatives of Ambit. Chairperson responsibilities for the JSC would be shared between the Parties, and would alternate between the Parties annually with the first chairperson designated by Ambit.

2.1.3	JSC Meetings. The JSC shall meet […***…] per year, or more or less frequently as agreed by the Parties. The first meeting of the JSC shall be held within twenty (20) calendar days of the Effective Date. The JSC may meet in person, or by teleconference, videoconference or other similar means as requested by a Party (but provided that at least one (1) meeting will be in person each Calendar Year). Information exchanged at JSC meetings and decisions reached by the JSC shall be recorded in minutes of the meetings. The chairperson of the JSC shall be responsible for preparing and circulating to the JSC members a draft of the minutes, for review and comment. The chairperson shall seek to include in the minutes all accurate comments. Such minutes shall become final when approved by both Parties. Each Party shall bear its own expenses and the expenses of its representatives related to the attendance at JSC meetings, none of which expenses shall be Development Costs.

2.1.4

Decision Making. Decisions of the JSC shall be made by unanimous consent, with each of Astellas and Ambit having one (1) vote. The members of the JSC will attempt in good faith to reach consensus on all matters before the JSC. In the event that the JSC cannot, after such good-faith efforts, reach agreement on an issue related to the Research Program or a Development Program within ten (10) Business Days, the issue shall be elevated to the Executive Officers of each of Ambit and Astellas, to seek in good faith to reach agreement on the issue. In the event such Executive Officers cannot resolve the issue after good-faith efforts within thirty (30) days of the dispute being submitted to them in writing, the issue shall be decided by Astellas, in its reasonable discretion but taking into account the legitimate business issues of Ambit with respect to the issue, and such decision, the date of the decision and activities effected by such decision shall be communicated to Ambit in writing (the “Decision Notice”), which decision shall be final and binding on the Parties. If the subject of the Decision Notice is whether or not to adopt an initial Development Plan for a Product, or to amend or update a previously adopted Development Plan for a Product by including in such plan, amendment or update additional development activities, and in any such case, such

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plan, amendment and update represents a material expansion of the development activities previously agreed to date by the Parties, including by providing for the conduct of addition Clinical Trials, then within fifteen (15) Business Days of receipt of the Decision Notice, and subject to Section 2.7.4, Ambit may elect not to fund its share of the Development Costs incurred prior to the First Commercial Sale of the Product in a country in the Joint Development Territory solely for those additional development activities listed in the Decision Notice (the “Declined Activities”), and notify Astellas in writing of its decision.

2.2	Termination of Committee Membership.

2.2.1	Election to Terminate. Ambit’s membership on the JSC, JCC (if any), any subcommittee established by the JSC, or any other Committee established by the Parties hereunder shall be at its sole discretion, as a matter of right and not obligation. Ambit shall have the right to withdraw from membership in any or all of such Committees at any time upon thirty (30) days’ prior written notice to Astellas, which notice shall be effective as to the relevant Committee upon the expiration of such thirty (30) day period (and for the avoidance of doubt, following such withdrawal, Ambit and Astellas shall each continue to be required to perform its respective obligations pursuant to this Agreement). Following the issuance of such notice for a given Committee, (a) Ambit’s membership in such Committee shall be terminated (and Astellas may disband such Committee), (b) Ambit shall not have the right to resume participation therein without Astellas’s prior written consent, and (c) Ambit shall have the right to continue to receive directly all Information it would otherwise be entitled to receive under the Agreement (including all Information that would otherwise have been provided to such Committee by Astellas under the terms of this Agreement, which Information shall thereafter be provided by Astellas directly to Ambit).

2.2.2	Decision-Making after Committee Termination. If a Committee is terminated pursuant to Section 2.2.1, then any dispute between the Parties that would have been elevated from a Committee to Executive Officers for resolution shall be elevated directly to the Executive Officers of the Parties for resolution, and if such Executive Officers are unable to resolve the dispute Astellas’s Executive Officer shall have the right to make the final decision with regard to any and all such disputed matters; provided, however, that Astellas’s Executive Officer shall make such decision in good faith after reasonably considering Ambit’s comments on such matter and in a manner consistent with the applicable then-current Development Plan or then-current Co-Promotion Plan, as applicable.

2.3	General Committee Provisions.

2.3.1	Sub-committees. Each Committee may create such subcommittees or project teams as the Committee deems necessary to carry out its responsibilities. Each such subcommittee and project team shall report recommendations and proposed actions to such Committee, which shall approve or reject such recommendations or actions proposed in accordance with the terms of this Agreement. Each Committee shall have the responsibility to manage and oversee the operation and decisions of each such subcommittee and project team, and to establish and enforce operating rules and decision-making authority for each.

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2.3.2	Membership; Participation. Each Party may change its representatives to a Committee from time to time, effective upon prior written notice to the other Party, in its sole discretion but taking into account the mutual desire of the Parties to have stability and continuity of membership in each Committee. The representatives shall have the expertise, experience and knowledge appropriate to the management and supervision of the conduct of the activities within the applicable Committee’s authority. Additional non-voting representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend Committee meetings, subject to such representative’s or consultant’s written agreement to comply with the confidentiality requirements of this Agreement.

2.3.3	Committee Authority. The JSC shall have solely the powers expressly assigned to it in Section 2.1 and the JCC (if any) shall have solely the powers expressly assigned to it in Section 3.9, in each case unless otherwise agreed in writing by the Parties. Notwithstanding any other provision of this Agreement, no Committee shall have the decision-making power or any other authority: (a) to impose additional economic or resource burdens on either Party beyond those specifically contemplated by this Agreement or any mutually agreed Research Plan or Development Plan without the consent of the Party on which such burden is imposed; (b) to amend or modify the terms of this Agreement, or to interpret the terms of or waive application of any provision of the Agreement. Further, notwithstanding any other provision of this Agreement, with respect to each Committee, Astellas as the Party with final decision-making authority (except as otherwise expressly provided), or any arbitrator or other dispute-resolution authority, shall none of them make any decision that is inconsistent with the express terms of the Agreement, without the prior written consent of each Party.

2.4	Appointment of Alliance Managers.

Each Party shall appoint an appropriately qualified individual to serve as an alliance manager (an “Alliance Manager”) for such Party under this Agreement. The Alliance Managers shall endeavor to assure clear and responsive communication between the Parties and the effective exchange of information, and may serve as a single point of contact for any matters arising under this Agreement. The Alliance Managers may attend meetings of all Committees and subcommittees under this Agreement. The Alliance Managers shall not have any authority under this Agreement and shall not be a member of any Committee.

2.5	Regulatory Matters.

2.5.1

Lead Product Regulatory Plan. Within […***…] after the Effective Date, the JSC shall develop and agree on an initial regulatory plan for the regulatory activities to be conducted by the Parties in support of an NDA Filing for the Lead Product in the U.S., which plan shall be developed in a manner that reflects that a key objective of the Parties in adopting and implementing such a plan is to submit the first NDA for the Lead Product in the U.S. as soon as reasonably practicable, taking in consideration all relevant circumstances, including: (i) maintaining continuity on ongoing Clinical Trials and minimizing any impact on principal investigators and Clinical Trial sites, (ii) the impact on inventories and the manufacture of Lead Product for use in Clinical Trials, and (iii) the timely availability of commercial supplies of Lead Product in the appropriate trade dress. This initial regulatory plan, as adopted by the JSC, and as may be amended by the JSC, will automatically be deemed to be incorporated into the Development Plan and

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the activities undertaken by the Parties as agreed to in the regulatory plan shall be activities under such Development Plan. The initial regulatory plan for the Lead Product adopted to by the JSC shall establish:

(a) […***…];

(b) […***…];

(c) […***…]; and

(d) […***…].

2.5.2	Rights and Obligations.

(a) Subject to the other terms of this Section 2.5, Astellas or its Affiliates shall have the sole right and option, at Astellas’s cost, to prepare and submit or cause to be prepared and submitted all Regulatory Materials, including applications for Regulatory Approval for Products in the Territory; provided, however, that if the initial regulatory plan adopted for the Lead Product by the JSC assigns responsibility for preparing or submitting any Regulatory Materials to Ambit, then Ambit shall have the right, at Ambit’s cost and subject to this Section 2.5.2, to prepare and submit such Regulatory Materials. Irrespective of which Party has primary responsibility for preparing and submitting any Regulatory Materials, Astellas shall have sole discretion as to the content of such applications, subject to Astellas’s obligation to use Commercially Reasonable Efforts in accordance with Section 2.6.4(b). The Party with primary responsibility for preparing submissions of Regulatory Materials shall keep the other Party reasonably informed of submissions of Regulatory Materials, including applications for Regulatory Approval in the Joint Development Territory and the status and progress of such submissions or applications. In the event that Astellas retains responsibility for preparing any Regulatory Materials, Astellas shall (a) provide Ambit with an opportunity to review and comment upon any Material Regulatory Submissions in the Joint Development Territory, in each case a reasonable period prior to the anticipated date of such submissions and (b) reasonably consider Ambit’s comments with respect to such submissions or applications in good faith. In the event that Ambit is assigned responsibility for preparing any Regulatory Materials pursuant to the initial regulatory plan, Ambit, in consultation with Astellas, shall prepare all such submissions and, unless the Parties otherwise agree in writing, shall submit all such proposed submissions which are Material Regulatory Submissions to Astellas for its review and approval. Each Party shall provide a copy of any non-Material Regulatory Submissions to the other Party (in the case of Astellas,

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solely within the Joint Development Territory) promptly following submission of such materials to the applicable Regulatory Authority. Each Party shall promptly provide the other Party with copies of all material written or electronic communications received by it or its Affiliates from, or forwarded or submitted by it or its Affiliates to, the Regulatory Authorities, in the case of Astellas, solely within the Joint Development Territory, with respect to any Product. Such material communications shall be provided by the receiving Party to the other Party within ten (10) Business Days of such receipt or forwarding.

(b) For purposes of this Section 2.5.2, “Material Regulatory Submissions” means any material submission to, or any material agreement with or material commitment made to, a Regulatory Authority with respect to a Product, including any application for Regulatory Approval, meeting request, protocol amendment, response to information requests, response to validation or review questions for a Regulatory Authority, and any submissions, agreements or commitments with or to a Regulatory Authority relating to Product labeling, risk management plans, Phase IV Clinical Trials that are conducted due to a request or requirement of a Regulatory Authority or other post-approval commitment for such Product. Unless otherwise agreed by the Parties, Material Regulatory Submissions shall not include: IND investigator updates, 7-day or 10-day SAE reports, annual reports, CMC amendments to IND or country-specific CTAs or informal procedural discussions.

2.5.3	Ownership of Regulatory Materials and Regulatory Approvals; Rights of Reference.

(a) Disclosure. Ambit shall, and shall cause its Affiliates to, without additional compensation, disclose and make available to Astellas, in whatever form Astellas may reasonably request (i) all clinical data (including all non-clinical study data, Clinical Trial results and resultant data analyses), with respect to the Products in the Field generated by or on behalf of Ambit, its Affiliates or any of its licensees existing as of the Effective Date, (ii) all Regulatory Materials generated or obtained by or on behalf of Ambit or its Affiliates prior to the Effective Date, including any drug master files in respect of the Products in the Territory, and (iii) protocols for any then-ongoing Clinical Trials and proposed designs for any Clinical Trials with respect to any Product in the Field anticipated as of the Effective Date. Thereafter, to the extent not disclosed pursuant to Section 2.6.4(b), Ambit shall and shall cause its Affiliates to, without additional compensation, disclose and make available to Astellas any Regulatory Materials, Ambit Know-How, Ambit Program Know-How or Joint Program Know-How promptly upon the earlier of the development, making, conception or reduction to practice thereof.

(b) Ownership.

(i)	All Regulatory Materials and Regulatory Approvals relating to any Licensed Compounds or to any Products shall be owned by, and shall be the sole property of, Astellas or its designated Affiliate, Sublicensee or designee. Subject to Section 2.5.3(b)(iii), Ambit hereby assigns to Astellas all of its rights, title and interests in and to all Regulatory Materials and Regulatory Approvals owned or Controlled by Ambit as of the Effective Date or at any time during the Term.

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(ii)	After the Effective Date, all Regulatory Materials and Regulatory Approvals in the Territory shall be filed and held in the name of Astellas or its designated Affiliate or designee, except as provided in Section 2.5.3(b)(iii).

(iii)	Ambit may file and hold (or continue to hold, as applicable) certain Regulatory Materials and Regulatory Approvals for the Lead Product in its name to the extent provided in the initial regulatory plan, solely for the period designated in the initial regulatory plan or until such earlier date as Astellas may designate in writing. The initial regulatory plan shall set forth the schedule pursuant to which it is anticipated that Ambit shall transfer such Regulatory Materials or Regulatory Approvals for the Lead Product held in Ambit’s name to Astellas in order to effect fully, and to better assure and confirm, the ownership structure set forth in Section 2.5.3(b)(i). As of the applicable date(s) set forth in the initial regulatory plan, or such earlier date as Astellas may designate in writing, Ambit shall automatically be deemed to assign to Astellas all of its rights, title and interests in and to the applicable Regulatory Materials and Regulatory Approvals held in Ambit’s name. In the event that Astellas designates a date for transfer of the applicable Regulatory Materials and Regulatory Approvals held in Ambit’s name that is earlier than the date set forth in the initial regulatory plan, then, at Ambit’s request, the Parties shall promptly meet and discuss in good faith Astellas’s rationale for such transfer and any of Ambit’s concerns about such transfer. Astellas shall take into account any such concerns (but, for clarity, shall retain discretion with respect to the designation of such date).

(c) Right of Reference. Each Party shall have the right to cross-reference, file or incorporate by reference any Regulatory Materials and any Regulatory Approval and all data and other Information included or referenced therein or filed in support of any such Regulatory Materials or Regulatory Approvals, including any drug master file (and any data and other Information therein) for any Product in any country in the Territory, which Regulatory Materials or Regulatory Approval is Controlled by the other Party or any of its Affiliates or sublicensees, including Sublicensees (and in the case of a drug master file, any of its subcontractors), (i) in the case of Astellas as the referencing Party, in order to support regulatory submissions that Astellas (or any of its Related Parties) may make for any Product in connection with the Exploitation of Products as contemplated in this Agreement and (ii) in the case of Ambit as the referencing Party, solely to conduct any and all activities assigned to Ambit under any Research Plan or Development Plan, as applicable.

(d) Cooperation. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such reasonable acts and things, as may be necessary under, or as the other Party may reasonably request, to effectuate, or to better assure and confirm, the transfers, assignments and rights of reference contemplated in this Section 2.5.3.

2.6	Research Program and Development Programs.

2.6.1	Scope.

(a) The Research Program shall cover all research and pre-clinical development activities conducted, during the Research Term, with respect to Ambit Follow-On

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Compounds, as selected by the JSC for research, that the JSC believes will be required […***…]. In the event the JSC determines not to adopt an initial Research Plan pursuant to Section 2.6.2(a) the Parties shall not be obligated to fund or conduct any activities under the Research Program, and all rights granted to Astellas under this Agreement with respect to Ambit Follow-On Compounds shall immediately terminate. Ambit and Astellas each shall use Commercially Reasonable Efforts to conduct such activities as are assigned by the JSC to the applicable Party as set forth in the Research Plan, with the goal of making such decisions and enabling such submissions, as to any Ambit Follow-On Compounds selected by the JSC for research in accordance with this Agreement, promptly in accordance with the timelines set forth in the Research Plan.

(b) The initial Development Program under this Agreement shall cover the Lead Product. For any other Licensed Compounds selected by the JSC to be the subject of an IND submission, the JSC shall create separate Development Programs which shall cover the clinical and regulatory activities to be conducted for a Product containing such Licensed Compound in order to achieve and support Regulatory Approvals of such Product in the countries in the Joint Development Territory and as may be necessary or economically justifiable to support commercialization of such Product in the Joint Development Territory. Each such Development Program shall be conducted pursuant to and governed by a Development Plan specific to such Development Program, as established by the JSC under Section 2.6.2(c) below. Except as otherwise provided in Section 2.1.4 (with regard to Declined Activities), the Parties are obligated to jointly participate in, fund and conduct each Development Program, as discussed below and in accordance with this Agreement.

2.6.2	Research Plan and Development Plans.

(a) Within […***…], the JSC shall develop and adopt an initial Research Plan with respect to any Ambit Follow-On Compounds selected by the JSC for research under this Agreement or shall determine not to establish such a Research Plan (in which case Astellas shall have no further rights to Ambit Follow-On Compounds, as provided in Section 2.6.1).

(b) Set forth on Exhibit C is the initial Development Plan for the Development Program for AC220 as of the Effective Date. The JSC will periodically review, consider and approve such revisions and amendments to the Research Plan and such initial Development Plan pursuant to Section 2.6.2(d). The Parties agree that within […***…], the JSC will meet to review and, if necessary, revise such initial Development Plan as set forth in Exhibit C.

(c) In the event and at such time as the JSC selects any additional Licensed Compound to be the subject of an IND submission, the JSC shall discuss and agree on a Development Plan setting forth the details for all the tasks and activities of the Development Program covering the Product containing such Licensed Compound, and the budget and timeline (including Gantt charts) therefor. Each such Product-specific Development Plan shall include the specific details for: (i) any additional formal pre-

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clinical research efforts required to be conducted for the Product; (ii) all Clinical Trials and other clinical activities or studies to be conducted with respect to each Product to generate the data necessary for obtaining, maintaining or expanding Regulatory Approvals; (iii) all Phase IV Clinical Trials that are necessary or economically justifiable for marketing the Product; (iv) all manufacturing process-development and scale-up activities with respect to the Product; and (v) the regulatory plan for seeking, obtaining, maintaining or expanding Regulatory Approvals for such Product; in each case under (i) through (v) above, in or for the benefit of the Exploitation of Products in the Joint Development Territory. Each such Development Plan shall also allocate between the Parties all tasks and activities covered by such plan.

(d) As necessary or appropriate throughout the term of this Agreement, but no less frequently than annually […***…], the JSC shall review and update and amend the Research Plan and each Development Plan as appropriate to achieve the goals of (i) completing all required research and development activities and obtaining Regulatory Approvals in Joint Development Territory for the applicable Products as soon as reasonably practicable and (ii) providing for any ongoing development (including additional Clinical Trials) determined to be necessary or reasonably useful in support of marketing any Product for which Regulatory Approval has been obtained in the Joint Development Territory.

2.6.3	Ambit’s Research and Development Rights and Obligations.

(a) Ambit shall use Commercially Reasonable Efforts to perform the tasks and activities assigned to Ambit under each Development Plan, in collaboration with Astellas and with the goal of completing each Development Program as required for completing each NDA Submission in the Joint Development Territory for the Product covered by the Development Program as soon as reasonably practicable.

(b) Ambit shall use Commercially Reasonable Efforts to perform the tasks and activities set forth in the Research Plan in order to research and evaluate the Ambit Follow-on Compounds selected by the JSC for research under this Agreement, under the direction of the JSC from the Effective Date. In accordance with the foregoing, Ambit shall: (i) allocate sufficient time, effort, equipment, personnel and facilities to the Research Program to meet the timelines specified in the Research Plan; (ii) use personnel with sufficient skills and experience as are required to accomplish the Research Program; and (iii) promptly share with Astellas all data and results generated by Ambit in its conduct of Research Program activities. Astellas shall cooperate with Ambit in its conduct of the Research Program and shall use Commercially Reasonable Efforts to perform the tasks and activities allocated to Astellas in the Research Plan in order to further achievement of the goals of the Research Program.

(c) As provided in and subject to the provisions of the initial Development Plan, and in accordance with the other terms of this Agreement, Ambit shall use Commercially Reasonable Efforts to conduct […***…]. Each of these studies shall be included in the Development Program for the Lead Product and be under the direction of the JSC from the Effective Date, and all of Ambit’s Development Costs incurred in conducting such studies shall be jointly funded by the Parties as provided in Section 2.7.1 below.

(d)

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Ambit agrees to perform its development obligations for each Product that is selected by the JSC to be the subject of an IND in accordance with the Development Plan for such Product and the other applicable terms of this Agreement, and under the direction of the JSC, which may include, to the extent required by the applicable Development Plan, as follows: (i) conduct of all monotherapy trials in all Oncology Indications that are required for or initiated prior to the first NDA Submission covering the Product in the Joint Development Territory; and (ii) conduct the first clinical proof-of-concept study in a Non-Oncology Indication initiated prior to the first NDA Submission in the Joint Development Territory.

(e) Ambit shall have the right to elect, by exercising its Co-Promotion Option for the applicable Product, to Co-promote in the U.S. each Product that has completed clinical development for U.S. registration, in accordance Section 3.8.

2.6.4	Conduct of Development Programs

(a) General. Ambit and Astellas and/or its Affiliates shall cooperatively engage in each Development Program in accordance with the terms and conditions set forth in this Agreement (but subject to Section 2.1.4, to the extent applicable).

(b) Development Program Performance. With respect to each Development Program initiated under this Agreement, each Party shall use Commercially Reasonable Efforts to perform its respective activities assigned to such Party under the Development Plan covering such Development Program. Each Party shall: (i) allocate sufficient time, effort, equipment, personnel and facilities to conduct such tasks under the Development Program; (ii) use personnel with sufficient skills and experience as are required to accomplish the Development Program; and (iii) promptly share with the other Party all Program Development Data made, created, or generated by or on behalf of such Party. In addition, Astellas shall disclose to Ambit, through the JSC, all Independent Development Data as Astellas reasonably believes is necessary or useful in order to enable Ambit to perform its responsibilities under a Development Program, and Ambit shall disclose and provide to Astellas such Ambit Materials as Ambit reasonably believes are necessary in order to enable Astellas to perform its responsibilities under a Development Program.

2.6.5	Compliance. Each Party shall conduct each Development Program and the Research Program in compliance with all Applicable Laws and applicable industry codes of conduct. Ambit and Astellas each agree that it will not employ or otherwise use in any capacity, to the best of its knowledge, the services of any person debarred under United States law, including but not limited to Section 21 USC 335a, in performing any portion of each Development Program and Research Program.

2.6.6

Third Party Contractors. Each of the Parties shall be entitled to utilize the services of Third Parties to perform specific of its obligations under a Development Program or the Research Program, to the extent determined in advance by the JSC, provided that: (a) such services are conducted in a manner that is consistent with and preserves the rights of the Parties under this Agreement; (b) the subcontractor or consultant undertakes in writing commercially reasonable obligations of confidentiality and non-use regarding Confidential Information and Restricted Information, that are substantially the same as those undertaken by the Parties with respect to Confidential Information pursuant to Article 6 hereof, subject to Section 6.2.2(b); and (c) the subcontractor or consultant

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agrees in writing to assign or license back (with the right to sublicense) all rights in all data, results and other Information with respect to Licensed Compounds or Products made, generated or discovered in performing such services (and all intellectual property rights in or covering such Information) to the Party retaining such subcontractor or consultant (except that such Party shall have the right to agree to commercially reasonable terms permitting the subcontractor or consultant to retain intellectual property generally applicable to its business or the manufacture of products). Each Party shall remain at all times liable for its respective responsibilities under the Development Programs and the Research Program and the activities of any Third Parties utilized by such Party in connection therewith.

2.6.7	Records. Ambit and Astellas shall each prepare and maintain complete and accurate records of all activities under each Development Program and the Research Program and of all Program Development Data generated, in sufficient detail and in good scientific manner appropriate for all patent, intellectual property and regulatory purposes, which shall reflect all the work done and results achieved. Upon request, in furtherance of a patent or regulatory filing being performed by a Party or its designee, or as needed to perform its obligations or exercise its rights under the Agreement, each Party shall make available for review and copying by the other in a timely manner copies of such records maintained by that Party.

2.7	Sharing of Research Costs and Development Costs.

2.7.1	Cost Sharing. Except as provided in Section 2.7.4(a) with respect to Declined Activities, fifty percent (50%) of all Research Costs and Development Costs (other than Post-Approval U.S. Development Costs and Medical Affairs Costs for Co-Promoted Products, which shall be included in the calculation of the Annual U.S. Profit/Loss) shall be borne by Astellas, and fifty percent (50%) of such costs shall be borne by Ambit.

(a) In order to facilitate booking accruals and for financial reporting purposes, on a monthly basis each Party shall provide the other Party with an estimated amount of its Development Costs incurred during the immediately preceding month. Each Party shall use good faith efforts to provide such estimate on or before the […***…] Business Day of each month and in any event shall provide such estimate no later than the […***…] Business Day of such month.

(b) Within […***…] of each Calendar Quarter, each Party shall provide the other a report listing in detail all Development Costs incurred by such Party. Within […***…], the Parties respective designated finance officers shall confer and agree in writing on whether a reconciliation payment is due from Ambit to Astellas or Astellas to Ambit, and if so, the amount of such reconciliation payment, so that Ambit and Astellas share Research Costs and Development Costs in accordance with this Agreement (the “Conferral Period”). Ambit or Astellas, as applicable, if required to pay such reconciliation payment, shall submit such payment to Astellas or Ambit, respectively, as applicable, […***…] of such Conferral Period; provided, however, that in the event of any disagreement with respect to the calculation of such reconciliation payment, any undisputed portion of such reconciliation payment shall be paid in accordance with the foregoing timetable. […***…]. In the case of any such dispute, the Parties shall promptly meet (by

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telephone or otherwise as appropriate) and discuss the issue in the invoice and seek to agree on whether the disputed amount (or what proportion thereof) is properly included in Development Costs or Research Costs, as applicable, incurred by the Parties during such Calendar Quarter. If the Parties cannot agree on any such dispute as to Development Costs or Research Costs reported by one or the other Party […***…], then the dispute shall be elevated to the Executive Officers of Astellas and Ambit. Prior to escalating the dispute to the Executive Officer, the Parties shall exchange a written description of the issue in dispute. If the Executives cannot resolve the issue after good-faith efforts […***…], then such dispute (as to such aspects of costs) shall be resolved by expedited arbitration pursuant to Exhibit E, with each Party providing access to all invoices, receipts and other documents required to establish the Development Costs or Research Cost, as applicable, actually incurred by the Party during such quarter that are in dispute, as needed to determine the actual total amounts of payments to be made by each Party hereunder.

2.7.2	Research Costs and Development Costs. Subject to Section 2.7.3:

(a) The term “Research Costs” means all costs and expenses incurred by or on behalf of a Party or any of its Affiliates after the Effective Date in conducting the research of a Licensed Compound under the Research Program, solely to the extent such costs and expenses are in accordance with the budget for the applicable tasks and obligations allocated to such Party under the Research Plan as authorized and approved by the JSC (and as such budget may be amended or modified by the JSC, including as provided in Section 2.7.5 below).

(b) The term “Development Costs” means all costs and expenses incurred by or on behalf of a Party or any of its Affiliates after the Effective Date that are reasonably allocable to the conduct of research or development of a Licensed Compound or Product under a Development Program as set forth in Section 2.7.2(c).

(c) In the case of each of clause (a) and (b) above, such costs shall include:

(i)	the following costs and expenses solely to the extent in accordance with the budget for the applicable tasks and obligations allocated to the Party under the Research Plan or a Development Plan, as applicable (as such budget may be amended or updated by the JSC, including as provided in Section 2.7.5 below):

(A) costs and expenses invoiced by a Third Party with respect to materials or services actually provided by the Third Party to the applicable Party or any of its Affiliates in connection with its conduct of the applicable Program;

(B) for the employees of Ambit or Astellas or their respective Affiliates working on the Program, an amount equal to the amount of such employee’s work on such programs, converted to a “full time equivalent” (“FTE”) basis (as provided below), multiplied by the FTE Rate agreed by the Parties as set forth below;

(C) Manufacturing Costs incurred by a Party or any of its Affiliates for the manufacture of Product (including any intermediate thereof of any Licensed

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Compound or other material contained therein) for use in the Program or other costs and expenses reasonably allocable to manufacturing process development and manufacturing activities and regulatory activities designed to support preparation of the Chemistry, Manufacturing and Controls sections of any Regulatory Materials or Regulatory Approval, and to obtain drug product or comparator drug for use in activities conducted pursuant to the Program; and

(D) other costs and expenses incurred by a Party or any of its Affiliates and reasonably allocable to the research and development of a Product pursuant to the applicable Program, including activities with respect to obtaining, maintaining or expanding Regulatory Approvals in or for the benefit of the Joint Development Territory or the conduct of any non-clinical studies or Clinical Trials (including Phase IV Clinical Trials and support for investigator initiated trials) in or for the benefit of the Joint Development Territory and conducted pursuant to the Program;

(ii)	Product recall and withdrawal costs and expenses that are treated as Development Costs pursuant to Section 2.10;

(iii)	costs and expenses incurred in connection with the transfer of manufacturing technology and responsibilities that are included in Development Costs pursuant to Section 3.6.2(f); and

(iv)	Losses from Third Party Claims that are included in Development Costs pursuant to Section 7.4.

Notwithstanding the foregoing, Development Costs shall not include the costs that each Party is required to bear to prepare and file Regulatory Materials pursuant to Section 2.5.2.

(d) For the purposes of this Section 2.7.2, the total annual cost of an FTE shall be […***…], provided that such amount shall be increased once annually (on or about January 1) by the percentage increase, if any, in the Consumer Price Index for Urban Consumers for San Diego, as published by the U.S. Department of Labor, Bureau of Statistics (the “FTE Rate”), since the last such adjustment. The total cost attributable to an employee of either Party or any of its Affiliates engaged in research or development activities under a Development Program or Research Program for any Calendar Quarter under this Agreement shall be calculated by multiplying the FTE Rate by a fraction the numerator of which is the number of hours during such Calendar Quarter that a Party’s or its Affiliate’s employees spent dedicated to Development Program and or Research Program activities […***…].

2.7.3	Exclusions from Development Costs; Costs Chargeable Only Once.

Notwithstanding anything in this Agreement to the contrary, no cost, expense, amount or sum allocable or chargeable to the Parties’ activities under this Agreement shall be allocated or charged more than once (whether chargeable as a Development Cost, a Direct Marketing/Promotion Expense, as a deduction for purposes of calculating Net Sales or the Co-Promotion Payment, or otherwise). Unless otherwise specifically

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authorized by the Parties or this Agreement, all costs, expenses, amounts or sums to be charged or allocated by one Party to the other Party under this Agreement shall not be so chargeable or allocable unless they are reasonably allocable to the activities to be performed under this Agreement. In addition, the Parties agree that the JSC shall establish, in the Research Plan and each Development Plan, a commercially reasonable budget for the costs and expenses to be incurred by each Party in conducting its respective tasks under such plan.

2.7.4	Development Costs for Declined Activities.

(a) Suspension of Development Cost Sharing. If Ambit decides not to fund its share of the Development Costs to be incurred prior to the First Commercial Sale of the applicable Product in a country in the Joint Development Territory with respect to Declined Activities as set forth in Section 2.1.4, then, to the extent that Astellas elects in its sole discretion to perform the Declined Activities and for so long as Astellas pursues such activities, Astellas shall bear one hundred percent (100%) of the Development Costs for the Declined Activities incurred during the period from the decision date stated in the Decision Notice through to the date of First Commercial Sale of the Product that is the subject of the Development Program to which such Declined Development Activities relate (the aggregate Development Costs with respect to such Declined Activity, the “Declined Development Costs”).

(b) Following First Commercial Sale. From and after the First Commercial Sale in any country in the Joint Development Territory of the Product to which the Declined Activities relate, such development activities shall cease to be Declined Activities and (i) to the extent that such activities relate to a Co-Promoted Product, Development Costs reasonably allocable such activities shall be treated as Post-Approval U.S. Development Costs and included in the calculation of Annual U.S. Profit/Loss and (ii) to the extent that such activities relate to a Product in the Joint Development Territory other than a Co-Promoted Product, Development Costs reasonably allocable to such Product shall be shared equally in accordance with Section 2.7.1.

(c) Resumption of Development Cost Sharing. At any time prior to the First Commercial Sale in the Joint Development Territory of the Product to which Declined Activities relate, Ambit may at its sole discretion reverse its decision not to fund its share of the Development Costs with respect to a Declined Activity and shall promptly notify Astellas in writing of such decision. Astellas shall provide to Ambit a written detailed description and accounting of the Declined Development Costs borne solely by Astellas and incurred prior to the date of such written notice or the remaining balance if repayments have been made under Section 2.7.4(d) and Ambit shall promptly pay to Astellas an amount equal to […***…] of such aggregate costs and as of the date of such notice such activity shall no longer be a Declined Activity and the Parties shall share Development Costs with respect to such activity as set forth in Section 2.7.1.

(d) Repayment of Development Costs for Declined Activities. Starting from the date of the First Commercial Sale in any country in the Joint Development Territory of a Product to which Declined Development Activities relate, […***…], Astellas shall reduce the total amount due to Ambit hereunder with respect to sales of such Product during the applicable Calendar Year (whether in the form of Ambit’s portion of the U.S. Profit/Loss or royalty payments), by […***…]. If the portion of

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the Declined Development Costs to be repaid in a given Calendar Year exceed the total U.S. Profit/Loss and royalty payments due to Ambit for such Calendar Year, then the unreimbursed portion of such Declined Development Costs shall carry forward into the next Calendar Year, and, as necessary, subsequent Calendar Years, until repaid. In connection with the calculation of amounts due to Ambit under Sections 4.3.6 and 4.4.2, Astellas shall provide to Ambit a detailed written description and accounting of such costs and the adjustments made to Annual U.S. Profit/Loss and/or royalty payments due to Ambit under this Agreement.

2.7.5	Cost Overruns and Discretionary Funding. If a Party believes that it shall need to incur Development Costs or Research Costs, to complete a particular task assigned to such Party in the Research Program or a Development Program, in excess of the budget allocated to such Party for such task in the Research Program or a Development Program (as applicable), such Party shall raise such cost-overrun issue with the JSC as soon as practicable, including the cause of such cost-overrun. The JSC shall discuss such issue promptly and determine if the cost-overrun would be caused by a matter outside such Party’s control, in which case the JSC shall amend the applicable budget to cover a reasonable amount of additional Development Cost or Research Cost to be incurred by such Party in completing such task. If the JSC determines in good faith that such cost-overrun would not be caused by a matter outside the Party’s control (that is, results or will result from such Party’s fault), then such Party shall be required to bear at its sole expense the extent of such cost-overrun (that is, the amount of costs beyond the established budget that are required to complete such task), and such cost-overrun costs shall not be included in the shared Development Costs or shared Research Costs. Further, a Party may, at its reasonable discretion, elect to incur and expend costs or expenses in conducting its activities under the Research Program or a Development Program that are in excess of the budget set forth therein, provided that such Party bears all such additional “discretionary” costs or expenses at its sole expense and does not include them in the shared Development Costs or Research Costs (unless otherwise agreed by the JSC or the other Party in writing). For clarity, the issue of cost-overruns, and the adjustment of any budget to address cost-overruns, shall be resolved by arbitration pursuant to Section 10.7 and shall not be subject to Astellas’s final decision-making at the JSC under Section 2.1.4.

2.8	Development Outside Joint Development Territory; Commercialization Ex-U.S.

2.8.1	Development Oversight by Astellas. Astellas shall have sole responsibility for planning, coordinating, monitoring, and regulating all aspects of the research and development of Licensed Compounds and Products for the benefit of countries other than those in the Joint Development Territory; provided that the JSC shall review such development activities and coordinate to the extent practicable the Development Plan activities applicable to such Product. Astellas shall be responsible for all costs associated with such independent development activities conducted outside the Research Plan and Development Plan. Astellas shall use Commercially Reasonable Efforts to develop each Product that is the subject of a Development Program in the Joint Development Territory through Regulatory Approvals in the countries outside the Joint Development Territory.

2.8.2

Commercialization of Products. Astellas shall have sole responsibility for planning, coordinating, monitoring, and regulating all aspects of the promotion, marketing, distribution, sales and other commercialization activities of each Product in all countries

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in the Territory, except that, solely with respect to promotion of each Co-Promoted Product in the U.S. during the applicable Co-Promotion Term, each Party shall have the responsibility set forth herein and in the Co-Promotion Agreement. Astellas shall be responsible for all costs associated with the activities for which it is solely responsible, except to the extent they relate to a Co-Promoted Product and constitute Allowed Expenses.

2.8.3	Reports By Astellas. Astellas shall keep Ambit reasonably informed about the status of the activities performed with respect to Astellas’s development and commercialization of Products as provided in Section 2.8.1 and 2.8.2 above, including of the status of Regulatory Approvals for Products outside the Joint Development Territory. Astellas shall provide Ambit with reports on such activities and the results thereof no less frequently than once each Calendar Quarter, with such additional reports as necessary to inform Ambit of significant developments or results.

2.8.4	Meetings. […***…] each Calendar Year, on dates and times mutually agreed by the Parties, Ambit may, at its option, send at least one Ambit representative to meet (in person or by telephone, at Ambit’s option) with one or more members of the Astellas product team(s) responsible for the development and commercialization of any Product to discuss the conduct and progress of, and plans for, the development of such Product outside the Joint Development Territory and the commercialization activities with respect to such Product in countries, provided that this obligation shall not apply to Co-Promoted Products in the U.S. during the applicable Co-Promotion Term.

2.9	Safety Agreement.

Promptly after the Effective Date, but in any event no later than the date of initiation of a Clinical Trial by Astellas in the Territory, the Parties shall enter into a safety agreement governing the Parties’ respective obligations with respect to allocation of responsibilities for reporting to the other Party and appropriate Regulatory Authorities adverse events, complaints, and other safety-related matters. Astellas shall be responsible for creation and maintenance of the global safety database for Products following the date agreed by the JSC.

2.10

Product Withdrawals and Recalls. If (a) any Regulatory Authority threatens, initiates or advises any action to remove any Product from the market in the Territory or requires or advises Ambit, Astellas, or any of their respective Affiliates or Sublicensees to distribute a “Dear Doctor” letter or its equivalent regarding use of such Product in any country in the Territory, or (b) either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal in any country in the Territory, then in each case ((a) or (b)) Ambit or Astellas, as applicable, shall notify the other Party of such event or determination immediately, and in any event within three (3) Business Days (or sooner if required by law) after such Party becomes aware of the event or makes such determination. Astellas shall, to the extent practicable, endeavor to discuss and, in the case of any Co-Promoted Product in the U.S. during the applicable Co-Promotion Term, agree with Ambit upon whether to recall or withdraw the Product in the applicable country(ies); provided, however, that if such discussion is not practicable or if the Parties fail to so agree within an appropriate time period (recognizing the exigencies of the situation), then Astellas shall decide whether to recall or withdraw any such Product (including any Co-Promoted Product) in such country(ies). Any recall or withdrawal expenses or expenses for taking other related

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remedial action (i) with respect to any Clinical Trial supplies of Product used or intended to be used in carrying out activities under the Development Program in or for the benefit of the Joint Development Territory (except to the extent covered by clause (ii)) shall be included in Development Costs; (ii) with respect to Co-Promoted Products within the U.S. shall be included in Allowed Expenses, and (iii) with respect to any Products outside the U.S. or Products other than Co-Promoted Products in the U.S., unless otherwise agreed in an applicable form of supply agreement, shall be at Astellas’s sole expense, except that in the case of subsections (i) and (ii) above, to the extent that the recall or withdrawal is caused by the negligence, breach or intentional misconduct of a particular Party or any of its Affiliates or subcontractors, such Party shall bear the costs of such recall or withdrawal to the extent of its or its Affiliate’s or subcontractor’s responsibility.

2.11	Clinical Trial Information. Each Party agrees that (a) each Clinical Trial conducted pursuant to a Development Plan that is required by Applicable Law to be posted on www.clinicaltrials.gov or any other similar registry shall be so posted, and (b) all results of such Clinical Trials that are necessary for obtaining a Regulatory Approval for a Product in a Territory shall be posted on www.clinicaltrials.gov and on any other registry with requirements consistent with registration and publication guidelines of the International Committee of Medical Journal Editors, to the extent required. Each Party is responsible for such posting (and subsequent updates and disclosure obligations) when designated “Sponsor” pursuant to the allocation of development activities set forth in the applicable Development Program. All Information posted on www.clinicaltrials.gov, www.clinicalstudyresults.org or any other registry pursuant to this Section 2.11 shall be subject to prior review and authorization pursuant to Section 6.3.

3.	LICENSE; OPTION; DEVELOPMENT AND COMMERCIALIZATION

3.1	License Grant to Astellas

3.1.1	Product License. Subject to the terms and conditions of this Agreement, Ambit hereby grants to API an exclusive right and license (even as to Ambit and its Affiliates) under the Ambit Technology, Ambit Program Technology and Ambit’s interest in the Joint Program Technology, with a right to sublicense through multiple tiers of sublicenses as provided in Section 3.1.2, solely to Exploit Licensed Compounds and Products in the Field in the Territory. Without limitation of the right of API to grant sublicenses to any Affiliate pursuant to Section 3.1.2 (including API’s right to grant further sublicenses to AUS), it is understood and agreed that API intends to grant to AUS an exclusive, royalty-bearing, revocable, sublicensable (with rights for AUS to grant further sublicenses solely in accordance with Section 3.1.2) sublicense to sell and have sold Products in the Field in the U.S.

3.1.2

Sublicense Rights. Subject to the terms and conditions of this Agreement, Astellas shall have the right to grant sublicenses of the rights granted to it under Section 3.1.1 and 2.5.3(c) through multiple tiers to its Affiliates, provided that Astellas shall be and remain responsible for performance of all its obligations under this Agreement, and any action by an Affiliate shall be deemed an action by Astellas for which it is responsible. Astellas and its Affiliates may grant sublicenses through multiple tiers to Third Parties (a) whose primary business is contract manufacturing, solely for manufacturing and supplying Licensed Compound or Product to Astellas or any Related Party or (b) to a

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subcontractor to perform Astellas’s assigned responsibilities under this Agreement or any Research Plan, Development Plan or Co-Promotion Plan. All other sublicenses to be granted by Astellas or any Astellas Affiliate in the Joint Development Territory prior to […***…] will require prior written approval from Ambit, which shall not be unreasonably withheld or delayed, provided that in the event such sublicense is to all of Astellas’s rights in the U.S. or the Joint Development Territory to a Person who is not an Astellas Affiliate such approval shall be at Ambit’s sole discretion. In the case of sublicenses pursuant to the immediately preceding sentence above, Astellas shall provide to Ambit, upon Ambit’ written request, a copy of all executed agreements in which rights granted by Ambit under this Agreement are sublicensed (and Astellas shall have the right to make reasonable redactions prior to providing such agreements(s)). Ambit shall treat all such sublicense agreements as Astellas’s Confidential Information. Astellas or its Affiliates may grant sublicenses (i) in the Joint Development Territory at any time after the first NDA Submission in the Joint Development Territory, provided that, with respect to each applicable Product in the U.S., the Required Exercise Date has occurred and Ambit has not exercised the Co-Promotion Option or the Co-Promotion Term has expired or terminated and (ii) outside the Joint Development Territory, in each case ((i) and (ii)) through multiple tiers of Sublicensees without Ambit’s approval.

Each sublicense granted by Astellas pursuant to this Section 3.1.2 shall be subject and subordinate to the terms and conditions of this Agreement. Any sublicense granted by Astellas shall impose on the Sublicensee obligations consistent with the terms and conditions of this Agreement, with each Sublicensee being required to comply with the obligations under this Agreement applicable to Sublicensees, and also to comply with the generally-applicable obligations of this Agreement that are appropriate for application to Sublicensees. Astellas shall ensure that all Persons to which it (or its Affiliate) grants sublicenses comply with all applicable terms and conditions of this Agreement, and Astellas shall be responsible for any failure of any such Sublicensee to comply with such terms or conditions, with the further understanding that any action or omission by any such Sublicensee that, if committed by Astellas would be a breach of this Agreement (with respect to those country(ies)) in which such Sublicensee is sublicensed), will be deemed a breach by Astellas of this Agreement (with respect to those country(ies) in which such Sublicensee is sublicensed) for which Astellas is responsible.

Without limiting the foregoing, no sublicense shall modify Ambit’s rights or obligations under this Agreement (including Ambit’s Co-Promotion rights). Without limiting the foregoing, any sublicense agreement shall contain the following provisions, as applicable: (i) a requirement that such Sublicensee submit applicable Net Sales or other reports consistent with those required hereunder; (ii) audit requirements similar to those set forth in this Agreement; and (iii) a requirement that such Sublicensee comply with the confidentiality provisions of Article 6 with respect to Ambit’s Confidential Information.

3.2	Distributorships and Co-Promotion Rights.

3.2.1	Distributorships. Astellas shall have the right to appoint its Affiliates, and Astellas and its Affiliates shall have the right, in their sole discretion, to appoint any other Persons, in any country(ies) (a) in the Territory outside of the U.S., to distribute, market, promote and sell Products, with or without packaging rights; (b) in the U.S., solely with respect to any Product for which the Required Exercise Date has occurred and Ambit has not exercised the Co-promotion Option or the applicable Co-promotion Term has expired, to

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distribute, market and sell such Products with or without packaging rights; (c) in the U.S. with respect to a Co-Promoted Product solely to distribute and sell such Co-Promoted Product. If Astellas or its Affiliates appoints such a Person and such Person is not an Affiliate of Astellas, that Person shall be a “Distributor” for purposes of this Agreement.

3.2.2	Promotion Rights. For the avoidance of doubt, Astellas and its Affiliates shall have the right to co-promote the Products with any other Person(s) (in addition to Ambit), or to appoint one or more Third Parties to promote the Products without Astellas, (a) in all or any part of the Territory outside the U.S., or (b) in the U.S. with respect to any Product for which the Required Exercise Date has occurred and Ambit has not exercised the Co-Promotion Option or the applicable Co-Promotion Term has expired or terminated.

3.3	License Grants to Ambit and Sublicensing Rights.

3.3.1	License Grant. Subject to the terms and conditions of this Agreement, Astellas hereby grants to Ambit a royalty-free, non-exclusive, sublicensable (as set forth in Section 3.3.2) right and (a) license in the Territory under the Astellas Technology, Astellas Program Technology and Astellas’s interest in the Joint Program Technology and (b) sublicense under the Ambit Program Technology, Ambit Technology and Ambit’s interest in the Joint Program Technology licensed to Astellas under Section 3.1.1, (i) in each case ((a) and (b)), solely to conduct any and all activities assigned to Ambit under any Research Plan, Development Plan or Co-Promotion Plan, as applicable and (ii) in the case of the sublicense rights granted in clause (b) only, to make, have made and use Licensed Compounds in connection with the conduct of its Screening Activities.

3.3.2	Sublicensing by Ambit. The license granted by Astellas to Ambit in Section 3.3.1 may be sublicensed by Ambit to a subcontractor solely to perform Ambit’s assigned responsibilities under this Agreement or any Development Plan or Research Plan.

3.4	Reservation of Rights

3.4.1	No Implied Licenses. No right or license under any intellectual property rights of Ambit or Astellas is or shall be granted, by implication or otherwise, to the other Party except as expressly set forth in Section 2.5.3(c), 3.1, 3.2 or in Article 9. All such rights or licenses are or shall be granted only as expressly provided in and subject to the terms of this Agreement.

3.4.2	Retained Rights. Each Party retains all rights not explicitly granted to the other Party under the terms of this Agreement, including, in the case of rights retained by Ambit, all its rights under the Ambit Technology for all purposes other than the Exploitation of Licensed Compound(s) and Product(s) in the Field in the Territory, provided that, for clarity, each Party in exercising such retained rights shall comply with Section 3.5 and Article 6.

3.5	Exclusivity

3.5.1	Each Party covenants that it and its Affiliates shall not, without the prior written consent of the other Party:

(a) market, sell or otherwise commercialize any Competing Product for any Competitive Indication during the Exclusivity Period;

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(b) commercialize any Competing Product for a Competitive Indication, in each case, with, for the benefit of, or sponsored by, any Third Party during the Exclusivity Period; or

(c) knowingly grant any license or other rights to any Third Party to utilize any intellectual property Controlled by such Party or its Affiliates (including any Ambit Technology, Program Technology or Astellas Technology) for the express purpose of enabling such Third Party to market, sell or otherwise commercialize any Competing Product for a Competitive Indication during the Exclusivity Period.

For purposes of this Section 3.5.1, “Exclusivity Period” means the period from the Effective Date until the earlier of (a) the […***…] anniversary of the First Commercial Sale of the first Product in the Joint Development Territory or (b) in the case of a Terminated Country, the effective date of termination of such period with respect to such Terminated Country.

3.5.2	Notwithstanding the foregoing Section 3.5.1, if a Party (the “Subject Party”) merges or consolidates with, or acquires or is acquired by, a Third Party that is researching, developing, or commercializing a Competing Product in any country(ies), or acquires assets (which assets represent substantially all of the assets of a Third Party) that include the business of researching, developing, or commercializing a Competing Product in any country (but not including, for clarity, an in-license arrangement or asset acquisition limited to intellectual property rights), (a) the counterparty in such transaction (the “Counterparty”) (the Counterparty’s Affiliate, which Affiliate is not an Affiliate of the Subject Party immediately prior to the closing of such transaction(s) (“Counterparty Affiliate”)) and Counterparty Affiliates shall not become subject to the covenants in this Section 3.5 and (b) the covenants in Section 3.5 shall not apply to the Subject Party or its Affiliates, in each case ((a) and (b)), with respect to any Change of Control Competing Product (as defined below) that the Subject Party or its Affiliates own or Control as a result of such transaction; provided, however, that the Subject Party and its Affiliates (other than the Counterparty and any Counterparty Affiliate), and its and their successors, shall remain subject to such covenants with respect to any Competing Products other than the Change of Control Competing Product. For purposes of this Section 3.5.2 a “Change of Control Competing Product” means Competing Product that the Counterparty or Counterparty Affiliates own or Control immediately prior to the closing of the transaction at issue.

3.6	Commercialization and Medical Affairs Activities

3.6.1	Astellas’s Responsibilities. Astellas shall be solely responsible and shall bear all costs for (a) commercializing each Product in the Territory, including controlling all marketing, pricing and reimbursement, distribution, managed care and sales activity, and booking sales, and (b) conducting Medical Affairs Activities for each Product in the Territory, provided that (i) each of Ambit and Astellas shall continue to share Research Costs and Development Costs with respect to each Product in the Joint Development Territory, (ii) with respect to each Co-Promoted Product commercialized in the U.S. during the Co-Promotion Term, each of Ambit and Astellas (A) shall have those obligations with respect to Co-Promotion as are set forth for each Party in the applicable Co-Promotion Agreement and (B) shall pay to the other Co-Promotion Payments, as applicable, pursuant to Sections 3.8.5 and 4.4. Astellas shall use Commercially Reasonable Efforts to commercialize each Product that is the subject of a Development Program in

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countries in which Regulatory Approval is obtained so as to maximize the value of each such Product.

3.6.2	Manufacturing and Supply

(a) For a period to be established by the JSC and agreed to by Ambit, such agreement not to be unreasonably withheld, which period is intended to support the orderly completion of the manufacturing technology transfer to Astellas to enable the First Commercial Sale in the Territory, Ambit shall continue to have primary operational responsibility for manufacturing and supply to Astellas of Clinical Trial supplies of the Lead Product (including manufacturing any intermediary or any Licensed Compound or other material contained therein for purpose of such supply), and all other activities in support of preparation of the Chemistry, Manufacturing and Controls sections of any Regulatory Materials or Regulatory Approval necessary to support receipt of Regulatory Approval of the Lead Product in the Joint Development Territory. At and after the end of the foregoing period, Astellas shall have sole responsibility and decision making authority on (i) all manufacturing activities and regulatory activities designed to support preparation of the Chemistry, Manufacturing and Controls sections of any Regulatory Materials or Regulatory Approval, pharmaceutical process development (provided that such process development activities shall be overseen by the JSC), and (ii) manufacturing of Clinical Trial supplies and commercial manufacturing for the Lead Product and each other Product developed or commercialized under this Agreement (including any intermediate of any Licensed Compound or other material contained therein) in the Territory. For clarity, nothing in this Section 3.6.2 or any other term or condition of this Agreement is intended to or shall be construed to limit Astellas’s right and license, as provided in Section 3.1, to make and have made any Product (including any intermediary or any Licensed Compound or other material contained therein) at any time during the Term.

(b) Each Party shall have the following obligations with respect to costs and expenses incurred in connection with the manufacturing activities described in clause (a): (i) costs incurred by either Party in pharmaceutical development and the Manufacturing Costs of any quantities of Clinical Trial supplies required to carry out the Development Program shall constitute Development Costs; (ii) the Manufacturing Costs with respect to the commercialization of Co-Promoted Products to be commercialized in the U.S. shall be included in the Annual U.S. Profit/Loss calculation; and (iii) all other Manufacturing Costs with respect to Products (including any intermediate or any Licensed Compound or other material contained therein) incurred by Astellas in support of commercialization of Products for sale in the Territory by or on behalf of Astellas or its Related Parties shall be borne solely by Astellas.

(c) Subject to the terms and conditions of this Agreement, until the completion of the manufacturing technology transfer and the occurrence of the date selected by the JSC, promptly upon request of Astellas, Ambit shall use Commercially Reasonable Efforts to supply to Astellas clinical supplies of the Lead Product and placebos (if applicable), in such form and in such quantities as may be required for any activities conducted by Astellas or its Related Parties pursuant to the Development Program for the Lead Product. Such supply shall be pursuant to reasonable forecasting and ordering procedures agreed to by the Parties, consistent with industry standards and intended to cover amounts sufficient for clinical purposes. For clarity, in the event that Astellas procures supplies of the Lead Product that exceed its need for clinical supplies, nothing

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herein shall prohibit Astellas from using supply secured under this Section 3.6.2(c) for commercial purposes, provided that Astellas complies with all Applicable Law in such use.

(d) In the event that Astellas desires Ambit to supply Lead Product specifically intended for commercial use, the Parties shall negotiate in good faith and (if they reach agreement) enter into an appropriate supply agreement (which would include appropriate warranties and indemnities and other commercially reasonable terms typical for such supply agreements).

(e) Within a reasonable period to be agreed following the Effective Date, Ambit and Astellas shall cooperate to execute a reasonable quality agreement in a form to be agreed, which shall govern the Parties’ respective responsibilities with respect to quality-related matters applicable to clinical supplies of the Lead Product and placebos (if applicable).

(f) On a schedule to be agreed by the JSC as set forth below, Ambit shall, and shall cause its Affiliates to, disclose and make available to Astellas or any of its Related Parties or one or more Third Party manufacturers designated by Astellas all Ambit Know-How and all Ambit Program Know-How and Joint Program Know-How Controlled by Ambit or its Affiliates as of the Effective Date and during the Term that is reasonably necessary for Astellas, its Related Parties or such Third Party manufacturers (as appropriate) to manufacture the Lead Product and the Ambit Compound contained in the Lead Product. The JSC shall determine and agree a schedule to transfer such information from Ambit to Astellas in a smooth transition that minimizes any disruption or delay to the Development Program. Ambit shall provide such reasonable assistance and cooperation to Astellas or its designee(s) to permit Astellas or the designee(s), as applicable, to be qualified by all required Regulatory Authorities as a manufacturer(s) of the Lead Product and the Licensed Compound contained in the Lead Product as soon as practicable. In addition, Ambit shall perform or renew this technology transfer and qualification with respect to any Product at Astellas’s request, and from time to time to the extent that Ambit acquires or develops new data, processes, know-how, or other Information relevant to the manufacture of a Product. The reasonable costs and expenses incurred by Ambit, including without limitation any internal personnel costs, in carrying out such transfer shall be shared as a Development Costs.

3.7	Subcontracts; Contract Sales Forces.

(a) Astellas may subcontract the performance of commercialization activities allocated to it hereunder with respect to Products other than Co-Promoted Products in the U.S. during the Co-Promotion Term, and (b) except as set forth in Exhibit D, either Party may subcontract the performance of Co-Promotion activities allocated to it with respect to Co-Promoted Products under any Co-Promotion Agreement, including to a contract sales force, in each case ((a) and (b)) provided that such Party complies with the subcontracting requirements set forth in Section 2.6.6, mutatis mutandis.

3.8	Co-Promotion Option

3.8.1

Option Grant. Subject to the terms of this Agreement, Ambit shall have the right and option, as to each Product to elect to Co-Promote any such Product in the U.S., each under a trademark or trademarks owned by Astellas and used by Astellas in the

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promotion of such Product, in each case under the terms set forth in this Section 3.8 (the “Co-Promotion Option”).

3.8.2	Option Procedure. With respect to each Product in clinical development in the U.S., Astellas shall determine in good faith the projected date of the NDA Filing for the first NDA covering such Product in the U.S., and shall inform Ambit of such date and shall keep Ambit fully apprised at JSC meetings of any changes in such projected date, so that Ambit has reasonable advance notice of the estimated date that NDA Filing will occur with respect to the Product. To exercise the Co-Promotion Option with respect to a particular Product, Ambit shall notify Astellas in writing of such exercise, which notice may be given at any time provided that such notice must be given no later than […***…] for such Product (such date, the “Required Exercise Date”). If Ambit exercises the Co-Promotion Option for a particular Product, such Product shall then be a “Co-Promoted Product” during the applicable Co-Promotion Term, and Astellas and Ambit will expeditiously negotiate in good faith and execute a definitive co-promotion agreement governing the Parties’ Co-Promotion activities for such Co-Promoted Product […***…] (the “Co-Promotion Agreement”). Such Co-Promotion Agreement shall include terms consistent with the terms set forth in Exhibit D of this Agreement and such other commercially reasonable terms as are typical for similar co-promotion agreements. If the Parties are not able to complete and enter into such Co-Promotion Agreement within such period, then either Party may compel the Co-Promotion Agreement to be established by “baseball arbitration” under the provisions of Exhibit E of this Agreement.

3.8.3	Lapse of Co-Promotion Option. Ambit’s Co-Promotion Option, with respect to each particular Product, shall lapse if:

(a) Ambit does not notify Astellas in writing of its exercise of the Co-Promotion Option on or before the Required Exercise Date; or

(b) this Agreement is terminated pursuant to Article 9.

3.8.4	Co-Promotion Process. For each Co-Promoted Product, the applicable Co-Promotion Agreement shall provide (in addition to the other material terms covered in Exhibit D):

(a) that Ambit shall provide at Ambit’s upfront cost a sales force to Co-Promote each Co-Promoted Product. With respect to a Co-Promoted Product, the number of details (to be further defined in the Co-Promotion Agreement) performed by sales representatives in the Ambit sales force as a proportion of the total number of details performed in the U.S. by both Parties shall equal fifty percent (50%).

(b) Astellas shall provide all marketing materials, sales training materials and samples to Ambit sales representatives in a manner and quantity consistent with its provision of marketing materials, sales training materials and samples to Astellas or its Affiliates’ own sales representatives. The Parties shall, whenever practicable, conduct joint training of their respective sales forces, the cost of which shall be a sales training expense for the purposes of Section 1.13.

3.8.5	Co-Promotion Profit Share. For each Co-Promoted Product, each of Ambit and AUS shall be entitled to receive from the other Party Co-Promotion Payments as provided in

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Section 4.4. In the case of Ambit, Co-Promotion Payments shall be in lieu of Ambit’s right to receive royalties based on sales of the Co-Promoted Product in the U.S.

3.8.6	Co-Promotion Plan. If Ambit elects to exercise the Co-Promotion Option with respect to a Product, then promptly after such election the JCC shall discuss and agree on a Co-Promotion Plan setting forth, on an annual basis, the Co-Promotion activities to be conducted by the Parties with respect to the Co-Promoted Product and a budget for the Direct Marketing/Promotion Expenses and Indirect Marketing Expenses that Astellas proposes to incur in support of the commercialization of such Co-Promoted Product in the U.S. As necessary or appropriate throughout the applicable Co-Promotion Term, but no less frequently than annually and prior to October 31 of each Calendar Year, the JCC shall review and update and amend the Co-Promotion Plan as appropriate to commercialize the Co-Promoted Product in the U.S.

3.9	Joint Commercialization Committee.

3.9.1	Establishment and Authority of JCC. If Ambit elects to exercise the Co-promotion Option with respect to a Product, then promptly after such election the Parties shall form a Joint Commercialization Committee (the “JCC”) to plan and oversee the Co-Promotion activities by both Parties in the U.S. with respect to Co-Promoted Products and to approve Co-Promotion Plans. The JCC’s responsibilities and authority shall be as follows:

(a) for each Co-Promoted Product, preparing and approving the Co-Promotion Plan for such Product, and all amendments and updates to such Co-Promotion Plan, with each such Co-Promotion Plan being consistent with the Co-Promotion Agreement applicable to the particular Co-Promoted Product (but subject to Astellas’s final decision-making authority with respect to any components of the Co-Promotion Plan other than the budgets included in such Co-Promotion Plan);

(b) allocating responsibilities for the Co-Promotion tasks and activities to be completed by each of the Parties in accordance with each Co-Promotion Plan and the applicable Co-Promotion Agreement;

(c) monitoring, managing and directing (in accordance with the terms of the applicable Co-Promotion Agreement), and reviewing and discussing the results and progress of, the Co-Promotion of each Co-Promoted Product; and

(d) performing any other activity or role as expressly assigned to the JCC under the terms of this Agreement, the applicable Co-Promotion Agreement, or otherwise by the Parties in writing.

For clarity, Astellas shall remain solely responsible in accordance with Section 3.6.1, without JCC oversight, for all aspects of the commercialization of the Co-Promoted Products other than the Co-Promotion activities, including pricing and reimbursement, distribution, managed care and booking sales. The JCC shall remain in effect until the termination of the Co-Promotion Term with respect to all Products for which Ambit has exercised its Co-Promotion Option (but subject to Sections 2.2 and 9.2).

3.9.2	Composition of JCC; Chairperson. The JCC shall be composed of an equal number of representatives from each Party (initially to be set at three (3) representatives of

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Astellas and three (3) representatives of Ambit, or such other number as agreed by the parties from time-to-time). Chairperson responsibilities for the JCC shall be shared between the Parties, and shall alternate between the Parties annually with the first chairperson designated by Astellas.

3.9.3	JCC Meetings. The JCC shall meet […***…] per year, or more or less frequently as agreed by the Parties. The first meeting of the JCC shall be held within twenty (20) calendar days of the later of (a) the NDA Filing date for the first NDA for the Co-Promoted Product to which Ambit as previously exercised its Co-promotion Option or (b) the effective date agreed to by the Parties for the Co-Promotion Agreement. The JCC may meet in person, or by teleconference, videoconference or other similar means as requested by a Party (but provided that at least one meeting will be in person each Calendar Year). Information exchanged at JCC meetings and decisions reached by the JCC shall be recorded in minutes of the meetings. The chairperson of the JCC shall be responsible for preparing and circulating to the JCC members a draft of the minutes, for review and comment. The chairperson shall seek to include in the minutes all accurate comments. Such minutes shall become final when approved by both Parties. Each Party shall bear its own expenses and the expenses of its representatives related to the attendance at JCC meetings, none of which expenses shall be deemed included in the Annual U.S. Profit/Loss.

3.9.4	Decision Making. All decisions of the JCC require unanimous agreement of the Parties, with each Party having one (1) vote on all matters presented to the JCC for resolution or decision. The members of the JCC will attempt in good faith to reach consensus on all matters before the JCC. In the event that the JCC cannot, after such good-faith efforts, reach agreement on a matter within the jurisdiction of the JCC, including any adoption, amendment or update to a Co-Promotion Plan within […***…], the issue shall be elevated to a Executive Officer of each of Ambit and Astellas, to seek in good faith to reach agreement on the issue. Solely in the case of a dispute regarding the Direct Marketing/Promotion Expenses or the Indirect Marketing Expenses proposed to be included in the Co-Promotion Plan budget (or any proposed amendment or update thereto) (in each case, a “Proposed Expense Dispute”), the Parties shall exchange written proposals regarding the portion of the budget in dispute in advance of elevating such dispute to the Executive Officers. In the event such executives cannot resolve the issue after good-faith efforts within […***…], then (a) if the dispute is a Proposed Expense Dispute, either Party shall have the right to cause the Dispute to be resolved by expedited arbitration pursuant to Exhibit E, and (b) if the dispute concerns any other issue the issue shall be decided by Astellas, in its reasonable discretion but subject to Astellas’s obligation to use Commercially Reasonable Efforts as set forth in Section 3.6.1 and taking into account the legitimate business issues of Ambit with respect to the issue. Astellas shall provide Ambit with a Decision Notice with respect to such decision, which decision shall be final and binding on the Parties. For clarity, in the event of a dispute concerning the Co-Promotion Plan budget which is resolved by expedited arbitration, Astellas may, but shall not be required to, perform the activities contemplated in its proposed Co-Promotion Plan budget, but the Direct Marketing/Promotion Expenses and Indirect Marketing Expenses incurred by Astellas during the Calendar Year covered by the disputed budget shall only be included in the calculation of the Annual U.S. Profit/Loss up to the amount of the Arbitrator-Determined Marketing Budget (as defined in Exhibit E), and such additional amounts shall be borne solely by Astellas.

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4.	FEES, MILESTONES, ROYALTIES AND PROFIT SHARE

4.1	License Fee

In partial consideration for the license rights granted pursuant to Section 3.1, no later than three (3) Business Days after the Effective Date, Astellas shall pay to Ambit a non-refundable, non-creditable, one-time, initial license fee payment of Forty Million Dollars (US $40,000,000).

4.2	Milestone Events and Payments

Upon the first achievement by Astellas (or its Related Party) of any milestone event set forth in any table in Section 4.2.1, 4.2.2, 4.2.3 or 4.2.4 (each, a “Milestone Event”), Astellas shall notify Ambit thereof in writing not later than ten (10) Business Days after such Milestone Event is achieved, and Astellas shall pay to Ambit the applicable non-refundable, non-creditable, one-time milestone payment within […***…] following the achievement of the Milestone Event. For the avoidance of doubt, following the achievement of any Milestone Event with respect to a particular Indication, if a second Product achieves the same Milestone Event for the same Indication, no additional milestone payment shall be payable with respect to such Milestone Event. Milestone payments for the achievement of Milestone Events with respect to the EU shall be payable following the achievement of the applicable Milestone Event in any Major EU Country or, in the case of a centralized EU filing or approval, with respect to the EMEA.

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AML Indication. Each milestone payment in the table below shall be payable following the achievement of the applicable Milestone Event by Astellas or any of its Related Parties with respect to the applicable region for the AML Indication.

Milestone Event for the AML Indication	Milestone Payments
	U.S.		EU (Major EU Country or EMEA)	Japan
[...***...]	US$[...***...]			US$[...***...]
(in either U.S. or EU whichever occurs first) (as used in the descriptions of the Milestone Events, the convention “US$__M” means the applicable amount in millions of U.S. dollars.)

[...***...]	Monotherapy	Combination Therapy	1st NDA (Monotherapy or Combination Therapy)	1st NDA (Monotherapy or Combination Therapy)

	US$[...***...]	US$[...***...]	US$[...***...]	US$[...***...]

[...***...]	Monotherapy	Combination Therapy	1st Approval	1st Approval
	US$[...***...] if Ambit exercises the Co-Promotion Option for the Product.	US$[...***...]	$[...***...]	$[...***...]
US$[...***...] if Ambit does not exercise the Co-Promotion Option for the Product.

Notwithstanding the foregoing, in the event that […***…], the milestone payment due for receipt of a Regulatory Approval from the FDA shall automatically be increased from […***…] as listed in the above table, to […***…].

As used in the chart above, “Combination Therapy” means, with respect to a Product,

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that such Product is labeled for use in combination with another product.

4.2.1	First Oncology Indication Other Than AML Indication. Each milestone payment in the table below shall be payable following the achievement by Astellas or any of its Related Parties of the applicable Milestone Event with respect to the applicable region for the first Oncology Indication other than the AML Indication.

Milestone Event for First Oncology Indication Other Than AML Indication	Milestone Payments
	U.S.	EU (Major EU Country or EMEA)	Japan
[...***...]	US$[...***...] (in either U.S. or EU whichever occurs first)		US$[...***...]
[...***...]	US$[...***...]	US$[...***...]	US$[...***...]
[...***...]	US$[...***...]	US$[...***...]	US$[...***...]

4.2.2	Second Oncology Indication Other Than AML Indication. Each milestone payment in the table below shall be payable following the achievement by Astellas or any of its Related Parties of the applicable Milestone Event with respect to the applicable region for the second Oncology Indication other than the AML Indication.

Milestone Event for Second Oncology Indication Other Than AML Indication	Milestone Payments
	U.S.	EU (Major EU Country or EMEA)	Japan
[...***...]	US$[...***...] (in either U.S. or EU whichever occurs first)		US$[...***...]
[...***...]	US$[...***...]	US$[...***...]	US$[...***...]
[...***...]	US$[...***...]	US$[...***...]	US$[...***...]

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First Non-Oncology Indication. Each milestone payment in the table below shall be payable following the achievement by Astellas or its Related Parties of the applicable Milestone Event with respect to the applicable region for the first Non-Oncology Indication.

Milestone Event for First Non-Oncology Indication	Milestone Payments
	U.S.	EU (Major EU Country or EMEA)	Japan
[...***...]	US$[...***...] (in U.S., EU or Japan whichever occurs first)
[...***...]	US$[...***...] (in U.S., EU or Japan whichever occurs first)
[...***...]	US$[...***...]	US$[...***...]	US$[...***...]
[...***...]	US$[...***...] if Ambit exercises the Co- Promotion Option for the Product.	US$[...***...]	US$[...***...]

US$[...***...] if Ambit does not exercise the Co-Promotion Option for the Product.

4.2.3	Skipped Milestones. In the event that a Product is not required to undergo the testing associated with a particular Milestone Event, the Milestone Payment associated with such Milestone Event shall become due and payable with the next occurring Milestone Payment owed for such Product. For the avoidance of doubt, no Milestone Payment shall be payable twice as a result of this Section 4.2.5, including if a Milestone Payment for the Milestone Event for the initiation of a Phase III Clinical Trial was previously paid with respect to another country or region that is combined with the applicable region.

4.3	Royalties and Sales Milestones

4.3.1	Royalties. For each Product being sold by or on behalf of Astellas or any Related Party in a country in the Royalty Bearing Territory during the Royalty Term applicable to such Product in such country, Astellas shall pay royalties to Ambit based on the aggregate amount of the Net Sales of all Products in the Royalty Bearing Territory in each Calendar

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Year (or partial Calendar Year) as calculated using the royalty rates set forth in the table below.

Net Sales of Products in the Royalty Bearing Territory	Royalty Rate
Portion less than or equal to US$[...***...]	[...***...]%
Portion greater than US$[...***...] and less than or equal to US$[...***...]	[...***...]%
Portion greater than US$[...***...]	[...***...]%

4.3.2	Annual Sales Milestone. In any Calendar Year where aggregate Net Sales of all Products in the Royalty Bearing Territory exceed […***…], an additional payment of […***…] shall be paid to Ambit by Astellas (in addition to the royalty payments payable pursuant to Section 4.3.1). Such payment shall be made no later than the sixtieth (60th) day following the end of the Calendar Quarter in which aggregate Net Sales for the Calendar Year of all Products in the Royalty Bearing Territory exceeded […***…].

4.3.3	Additional Royalty Provisions. The royalty obligations of this Section 4.3 are subject to the following additional terms:

(a) only one royalty shall be due to Ambit with respect to the same unit of Product sold;

(b) no royalties shall be due upon the sale or other transfer of Product among Astellas or its Related Parties, provided that such Product is subsequently resold to a Third Party purchaser (including a Distributor) in a transaction for which royalty shall be due and calculated upon Astellas’s or its Related Party’s Net Sales to such Third Party;

(c) no royalty shall accrue on the transfer of Product by Astellas or its Related Parties for use in a Clinical Trial, for free or nominal cost not to exceed the fully burdened cost of manufacturing the Product; and

(d) no royalties shall accrue on the disposition of Product by Astellas or its Related Parties as samples (promotion or otherwise) or as donations by Astellas or its Related Parties (for example, to non-profit institutions or government agencies for a non-commercial purpose).

(e) no royalties shall be due with respect to Net Sales of Co-Promoted Products made in the U.S. during its Co-Promotion Term, and such Net Sales shall be excluded from aggregate worldwide Net Sales for the purpose of calculating annual sales milestones and the royalty tiers in the table in Section 4.3.1.

4.3.4	Third Party Royalties.

Royalty payments payable under this Article 4 are inclusive of any amounts payable by Ambit or any of its Affiliates to any Third Party licensor (including amounts payable in

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respect of license fees, royalties, milestone payments and sales milestone payments) under any relevant agreement which has been entered into by and between Ambit and such Third Party on or before the Effective Date. No amounts shall be due from Astellas hereunder in respect of any such obligations. Subject to Section 8.2, all amounts payable by either Party or any of their respective Affiliates to any Third Party licensor (including amounts payable in respect of royalties, milestone payments and sales milestone payments) under any relevant agreement which has been entered into by Astellas after the Effective Date, or by Ambit after the Effective Date, which is not declined by Astellas pursuant to Section 8.2.2, shall be shared by the Parties equally (fifty percent (50%) borne by Astellas and fifty percent (50%) borne by Ambit). In the event that Ambit exercises the Co-Promotion Option as to a Product, any such amounts due on sales of such Co-Promoted Product in the U.S. will constitute Allowed Expenses in the determination of Annual U.S. Profit/Loss.

4.3.5	Royalty Step-Downs.

(a) Compulsory Licenses. In the event that a court or a governmental agency of competent jurisdiction requires Ambit or any of its Affiliates or Astellas or any of its Related Parties to grant a compulsory license to a Third Party permitting such Third Party to make or sell a Product in a country in the Royalty Bearing Territory, then for the purposes of calculating the royalties due under Section 4.3 with respect to such Product in such country, the royalty rate on Net Sales of such Product in such country in the Royalty Bearing Territory in the applicable Calendar Year shall be the lesser of the rate under Section 4.3 and the rate at which such Third Party is obligated to pay royalties pursuant to such compulsory license (in either case, which rate shall be subject to other applicable adjustments under this Section 4.3.5).

(b) Generic Competition.

(i)	If there is commercial sale in a country in the Royalty Bearing Territory of any Generic Version of a Product being sold in such country, such commercial sale by any unauthorized Person other than Astellas or one of Astellas’s Related Parties, then […***…].

(ii)	With regard to Section 4.3.5(b)(i), in the applicable country with respect to the applicable Product, […***…] shall not apply or be available with respect to such country for any period during which there is an issued Valid Patent Claim in such country that claims or covers (A) the Generic Version (and/or the active ingredient therein) as a composition of matter, and the sale of such Generic Version in the country would infringe such Valid Patent Claim, or (B) a method of use of such Generic Version that would be infringed by use of the Generic Version in accordance with the approved label for such Generic Version in such country.

4.3.6	Payment of Royalties. During the term of this Agreement following the First Commercial Sale of a Product, Astellas shall furnish to Ambit a written report for each

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Calendar Quarter showing the Net Sales of all Products subject to royalty payments sold by Astellas and its Related Parties in the Territory (on a Product-by-Product and country-by-country basis) during the reporting period and the calculation of the royalties payable under this Agreement based on such sales. […***…]. Astellas and its Related Parties shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

4.4	Payment of Co-Promotion Profit Share

4.4.1	Co-Promotion Payment Reports. For each Co-Promoted Product, within […***…] of each Calendar Year during the applicable Co-Promotion Term, Ambit shall report to AUS in reasonable detail any Allowed Expenses incurred by or on behalf of Ambit or any of its Affiliates in such Calendar Year (or, as applicable, any part thereof) for the Co-Promoted Product during its Co-Promotion Term, and promptly shall provide any invoices or other supporting documentation for such expenses that AUS reasonably requests. Within […***…] receiving such report, AUS shall report to Ambit in reasonable detail (a) the Net Sales in the U.S. made for such Co-Promoted Product during the Calendar Year (or, as applicable, any part thereof) during the Co-promotion Term, (b) the Allowed Expenses incurred by or on behalf of each Party with respect to such Co-Promoted Product during the Calendar Year (or, as applicable, any part thereof) during the Co-Promotion Term (and AUS promptly shall provide to Ambit any invoices or other supporting documentation for such expenses incurred by or on behalf of Astellas that Ambit reasonably requests), (c) the Annual U.S. Profit/Loss recognized with respect to the Co-Promoted Product in the U.S. during the Calendar Year and (d) the Co-Promotion Payment payable by the applicable Party to the other Party under this Section 4.4.

4.4.2	Co-Promotion Payment. With respect to a Co-Promoted Product, the “Co-Promotion Payment” shall be such payment to be made by Ambit or AUS, as applicable, such that each Party receives (if a profit) or bears (if a loss) fifty percent (50%) of the Annual U.S. Profit/Loss for the Co-Promoted Product during the Co-Promotion Term in the applicable Calendar Year (or, as applicable, any part thereof). Ambit or AUS, as applicable, shall make the Co-Promotion Payment with respect to any Calendar Year (or, as applicable, any part thereof) within […***…] following delivery or receipt of the applicable Co-Promotion Payment report described in Section 4.4.1, as applicable. Except as set forth in Section 4.4.3, all such Co-Promotion Payments are non-refundable.

4.4.3	Dispute Resolution. Notwithstanding the foregoing, if Ambit or AUS have a dispute about determining the amount of the Co-Promotion Payment for a particular Calendar Year, then despite the existence of such dispute, Ambit and AUS shall establish a preliminary reconciliation calculation of Annual U.S. Profit/Loss based on the Net Sales during such Calendar Year in the U.S. with respect to the Co-Promoted Product and all Allowed Expenses incurred by AUS or Ambit, in each case, on which the Parties agree and AUS or Ambit, as applicable, shall make the Co-Promotion Payment with respect to such agreed preliminary calculation as provided above. Promptly after such dispute is resolved, Ambit and AUS shall recalculate the Co-Promotion Payment (based on the total Net Sales and Allowed Expenses that are determined to have been incurred by AUS and Ambit during the subject Calendar Year, and taking into account the preliminary Co-Promotion Payment made by the applicable Party as above) and Ambit

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or AUS, as applicable, shall […***…] of such recalculation the needed final reconciliation payment for such Calendar Year so that Ambit and AUS will have received (or borne, as applicable), after both such payments, its fifty percent (50%) share of the total U.S. Annual Profit/Loss for the Co-Promoted Product for the Calendar Year (or, as applicable, any part thereof) during the Co-Promotion Term.

4.4.4	Recordkeeping. With respect to each Co-Promoted Product, each Party and its Related Parties shall keep complete and accurate records and documentation with respect to all Allowed Expenses, and, in the case if AUS, all Net Sales of the Co-Promoted Product during its applicable Co-Promotion Period, in each case in sufficient detail to enable the other Party to verify the accuracy of the Co-Promotion Payment for the applicable Calendar Year.

4.5	Other Amounts Payable.

Certain payments due under this Agreement are accounted for outside this Article 4, including payments between the Parties with respect to Research Costs and Development Costs, which are governed by Section 2.7.1, repayment of Development Costs relating to Declined Development Activities, which are governed by Section 2.7.4(d), payments in respect of recall expenses which are governed by Section 2.10, and amounts to be shared in connection with suits by Third Parties for intellectual property infringement which are governed to Section 8.4.2(c). Unless otherwise indicated with respect to the applicable payment term, […***…] after the end of each Calendar Quarter, each Party shall invoice the other Party for any amounts owed by the other Party under this Agreement that are not otherwise accounted for in this Article 4. The invoicing Party shall have the right to offset part or all of such invoiced amount or any other payments due under this Agreement, including amounts due under this Section 4.5, against payments owed to the other Party by the invoicing Party pursuant to this Article 4 (including payments in respect of milestones, royalties, but excluding payments in respect of the Annual U.S. Profit/Loss). The owing Party shall pay any undisputed amounts that have not been so offset […***…], and any disputed amounts owed by a Party shall be paid (or offset) […***…] of resolution of the dispute.

4.6	Audits

4.6.1	Recordkeeping and Audits. Each Party and its Affiliates shall prepare and maintain, and shall require all their sublicensees (including Sublicensees) to prepare and maintain, complete and accurate records of pertaining to the determination of the Research Costs, Development Costs, Net Sales of Products and all Allowed Expenses as needed to verify the accuracy of reports and payments due hereunder. Such records shall be maintained at least until the date that is five (5) years after the Calendar Quarter in which the applicable sales occurred or such costs and expenses where invoiced. Upon the written request of the other Party, and not more than once in each Calendar Year, each Party shall permit an independent certified public accounting firm of nationally recognized standing selected by the other Party and reasonably acceptable to the audited Party, at the auditing Party’s expense, to have access during normal business hours to such of the records of the audited Party as may be reasonably necessary to examine and verify the accuracy of the reports and payments due hereunder. Such examinations shall not occur more than thirty-six (36) months after the Calendar Quarter in which the applicable sales occurred or such costs and expenses were invoiced. The

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accounting firm shall disclose to the auditing Party only whether the reports are correct or incorrect and the amount of any discrepancy. No other information shall be provided to the auditing Party. In the case of a reported discrepancy, the Audited Party shall continue to retain the relevant records until the discrepancy is resolved between the Parties.

4.6.2	Discrepancies. If such accounting firm identifies a discrepancy in any report made during the period audited leading to a discrepancy in payments required to be made under this Agreement, the appropriate Party shall pay the other Party the amount of the discrepancy within sixty (60) days of the date such accounting firm’s written report so concluding is delivered to the audited Party, plus interest thereon at the rate of the Prime Rate (as published by Reuter’s or, if not available, by Bloomberg, L.P.) plus one percent (1%) per annum calculated based on the number of days elapsed from the date payment was originally due until the date payment is made. The fees charged by such accounting firm shall be paid by the auditing Party, provided, however, that if such audit requires a payment by the audited Party that exceeds one hundred thousand dollars (US$100,000), then the fees of such accounting firm shall be paid by the audited Party.

4.6.3	Sublicensee Reports. Each Party shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to such Party, to keep and maintain records of sales made and expenses incurred pursuant to such sublicense and to grant access to such records by the other Party’s independent accountant to the same extent required of the Party under this Agreement.

4.6.4	Date Reports Deemed Conclusive. Upon the expiration of each Party’s obligations to retain records under Section 4.6.1, any reports or invoices detailing amounts that one Party may owe to the other Party hereunder shall be binding and conclusive upon the Parties, and the Parties and their respective Related Parties shall be released from any liability or accountability with respect to payments that would otherwise be required pursuant to Section 4.6 for the period covered by such report, except to the extent that fraud can be proven.

4.6.5	Audit Confidentiality. Each Party shall treat all financial information subject to review under Section 4.6.1 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with the other Party and/or its Affiliates, or in the case of Astellas, its other Related Parties obligating it to retain such information in confidence and to refrain from using such information for any other purpose, in each case pursuant to such confidentiality agreement.

4.7	Payment Exchange Rate

All payments to be made by one Party to the other Party under this Agreement shall be made in United States Dollars and may be paid by bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by the payee Party from time to time. In the case of sales or expenses outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in United States Dollars shall be made at the monthly rate of exchange utilized by Astellas in its worldwide accounting system that are independently audited on an annual basis and are consistently applied to its products.

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4.8	Income Tax Withholding

4.8.1	Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the collaborative efforts of the Parties under this Agreement.

4.8.2	Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Astellas to Ambit under this Agreement. Without limiting the generality of the foregoing, Ambit shall provide Astellas any tax forms and other information that may be reasonably necessary in order for Astellas to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Ambit shall provide any such tax forms to Astellas at least thirty (30) days prior to the due date for any payment for which Ambit desires that Astellas apply a reduced withholding rate. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

4.8.3	Payment of Tax. To the extent Astellas is required by Applicable Law to deduct and withhold taxes on any payment to Ambit, Astellas shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Ambit an official tax certificate or other evidence of such withholding sufficient to enable Ambit to claim such payment of taxes.

4.8.4	Treatment of Certain Withholding Taxes. If Astellas is required to deduct and withhold taxes on any payment to Ambit and such withholding obligation arises as a result of any action by Astellas that has the effect of modifying the tax treatment of the Parties hereto (including any assignment or sublicense, or any failure on the part of Astellas to comply with Applicable Law or filing or record retention requirements) (an “Astellas Withholding Tax Action”), then the sum payable by Astellas (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that Ambit actually receives the sum that it would have received had no such Astellas Withholding Tax Action occurred; provided, however, that no such increase shall apply to the extent such increase would have resulted (a) from a change in Applicable Law increasing the applicable withholding tax rate, which change occurs after the Effective Date, (b) in circumstances where actions or inactions of Ambit or any of its Affiliates cause a change in the applicable withholding tax rate, for example, the failure of Ambit to timely provide to Astellas the appropriate treaty forms and the certificate of residence necessary for Astellas to withhold at a more favorable rate or the assignment by Ambit to an Affiliate or Third Party of the right to receive any payments hereunder or (c) from the failure of Ambit to meet a limitation of benefits provision of the US/Japan Tax Treaty.

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1	Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date, and covenants (as applicable) to the other Party as follows:

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5.1.1	Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses, rights of reference and other similar rights granted by it hereunder.

5.1.2	Authority and Binding Agreement. (a) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (c) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

5.1.3	No Conflict. It is not a party to and will not enter into any agreement that would prevent it from granting the rights or exclusivity granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement.

5.1.4	Rights to Resulting Technology. It shall obtain from each of its Affiliates, sublicensees, employees and agents, and from the employees and agents of its Affiliates, sublicensees and agents, who are performing activities under the Research Plan or a Development Program or are otherwise participating in the Exploitation of the Licensed Compounds or Products or who otherwise have access to any Ambit Know-How or Program Know-How or other Confidential Information of the other Party, rights to any and all Information that relates to the Licensed Compound or Products, such that the Parties shall, by virtue of this Agreement, receive from, without payments beyond those required by under this Agreement, the licenses and other rights granted hereunder.

5.2	Representations, Warranties and Covenants of Ambit.

Ambit represents and warrants to Astellas as of the Effective Date of this Agreement, and covenants to Astellas as follows:

5.2.1	Title.

(a) Ambit is the sole and exclusive owner of the entire right, title and interest in (i) the Regulatory Materials and Regulatory Approvals existing as of the Effective Date, (ii) the Patent Rights listed on Exhibit B as of the Effective Date, and (iii) Information consisting of non-clinical data and clinical data relating to the Lead Product that has been generated in connection with activities conducted or sponsored by or on behalf of Ambit or any of its Affiliates as of the Effective Date, and (iv) without limitation of clause (iii), clinical data relating to the Lead Product that is otherwise in the possession of Ambit or its Affiliates or subcontractors as of the Effective Date, which Information in the case of clause (iii) and (iv), for clarity, constitutes Ambit Know-How (collectively, (i), (ii), (iii) and (iv), the “Selected IP and Materials”). Ambit is the owner or licensee of any and all Ambit Know-How, other than the Ambit Know-How covered by the immediately foregoing sentence. Ambit is entitled to grant the licenses and rights of reference to Astellas specified in Article 3. Exhibit B lists all of the Patent Rights that exist as of the Effective Date and are within Ambit’s or its Affiliates’ ownership or Control that would be reasonably necessary for the Exploitation of Licensed Compounds and

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Products. To Ambit’s Knowledge, each of the Ambit Licensed Patents listed on Exhibit B properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Ambit Licensed Patent is issued or such application is pending.

(b) The Selected IP and Materials are not subject to any encumbrance, lien or claim of ownership by any Third Party, and, except as disclosed in Schedule 5.2.1 (by reference to the applicable Third Party and the applicable agreement, if any), neither Ambit nor any of its Affiliates has entered into any agreement granting any right, interest or claim in or to any Ambit Compound or Selected IP and Materials to any Third Party (including any license, option, right of reference, or covenant not to sue). For purposes of this Section 5.2.1, each Third Party identified in Schedule 5.2.1 shall be referred to as a “Relevant Third Party,” and each agreement listed in Schedule 5.2.1 shall be referred to as a “Relevant Agreement.” For purposes of this Section 5.2.1, in the event that Ambit has failed to disclose in Schedule 5.2.1 any Third Party or related agreement that should have been disclosed in order to make the first sentence of this Section 5.2.1(b) true, correct and complete, Ambit shall notify Astellas thereof immediately upon such discovery or determination by Ambit and, whether or not such notice is provided, each such Third Party and each applicable agreement shall automatically be deemed to constitute a Relevant Third Party and a Relevant Agreement, respectively, as of the Effective Date. To Ambit’s Knowledge, except as specifically described on Schedule 5.2.1, none of any Relevant Third Party or any of its employees, agents, or representatives, or any Person to which any such Relevant Third Party has disclosed or otherwise granted access to any Ambit Compound, Ambit Technology, Regulatory Materials or Regulatory Approvals, or other proprietary materials or information of Ambit, has conceived, discovered, developed, generated or otherwise made any invention or other intellectual property in connection with activities under or permitted pursuant to the Relevant Agreement, and Ambit has not received notice of the conception, discovery, development, generation or making of any such invention or intellectual property. Neither Ambit nor any of its Affiliates is currently using, and neither Ambit nor any of its Affiliates will, without Astellas prior consent, use in any research or development activities concerning any Ambit Compound, including any activities under this Agreement. any data or other results disclosed or otherwise provided to Ambit or any of its Affiliates by or on behalf of any Relevant Third Party, and no such data or results have been included by Ambit or any of its Affiliates in any Regulatory Materials or Regulatory Approvals. No option or other similar right provided to Ambit to obtain a license under any Relevant Agreement has expired or terminated without Ambit having exercised such option or other similar rights with respect to any inventions, intellectual property or other results disclosed to it under the Relevant Agreement or of which it is aware, and Ambit shall obtain Astellas’s prior written consent prior to declining to exercise or allowing to lapse any such option or similar rights and prior to terminating or amending (or allowing to be terminated) any license granted to Ambit under any Relevant Agreement. As of the Effective Date, Ambit has not been granted a license by any Relevant Third Party with respect to any inventions, intellectual property or other results arising under such agreement or otherwise relating to any Ambit Compound, Ambit Technology, Regulatory Materials or Regulatory Approvals, or the exploitation thereof, or otherwise been granted any license as a result of activities under any Relevant Agreement, except as expressly provided in the Relevant Agreements actually listed on Schedule 5.2.1. Ambit has not materially breached, and will not materially breach, any Relevant Agreement. At the request of Astellas, Ambit will terminate any and all Relevant Agreements with respect to which Ambit has the right to terminate the

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Relevant Agreement promptly after request by Astellas, or if there is no such right of termination as of the Effective Date, as of the earliest date following such request by Astellas as Ambit is permitted to terminate such Relevant Agreement(s). At the request of Astellas, Ambit shall use its best efforts to confirm promptly in writing with any and all Relevant Third Party(ies) whether any of the foregoing described inventions, intellectual property or other results have been conceived, discovered, developed, generated or otherwise made under the Relevant Agreement, and, to obtain meaningful disclosures with respect thereto to the full extent permitted by the Relevant Agreement.

5.2.2	No Proceedings. There are no claims, judgments or settlements against or owed by Ambit with respect to, and there are no pending or, to Ambit’s Knowledge, overtly threatened, claims or litigation relating directly to the Ambit Technology, any Licensed Compound or Product or to the transactions contemplated by this Agreement. Further, no Third Party has challenged the extent, validity or enforceability of any Patent Rights encompassed within the Ambit Licensed Patents (a) through the institution of legal proceedings, in a court or of interference, nullity, opposition or similar invalidity proceedings before the U.S. Patent and Trademark Office or any analogous foreign entity or (b) to the Knowledge of Ambit following reasonably diligent inquiry, by written threat of institution of such proceedings.

5.2.3	Third-Party Activities. As of the Effective Date, to Ambit’s Knowledge, there is no actual infringement or overtly threatened infringement of the Ambit Licensed Patents by any Third Party (in the case of pending claims, evaluating them as if issued) or misappropriation of the Ambit Know-How.

5.2.4	No Third Party Payments. Other than as disclosed to Astellas in writing, to Ambit’s Knowledge, it does not owe to any Third Party any royalty or other payments based on the development or commercialization of Licensed Compounds or Products as licensed herein.

5.2.5	No Knowledge of Invalidity. After performance of an investigation, Ambit is not aware of any prior art or other facts based on which it has concluded that the Ambit Licensed Patents existing as of the Effective Date are likely, or in the case of any pending claims of Ambit Licensed Patents, if issued, would likely be, invalid or unenforceable, in whole or in part. In respect of United States Patent applications included in the Ambit Licensed Patents, to its Knowledge, Ambit has presented all relevant prior art of which it and the inventors are aware to the United States Patent and Trademark Office.

5.2.6	Non-infringement of Third Party Rights. To Ambit’s Knowledge, the conception, development and reduction to practice of any inventions and the use or development of any other Information within the Ambit Technology, and any and all Regulatory Materials and Regulatory Approvals submitted to or filed with a Regulatory Authority by Ambit or any of its Affiliates, have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party. To Ambit’s Knowledge, the Exploitation by Astellas or any Related Parties after the Effective Date of AC220 and the Lead Product throughout the Territory or the use or practice the Ambit Technology and the Regulatory Materials as contemplated in this Agreement will not infringe any patent applications or patents owned or controlled by a Third Party (in the case of pending claims, evaluating them as if issued). Ambit has not received any written notice from a Third Party asserting or alleging any of the foregoing.

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5.2.7	Disclosure. Ambit has heretofore disclosed or made available to Astellas (a) all material scientific and technical information known to Ambit or its Affiliates relating to (i) the safety, toxicity and efficacy of AC220 and the Lead Product, including the results of all material nonclinical studies (which include all nonclinical ADME (absorption, distribution, metabolism, and excretion) studies, safety pharmacology studies and toxicology studies) conducted by or on behalf of Ambit or any of its Affiliates, and of all Clinical Trials with respect to the foregoing, and (ii) the drug quality, including stability, variability, impurities and delivery performance, of AC220 and the Lead Product and (b) all material Regulatory Materials and Regulatory Approvals submitted to, or filed with, or listed by a Regulatory Authority and the status of all material discussions with Regulatory Authorities, in each case, in respect of AC220 or the Lead Product.

5.2.8	Adverse Information. No serious adverse event information resulting from Clinical Trials has come to the attention of Ambit or any of its Affiliates with respect to AC220 or the Lead Product that is materially different with respect to the incidence, severity or nature of such serious adverse events than the information that was filed as safety updates to any Regulatory Materials or Regulatory Approvals, and all written data summaries that were included in any Regulatory Materials or Regulatory Approvals based on Clinical Trials conducted or sponsored by Ambit or any of its Affiliates accurately summarize in all material respects the raw data underlying such summaries.

5.2.9	INDs in Good Standing. Ambit has not received any written notice that indicates that any of the INDs for AC220 or the Lead Product are not currently in good standing with the FDA or other Regulatory Authority.

5.2.10	Disclosures and Submissions to Regulatory Authorities. As of the Effective Date, Ambit has prepared, maintained and retained all Regulatory Materials that are required to be maintained or reported pursuant to and in accordance with Applicable Law, and to Ambit’s Knowledge all such information is true, complete and correct and what it purports to be. Neither Ambit nor any of its Affiliates, nor any of its or their respective officers, employees, or agents has made an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the development of AC220 or the Lead Product, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority with respect to the development of AC220 or the Lead Product, or committed an act, made a statement, or failed to make a statement to the FDA or any other Regulatory Authority with respect to the development of AC220 or the Lead Product that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Ambit is not aware of any facts or other information that is likely to adversely affect the acceptance, or the subsequent approval, by any Regulatory Authority of any filing, application or request for Regulatory Approval, or that would otherwise materially adversely affect the scientific or therapeutic potential of AC220 or the Lead Product, provided that the representation and warranty contained in this sentence is not intended and shall not be construed to cover facts and information that Ambit can demonstrate were disclosed to Astellas in writing prior to the Effective Date.

5.2.11	Conduct of Development. Ambit has conducted, or has caused its contractors and consultants to conduct, any and all preclinical and clinical studies related to the

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Compounds and Licensed Products in accordance with good laboratory and clinical practice as and where appropriate, and Applicable Law.

5.2.12	US/Japan Tax Treaty. Ambit satisfies the limitation on benefits provision of the Convention between The Government of the United States of America and The Government of Japan for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (“US/Japan Tax Treaty”).

5.2.13	No Government Funding. The Exploitation prior to the Effective Date of AC220 and the Lead Product has occurred and been conducted outside of any government-funded project, and none of AC220, the Lead Product, or any Ambit Technology is or will be subject to 37 C.F.R. Parts 401 and 404 or any foreign equivalent.

5.2.14	HSR. With reference to the Hart-Scott-Rodino Antitrust Improvements Act, 15 U.S.C. § 18a, and the Coverage Rules promulgated thereunder, 16 C.F.R. § 801, according to Ambit’s last regularly prepared balance sheet, […***…]. In addition, according to Ambit’s last regularly prepared annual statement of income and expenses, which included the income and expenses of Ambit and of all entities included within Ambit, the total income earned by Ambit and by all entities included within Ambit did not […***…]. Further, Ambit is not “a person engaged in manufacturing” as that term is defined in the Coverage Rules, 16 C.F.R. § 801.1(j).

5.3	Covenants by Ambit. Ambit covenants and agrees as follows:

5.3.1	Ongoing Covenants. From the Effective Date until the expiration of the Term: (a) Neither Ambit nor its Affiliates shall enter into any agreement with any Third Party, whether written or oral, with respect to, or otherwise assign, transfer, license, or convey its right, title or interest in or to, the Ambit Technology, Ambit’s interest in and to any Program Technology, Regulatory Materials, Regulatory Approvals or any Licensed Compound or Product, in each case, that is in conflict with the rights thereunder granted by Ambit to Astellas under this Agreement or that would prevent Ambit from performing its obligations under this Agreement; and (b) Ambit shall not grant any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance or imposition with respect to the Ambit Technology, Ambit’s interest in and to any Program Technology, Regulatory Materials, Regulatory Approvals or any Licensed Compound or Product that would prevent it from performing its obligations under this Agreement.

5.3.2

Product Warranty. Ambit covenants and warrants that all Lead Product supplied to Astellas by or on behalf of Ambit in accordance with Section 3.6.2(c) hereunder and used in Clinical Trials or other development under the Development Program therefor: (a) will be in conformity with the applicable specifications therefor at the time of delivery; (b) will have been manufactured in compliance with cGMP, if required, and Applicable Law; (c) to the Knowledge of Ambit, will have been manufactured in facilities that are in compliance with Applicable Law at the time of such manufacture (including applicable inspection requirements of the FDA and other Regulatory Authorities); (d) will not be adulterated or misbranded under the Act; (e) may be introduced into interstate commerce pursuant to the Act (subject to Astellas or Ambit obtaining or having obtained all Regulatory Approvals needed for such introduction); and (f) unless otherwise agreed

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by the Parties, will have an expiration date no earlier than […***…] after the date of delivery thereof; provided that Ambit’s liability to Astellas for breach of the foregoing covenant and warranty shall not exceed the greater of (i) […***…] or (ii) the maximum aggregate amount that Ambit actually recovers pursuant to any and all agreements between Ambit and any Third Party(ies) that performed any contract manufacturing activities with respect to the Product (including any intermediate of any Licensed Compound or other material contained therein) that gave rise to such breach, based on such Third Party’s breach of such agreement (or other basis for recovery under such agreement) resulting from the failure of such Product or Licensed Compound to comply with the requirements of this Section 5.3.2. Ambit shall use commercially reasonable efforts to obtain such recoveries.

5.4	Disclaimer

EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5.1, 5.2 or 5.3, NEITHER PARTY MAKES ANY, AND HEREBY DISCLAIMS ALL, REPRESENTATIONS OR WARRANTIES (EITHER EXPRESS OR IMPLIED), INCLUDING ANY EXPRESS OR IMPLIED WARRANTY CONCERNING THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

6.	CONFIDENTIALITY

6.1

Restricted Information. Ambit recognizes that by reason of Astellas’s status as an exclusive licensee pursuant to the grants under Section 3.1, Astellas has an interest in Ambit’s retention in confidence of Ambit Know-How, Ambit Program Know-How and Joint Program Know-How that relates directly to the Licensed Compounds or Products. Accordingly, until the expiration of Astellas’s exclusive license in all countries with respect to each Licensed Compound and Product under Section 3.3.1, Ambit shall, and shall cause its Affiliates and their respective officers, directors, employees and agents to, keep completely confidential, and not publish or otherwise disclose to any Third Party (except as expressly permitted under this Agreement), and not use for any purpose other than as permitted or contemplated in this Agreement, any specific Ambit Know-How, Ambit Program Know-How or Joint Program Know-How that comprises or relates directly to any Licensed Compound or Product, or the Exploitation thereof, including data and results of Clinical Trials and nonclinical studies with respect to any Licensed Compound or Product (whether conducted prior to or during the Term), or any Regulatory Materials and Regulatory Approvals with respect thereto (the “Restricted Information”); provided, however, that the “Restricted Information” shall not include any Information to the extent (a) such Information is in the public domain through no fault of Ambit, its Affiliates or any of their respective officers, directors, employees or agents, (b) such Information relates broadly to Ambit’s technology and/or other compounds or products that are not Licensed Compounds (or the discovery, research, characterization, manufacture, or use thereof) and has substantial utility for purposes outside of the exclusive rights licensed to Astellas under this Agreement; (c) disclosure or use of the Information by Ambit would be expressly permitted under Section 6.2.2; or (d) disclosure or use of the Information by Ambit is otherwise expressly permitted by the terms of this Agreement. For clarification, the disclosure by Ambit to Astellas of Restricted Information shall not cause such information to cease to be subject to the provisions of this Section 6.1. In the event this Agreement is terminated in its entirety by Astellas

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pursuant to Section 9.2, 9.3 or 9.4 or by Ambit pursuant to Section 9.3 or 9.4, this Section 6.1 (other than this final sentence) shall terminate and have no continuing force or effect and the Restricted Information (other than (i) the Joint Program Know-How included therein and (ii) the Regulatory Materials and Regulatory Approvals included therein to the extent that such Regulatory Materials and Regulatory Materials are not assigned to Ambit pursuant to Section 9.6.1(f) or 9.6.2(c)) shall thereafter be deemed solely to be Confidential Information of Ambit, for purposes of the surviving provisions of this Agreement.

6.2	Nondisclosure and Non-Use Obligations

6.2.1	General Nondisclosure and Non-Use Requirements. All Confidential Information of a Party shall be maintained in confidence by the receiving Party, and shall not be disclosed to any Third Party or Related Party, or used for any purpose except as expressly permitted under the terms of this Agreement, without the prior written consent of the disclosing Party.

6.2.2	Exceptions. Each Party (and its Affiliates) may disclose Confidential Information of the other Party, and Ambit may disclose the Restricted Information (each such Party, the “Obligated Party”), to the extent that such Confidential Information or Restricted Information, as applicable:

(a) is disclosed by the Obligated Party as reasonably necessary for the filing, prosecution or maintenance of Patent Rights that are the subject of this Agreement as permitted in accordance with Section 8.3, or, for obtaining, maintaining or expanding Regulatory Approvals as permitted pursuant to this Agreement;

(b) is (i) licensed to Astellas under this Agreement and is necessary or reasonably needed to be disclosed by Astellas to its Related Parties, agents, consultants, and/or other Third Parties in order to conduct, development, manufacturing or marketing of the Product in accordance with this Agreement (or for such entities to determine their interest in performing such activities) or (ii) licensed to Ambit under this Agreement and is necessary or reasonably needed to be disclosed by Ambit to its Affiliates, agents, consultants, permitted sublicensees or other Third Parties in order to conduct the research, development, manufacturing or marketing of any Licensed Compound or Product in accordance with this Agreement (or for such entities to determine their interest in performing such activities), provided that in all cases parties receiving the disclosure shall have agreed in writing to be bound by the confidentiality and non-use obligations at least as equivalent in scope as those set forth in Section 6.1 and 6.2, except the term of such obligations may be for as long a duration as can reasonably be negotiated, but in any case such term shall have a duration that is commercially reasonable under the circumstances;

(c) is reasonably necessary to be disclosed to the Obligated Party’s attorneys or independent accountants for the purpose of enabling such attorneys or independent accountants to provide needed professional advice to the Obligated Party, and on the condition that such Third Parties are bound by confidentiality and non-use obligations customary for the type of professional and are advised that the information being disclosed is confidential;

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(d) is reasonably necessary to be disclosed to the Obligated Party’s financial advisors for the purpose of enabling such financial advisors to provide needed advice to the Obligated Party, and on the condition that such Third Parties are bound by confidentiality and non-use obligations customary for the type of recipient and are advised that the information being disclosed is confidential; or

(e) is disclosed by the Obligated Party to accredited investors, lenders or bona fide potential acquirers, merger candidates, Sublicensees (or licensees or sublicensees, in the case of Ambit or its Affiliate, and in each case, to the extent Ambit’s grant of a license or sublicense to such Person would be consistent with the terms of this Agreement) or collaborators (and their respective professional advisors), in the context of due diligence investigations of such Party (or its Affiliate) solely for the purpose of evaluating a potential business transaction or relationship with the Party (or its Affiliate), and/or in negotiating and completing such transaction or relationship, and/or in performing such transaction or relationship, and on the condition that such Third Parties are bound by confidentiality and non-use obligations customary for the type of recipient and are advised that the information being disclosed is confidential.

6.2.3	Compelled Disclosure. Notwithstanding the obligations of Section 6.2.1, an Obligated Party shall be permitted to disclose specific Confidential Information of the other Party (or Restricted Information, in the case of Ambit as the Obligated Party) to the extent such disclosure is required by judicial or administrative process, provided that such Party promptly informs the other Party of the disclosure requirement, reasonably cooperates with any efforts by the other Party to challenge or limit the disclosure obligations, and discloses only such Confidential Information or Restricted Information as is (after any such efforts) required to be disclosed. Any such Confidential Information or Restricted Information that is disclosed pursuant to such judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 6.2, and the Party disclosing Confidential Information or Restricted Information pursuant to law or court order shall take all steps reasonably necessary, including without limitation seeking an order of confidentiality, to ensure the continued confidential treatment of such information.

6.3	Publication

Astellas and Ambit each acknowledge the other Party’s interest in publishing and presenting the results of its research in order to obtain recognition within the scientific community and to advance the state of scientific knowledge. However, any publication or presentation of Confidential Information (of the other Party), Joint Program Know-How, and/or any information arising from the Development Program or Research Program shall be solely by written agreement of the Parties. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Section 6.2.2, either Party, its employees or consultants wishing to make a publication or presentation containing Confidential Information (of the other Party), Joint Program Know-How, and/or any information arising from the Development Program or Research Program shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least […***…] prior to submission for publication or presentation. The reviewing Party shall have the right (a) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons and/or (b) to request a reasonable delay in

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publication or presentation in order to protect patentable information. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of […***…] to enable patent applications protecting each Party’s rights in such Confidential Information to be filed in accordance with Article 8 below. Upon expiration of such […***…], the publishing Party shall be free to proceed with the publication or presentation provided the publishing Party has obtained written confirmation from the reviewing Party that such patent applications have been filed. If the reviewing Party requests modifications to the publication or presentation, the publishing Party shall edit such publication or presentation to prevent disclosure of trade secret or proprietary business information of the reviewing Party prior to submission of the publication or presentation. If a publication or presentation by Astellas or an Astellas Affiliate results from work performed by Ambit or relating to the Ambit Technology or the Development Program or the Research Program, Astellas and/or its Affiliates agrees to acknowledge Ambit and give credit to Ambit’s scientists, as scientifically appropriate, based on any contribution they may have made to the work, subject to the approval of Ambit. Likewise, if a publication or presentation by Ambit results from work performed by Astellas and/or its Affiliates or the Development Program or the Research Program, Ambit agrees to acknowledge Astellas and/or its Affiliates and give credit to Astellas’s or Astellas Affiliates’ scientists, as scientifically appropriate, based on any contribution they may have made to the work, subject to the approval of Astellas. Further, Astellas would have a right to publish the results and summaries of the Clinical Trials, observational or meta-analysis studies relating to the Product on a clinical trial register maintained by Astellas, clinical trial agreements, and the protocols of Clinical Trials relating to Product on www.ClinicalTrials.gov (or similar forum) (or as otherwise required by Astellas’s policies). Without any limitation of any other term or condition of this Agreement, Ambit would co-operate with Astellas in such effort, including reasonable efforts to provide Astellas with the protocols, results, data and other information relating all Clinical Trials conducted by Ambit on a Product.

6.4	Publicity/Use of Names/Disclosure of Terms

6.4.1	Terms of Agreement; Initial Press Release. The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties (and shall not constitute Restricted Information), subject to the special authorized disclosure provisions set forth in Section 6.4. The Parties have agreed to make a joint public announcement of the execution of this Agreement substantially in the form of the press release attached as Exhibit F on or within two (2) trading days after the Effective Date.

6.4.2	Use of Names. Neither Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or Related Parties or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law. Each Party hereby consents to the use of its name and logo by the other Party in making reference to the existence of the Agreement including on each Party’s website only to the extent permitted in this Section 6.

6.4.3

Other Disclosures. Except as otherwise provided below, neither Party shall make any public disclosure of the terms of this Agreement or any activities conducted under this Agreement beyond those otherwise described in the press release contemplated by Section 6.4.1, or as permitted under Section 6.1, or otherwise previously publicly disclosed without the prior written approval of the other Party, such approval not to be

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unreasonably withheld. Notwithstanding the foregoing, each Party shall be permitted to make public disclosure of the terms of the Agreement or of Information relating to the Agreement to the extent such disclosure is required by Applicable Law (including securities laws or regulations) or by the Securities and Exchange Commission and/or any other governmental or regulatory agencies, or by the rules of the national securities exchange on which such Party’s shares are listed (including disclosures in connection with securities filings made in connection with a Party’s public offering of its securities or in satisfaction of related disclosure requirements), provided that such Party shall use reasonable efforts to obtain confidential treatment of confidential financial and technical Information to the extent such treatment is possible under Applicable Law. Each Party agrees that it shall reasonably cooperate in a timely manner with the other Party with respect to all such disclosures to the Securities and Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of Confidential Information of either Party included in any such disclosure. Such cooperation shall include at a minimum that the Party required to make a disclosure provides a draft of any filing to the other Party in due time before the filing.

7.	INDEMNIFICATION; INSURANCE; LIMITATION OF LIABILITY

7.1	Indemnification by Ambit

Ambit hereby agrees to indemnify, defend and hold harmless Astellas, its Related Parties, subcontractors and Distributors, and its and their respective directors, officers, employees and agents (collectively, “Astellas Indemnified Parties”) from and against any and all liabilities, judgments, losses, damages, costs and expenses (including reasonable attorneys’ fees and costs) (collectively, “Losses”) resulting from any Third Party allegations, proceedings, demands, actions, suits or claims (“Third Party Claims”) against an Astellas Indemnified Party to the extent arising from or based on:

7.1.1

(a) the breach of Ambit’s representations and warranties contained in Section 5.1, 5.2 or 5.3 or any of its covenants or other obligations under this Agreement; or (b) the Exploitation of any Licensed Compounds or Products by or on behalf of Ambit or any of its Affiliates, (sub)contractors, or sublicensees (excluding Astellas or any of its Related Parties as licensees or sublicensees of Ambit hereunder), including any such Exploitation prior to the Effective Date, but excluding any Collaboration Program Activities (as defined below); or (c) the use or practice by Ambit or any of its Affiliates, (sub)contractors or sublicensees (excluding Astellas or any of its Related Parties as licensees or sublicensees of Ambit hereunder) of Astellas Technology or Astellas Program Technology outside the scope of the licenses granted in Section 3.3; or (d) the negligent or willfully wrongful actions or omissions of Ambit, its Affiliates, subcontractors or sublicensees (excluding Astellas or any of its Related Parties as licensees or sublicensees of Ambit hereunder), or the officers, directors, employees, or agents of Ambit or its Affiliates, subcontractors, or such sublicensees; or (e) any violation of Applicable Law by Ambit, its Affiliates, subcontractors or sublicensees (excluding Astellas or any of its Related Parties as licensees or sublicensees of Ambit hereunder), or the officers, directors, employees, or agents of Ambit or its Affiliates, (sub)contractors or such sublicensees; provided that such indemnification and defense obligation shall not apply to any Losses to the extent that such Losses either (i) are the subject of an indemnification obligation by Astellas under Section 7.2(a), (c), (d) or (e), or (ii) result from or were caused by the negligent or willfully wrongful actions or omissions of an

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Astellas Indemnified Party, as to which Losses with respect to each of clauses (a), (c), (d) and (e) of this Section 7.1.1 each Party shall indemnify the other to the extent of their respective liability for such damages or amounts; and

7.1.2	(a) the Exploitation by or on behalf of Ambit or its Affiliates, (sub)contractors, distributors or sublicensees (excluding such conduct by or on behalf of Astellas or any of its Related Parties as licensees or sublicensees of Ambit hereunder) of any Licensed Compound or Product (or the Licensed Compound contained therein) for the benefit of any Terminated Country(ies) following the applicable effective date of termination; (b) the exercise or use by or on behalf of Ambit, its Affiliates, (sub)contractors, distributors, licensees, or sublicensees (excluding such exercise by Astellas or any of its Related Parties as licensees and sublicensees of Ambit hereunder) of rights under any license or right of reference, or in or to any Regulatory Materials, Regulatory Approvals, and other Supporting Documents and trademarks, in each case granted, transferred or made available by or on behalf of Astellas or any of its Affiliates to Ambit following or in connection with termination of this Agreement with respect to any Terminated Country(ies), including pursuant to any post-termination Transition Agreement.

7.2	Indemnification by Astellas

Astellas agrees to defend, indemnify and hold harmless Ambit and its Affiliates, sublicensees and subcontractors, and its and each of their respective directors, officers, employees, and agents (collectively the “Ambit Indemnified Parties”) from and against any and all Losses resulting from all Third Party Claims against any Ambit Indemnified Party arising from or based on: (a) a breach of Astellas’s representations and warranties contained in Section 5.1 or any of its covenants or other obligations under this Agreement; or (b) the Exploitation of any Licensed Compound or Product by or on behalf of Astellas or any of its Related Parties or subcontractors, but excluding any Collaboration Program Activities; or (c) the use or practice by Astellas or its Related Parties or subcontractors of Ambit Technology or Ambit Program Technology outside the scope of the licenses granted in Section 3.1.1; or (d) the negligent or willfully wrongful actions or omissions of Astellas, any of its Related Parties or subcontractors (excluding Ambit, its Affiliates, and sublicensees as licensees or sublicensees of Ambit hereunder), or the officers, directors, employees, or agents of Astellas or any of its Related Parties or subcontractors; or (e) any violation of Applicable Law by Astellas or any of its Related Parties or subcontractors (excluding Ambit, its Affiliates and sublicensees as licensees or sublicensees of Astellas hereunder), or the officers, directors, employees, or agents of Astellas or any of its Related Parties or subcontractors; provided that such indemnification and defense obligation shall not apply to the extent that such Losses either (i) are the subject of an indemnification obligation by Ambit under Section 7.1(a), (c), (d), or (e) or Section 7.1.2, or (ii) result from or were caused by the negligent or willfully wrongful actions or omissions of an Ambit Indemnified Party, as to which Losses with respect to each of clauses (a), (c), (d) and (e) of this Section 7.2 each Party shall indemnify the other to the extent of their respective liability for such Losses.

7.3	Notification of Claims; Conditions to Indemnification Obligations

The Parties shall promptly notify each other of any Third Party Claims with respect to which indemnification under Section 7.1 or 7.2 of this Agreement is or (to the knowledge of the Party) likely could be sought. The Party requesting indemnification shall permit the indemnifying Party to assume the defense of such claims or suits giving rise to the

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request, at the indemnifying Party’s sole expense. The Party requesting indemnification shall cooperate with the indemnifying Party in such defense when reasonably requested to do so. In no event shall the indemnifying Party compromise or settle any claim or suit in a manner that admits fault or negligence on the part of the indemnified Party, or that would otherwise adversely affect any rights of the indemnified Party, without the prior written consent of the indemnified Party (such consent not to be unreasonably withheld). The indemnifying Party shall have no liability under Section 7.1 or 7.2 of this Article 7 with respect to any Third Party Claims to the extent settled or compromised without the indemnifying Party’s prior knowledge and express written consent.

7.4	Certain Third Party Claims.

The Parties shall share equally any Collaboration Program Damages (as defined below). With respect to any Collaboration Program Damages incurred by a Party (or any of its Indemnified Persons) during the Term, such Collaboration Program Damages shall be deemed to constitute (and shall be included in) Research Costs, Development Costs or Allowed Expenses, as applicable (and the Parties shall cooperate in good faith to allocate such amount(s) to the appropriate cost category). After the Term, each Party shall reimburse the other Party for fifty percent (50%) of any Collaboration Program Damages incurred by such Party (or any of its Indemnified Persons) no later than sixty (60) days after receipt of reasonable documentation evidencing such amounts. If either Party receives notice of a Third Party Claim that arises from or is based on any Collaboration Program Activities, such party shall inform the other Party in writing as soon as reasonably practicable, and the Parties shall discuss and agree upon a strategy on how to defend against such Third Party Claim.

For purposes of this Article 7, “Collaboration Program Activities” means any activities with respect to a Licensed Compound or Product conducted by either Party or any of its Affiliates, sublicensees or subcontractors at any time on or after the Effective Date during the Term consisting of (a) research or development for the purpose of, or in support of, (i) obtaining, maintaining or expanding Regulatory Approval in the U.S. or EU or (ii) commercialization of any Product in the U.S. or EU, in each case ((i) and (ii)) pursuant to any Research Plan or Development Plan, (b) commercialization of any Co-Promoted Product in the Co-Promotion Territory during the Co-Promotion Term, (c) Medical Affairs Activities with respect to any Co-Promoted Product in the Co-Promotion Territory during the Co-Promotion Term or (d) for clarity, the manufacture of any Product (including any intermediate thereof or any Licensed Compound or other material contained therein) for use in any activities under clause (a), (b) or (c).

For purposes of this Section 7.4, “Collaboration Program Damages” means Losses payable by either Party (or any of its Indemnified Persons) to any Third Party claimant arising from or based on Collaboration Program Activities, including such damages and other amounts (and attorneys’ fees) from claims of infringement of a Third Party’s Patent Rights or other intellectual property rights; provided, however, that “Collaboration Program Damages” shall exclude any and all damages and other amounts (including attorneys’ fees) for which a Party has an obligation to indemnify pursuant to Section 7.1 or 7.2.

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7.5	Insurance

Each Party shall, and shall cause its sublicensees (including Sublicensees) and its and their respective Affiliates to, have and maintain liability insurance, which in Astellas’s case may be in the form of self-insurance, covering the manufacture, use and sale of the Products in a manner consistent with industry standards, but in any event including product liability insurance with respect to the Products. Ambit shall maintain the following limits of such coverage: (a) not less than […***…] in coverage in the aggregate as of the Effective Date; (b) subject to clause (c), not less than […***…] in coverage in the aggregate as of the date of First Commercial Sale of the first Product in the Territory; and (c) not less than […***…] in coverage in the aggregate as of the date of First Commercial Sale of the first Product in the Co-Promotion Territory with respect to which Ambit has exercised the Co-Promotion Option. Ambit shall upon request provide Astellas with a copy of such policies of insurance, along with any amendments and revisions thereto. Ambit shall list Astellas as an additional insured and loss payee on such policies of Ambit and ensure that such policies provide that Astellas shall be given thirty (30) days’ advance written notice of the termination thereof. Such policies or programs of self-insurance shall remain in effect throughout the Term and for a period of […***…] thereafter (with the limits required to be in effect as of the last day of the Term maintained during such […***…] period) and shall not be cancelled or subject to a reduction of coverage without the prior written authorization of the other Party. Maintenance of such insurance coverage shall not relieve a Party of any responsibility under this Agreement for damages in excess of insurance limits or otherwise.

7.6	Limitation of Liability

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, ANY LOSS OF PROFITS, LOSS OF ROYALTIES AND MILESTONE PAYMENTS, LOSS OF BUSINESS, LOSS OF USE, LOSS OR INACCESSIBILITY OF DATA, OR INTERRUPTION OF BUSINESS, ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO DAMAGES RESULTING FROM THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES, A PARTY’S BREACH OF ARTICLE 6, OR TO THE INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 7.1 AND 7.2.

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8.	INTELLECTUAL PROPERTY AND PATENT PROVISIONS

8.1	Ownership

8.1.1	Ambit Technology. Subject to the licenses and rights granted to Astellas in this Agreement, all right, title and interest in and to Ambit Technology shall be and remain owned solely by Ambit and/or its Affiliates.

8.1.2	Astellas Technology. Subject to the licenses and rights granted to Ambit in this Agreement, all right, title and interest in and to Astellas Technology shall be and remain owned solely by Astellas and/or its Affiliates.

8.1.3	Ownership of Program Technology.

(a) In General. As between the Parties, each Party shall own all inventions, improvements, and other Information conceived, discovered, developed or otherwise made, as necessary to establish authorship, inventorship or ownership under Applicable Law, solely by or on behalf of such Party (or its Affiliates, independent contractors or sublicensees (including Sublicensees) or its or their respective directors, officers, employees or agents) during the Term in connection with activities conducted under a Research Plan, Development Plan or otherwise under this Agreement, whether or not patentable, and any and all Patent Rights and other intellectual property rights appurtenant thereto. As between the Parties, each Party shall own an equal, undivided interest in all inventions, improvements and other Information that are conceived, discovered, developed or otherwise made, as necessary to establish authorship, inventorship or ownership under Applicable Law, jointly by or on behalf of each Party (or their respective Affiliates, independent contractors or sublicensees (including Sublicensees) or its or their respective directors, officers, employees or agents) during the Term in connection with activities conducted under a Research Plan, Development Plan or otherwise under this Agreement, whether or not patentable, and any and all Patent Rights and other intellectual property rights appurtenant thereto.

(b) Program Technology. Subject to the licenses and other rights granted by each Party to the other Party in this Agreement, and without limitation to Section 8.1.3(a), (i) Ambit shall own all right, title and interest in and to any Ambit Program Technology, (ii) Astellas shall own all right, title and interest in and to any Astellas Program Technology, and (iii) each Party shall own an equal, undivided interest in and to all Joint Program Technology. Except for such rights in Joint Program Technology as are exclusively licensed to Astellas pursuant to Section 3.1 under this Agreement, each Party shall have the right to use, commercialize and otherwise make, have made, import, sell or offer for sale or otherwise exploit (including by researching, developing or registering, or by granting licenses to) the Joint Program Technology for all purposes (other than as exclusively licensed to the other Party under the licenses granted in this Agreement), without any consent of or accounting to the other Party.

(c) Disclosure of Program Technology. Each Party shall promptly notify and disclose to the other Party any and all inventions constituting Program Technology that are conceived, made, created, discovered, developed, and/or reduced to practice solely by the Party or jointly by the Parties under a Development Program or the Research Program. In such notices, the disclosing Party shall identify any such inventions that the Party believes may be a patentable invention.

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(d) Ownership of Regulatory Materials and Regulatory Approvals. Notwithstanding the foregoing or any other term or condition of this Agreement to the contrary, ownership of Regulatory Materials and Regulatory Approvals shall be governed by Section 2.5.3.

8.1.4	Inventorship. Inventorship for patentable inventions conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with United States patent laws for determining inventorship.

8.2	Rights to Newly-Acquired IP.

8.2.1	Disclosure. If after the Effective Date, Ambit (or its Affiliate) desires to acquire or in-license from a Third Party specific Patent Rights or proprietary Information that Ambit believes would fall within the scope of the definition of Ambit Licensed Patents or Ambit Know-How, as applicable, and for which Ambit will owe such Third Party consideration for such acquisition or in-license, and/or will owe such Third Party consideration based on use or practice of such Patent Rights or proprietary Information with respect to one or more Products (collectively, “Newly-Acquired IP Rights”), then Ambit shall (a) inform Astellas in writing of the proposed terms of such in-license or acquisition and the costs of which Ambit proposes to share pursuant to this Section 8.2, (b) keep Astellas reasonably informed of the negotiations with such Third Party and (c) consider in good faith Astellas’s reasonable comments on such terms and negotiations to the extent relating to rights that could be sublicensed to Astellas hereunder. If Ambit (or its Affiliate) acquires or in-licenses from such Third Party any Newly-Acquired IP Rights then such Newly-Acquired IP Rights shall automatically be included in the Ambit Technology (absent a rejection as provided in Section 8.2.2 below). Ambit shall promptly disclose to Astellas: (i) such Newly-Acquired IP Rights, (ii) the reasonable allocation of any upfront consideration paid by Ambit (or its Affiliate) to such Third Party for the acquisition or in-license (as applicable) of such Newly-Acquired IP Rights, to the use or practice thereof with respect to Products, and (iii) the actual consideration that Ambit will be required to pay such Third Party if Ambit licenses (or sublicenses, as applicable) such Newly-Acquired IP Rights to Astellas under this Agreement and such Newly-Acquired IP Rights are used or practiced with respect to the development, manufacture, use, import, offer for sale or sale of Product(s) by Astellas or its Related Parties.

8.2.2	Rejection. Within […***…] of such disclosure, Astellas shall elect in writing to Ambit either (a) to agree to pay to Ambit the amounts described in subclauses (ii) and (iii) of Section 8.2.1 above, as incurred and invoiced by Ambit within […***…] after receipt of such an invoice, with respect to the license (or sublicense, as applicable) to Astellas of the applicable Newly-Acquired IP Rights disclosed by Ambit, or (b) to reject any such Newly-Acquired IP Rights disclosed by Ambit (with Astellas being deemed to have so rejected if Astellas does not make any such election by the end of such […***…] period, in which case such rejected Patent Rights or Know-How shall be excluded from the definition of Ambit Licensed Patents or Ambit Know-How, as applicable, and in such case this Agreement shall not apply to such rejected Newly-Acquired IP Rights. Notwithstanding anything set forth in this Section 8.2, the payment obligation set forth in clause (a) shall not include any obligation to pay for any Newly-Acquired IP Rights acquired by Ambit without consultation with and agreement of Astellas as provided above. Any amounts that Astellas is obligated to pay with respect to such Newly-Acquired IP Rights shall be subject to the cost sharing contemplated under Section 4.3.4 with respect to such rights.

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8.3	Patent Filing, Prosecution and Maintenance.

8.3.1	Control Over Prosecution.

(a) Ambit Licensed Patents. Subject to the remainder of this Section 8.3, Astellas shall, at its cost and expense (except as otherwise provided below), either itself or through the use of outside counsel selected by Astellas and reasonably acceptable to Ambit, direct and control the Prosecution of all Ambit Licensed Patents, in collaboration and consultation with Ambit as provided below. If Ambit exercises the Co-Promotion Option as to a particular Product, then with respect to any Ambit Licensed Patents in the United States that claim such Co-Promoted Product or a method of use or manufacture of such Co-Promoted Product, the Parties shall after such election share equally the costs and expenses of Astellas’s Prosecution of such Ambit Licensed Patents in the U.S., by such costs and expenses being treated as Allowed Expenses. In addition, any such Ambit Licensed Patents that are treated as Allowed Expenses shall be deemed “Shared Cost Patents” for purposes of Section 8.3.5.

(b) Astellas Program Patents. Subject to the remainder of this Section 8.3, Astellas shall, at its cost and expense, either itself or through the use of outside counsel selected by Astellas and reasonably acceptable to Ambit, direct and control the Prosecution of all Astellas Program Patents, in collaboration and consultation with Ambit as provided below.

(c) Ambit Program Patents and Joint Program Patents. Subject to the remainder of this Section 8.3, Ambit shall, either itself or through the use of outside counsel selected by Ambit and reasonably acceptable to Astellas, direct and control the Prosecution of all Ambit Program Patents, in collaboration and consultation with Astellas as provided below. Promptly after the Parties identify a potentially patentable invention within the Joint Program Know-How, the Parties shall discuss whether to file a Joint Program Patent claiming such invention, and if so which Party shall take the lead in directing and controlling the Prosecution of such Joint Program Patent. Astellas shall generally have the first right to control Prosecution of Joint Program Patents; provided, however, that Astellas shall consider in good faith any request by Ambit to control Prosecution, taking into account the subject matter of the Joint Program Patent at issue and its similarity or difference from the Ambit Licensed Patents and each Party’s respective Program Patents. For each Joint Program Patent that the Parties agree to file, the Lead Prosecuting Party (as defined below) therefor shall direct and control the Prosecution of the Joint Program Patent (in all countries where the Parties agree to file such applications), using outside patent counsel mutually agreeable to the Parties, and in collaboration and consultation with the other Party. Subject to the opt-out provisions below, the Parties shall bear equally all reasonable costs and expenses of obtaining and maintaining the Joint Program Patents and the Ambit Program Patents (the “Shared Cost Patents”) during the Term, including reasonable fees and expenses paid to outside legal counsel and experts. Within thirty (30) days following the end of a Calendar Quarter, the Lead Prosecuting Party for any of the Shared Cost Patents shall provide to the other Party an invoice setting forth the costs and expenses (with detail showing the basis for all such charges) of the Prosecution it conducts on such Patents, and the other Party shall reimburse the Lead Prosecuting Party for one-half of such costs and expenses, within sixty (60) days of the invoice.

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8.3.2	Prosecution Activities. With respect to the Ambit Licensed Patents and the Program Patents, the Party with the first right to control Prosecution of Patent Rights as set forth in Section 8.3.1(a) through (c) (the “Lead Prosecuting Party”) shall direct and control the Prosecution of such Patent Rights, including the preparation, filing and prosecution of all U.S. and foreign patent applications within such Patent Rights, and the conduct of any interferences, reexaminations, reissues and foreign oppositions relating to such Patent Rights (as further discussed in Section 8.3.7 below).

8.3.3	Cooperation. During Prosecution of the Ambit Licensed Patents or Program Patents, as applicable, the non-Lead Prosecuting Party shall cooperate fully with the Lead Prosecuting Party and provide reasonable assistance to such efforts, at the Lead Prosecuting Party’s request, including signing any necessary or appropriate documents; providing written and testimonial evidence; and providing the Lead Prosecuting Party with other reasonable assistance as appropriate.

8.3.4	Right to Participate. Throughout the Prosecution of Ambit Licensed Patents and Program Patents, the Lead Prosecuting Party shall consult with the other Party and seek such other Party’s input regarding such Prosecution efforts. Such consultation shall include the Lead Prosecuting Party providing the other Party a reasonable opportunity to review and comment on such Prosecution efforts regarding the applicable Ambit Licensed Patents or Program Patents, including by providing to such other Party copies of all material communications from any patent authority in the Territory regarding such patent applications, and by providing drafts of any responses and any material filings to be made to such patent authorities reasonably in advance of submitting such responses or filings, and reasonably discussing any comments made by such non-Lead Prosecuting Party regarding such Prosecution efforts and in good faith seeking to accommodate all reasonable comments made by such non-Lead Prosecuting Party. For the avoidance of doubt, the Lead Prosecuting Party will remain responsible for final decisions regarding such Prosecution, after such consultation with such other Party.

8.3.5	Option to “Step-in” to Prosecute and Maintain Patent Rights.

(a) If the Lead Prosecuting Party, at any time, determines that it shall cease Prosecution of any particular Patent Rights as to which it is the Lead Prosecuting Party pursuant to Section 8.3.1 (on a country-by-country basis in the Territory), including as to any particular claims in such Patent Rights, then such Party shall give written notice to the other Party of such determination (such notice to be given at least sixty (60) days prior to any deadline for filing or providing a response which would cause such Patent Rights to lapse or be abandoned), and, in such case, shall permit the other Party, at its sole discretion, to continue Prosecution of such Patent Rights at its sole expense (unless the Lead Prosecuting Party is ceasing such Prosecution in favor of other Patent Rights for strategic reasons that will likely benefit the over all patent protection for a Product). If the other Party so elects to continue Prosecution of the applicable patent, it shall become the “Lead Prosecuting Party” with respect thereto, and the Party that is declining such Prosecution efforts shall execute such documents and perform such acts as reasonably necessary to permit the undertaking Party to continue such Prosecution on the Parties’ behalf, in a timely manner. In addition, either Party may, at any time, give notice to the other Party of its election to cease sharing costs with respect to the Prosecution and maintenance of a Shared Cost Patent and, in such case, the costs incurred with respect to such patent after the date of such disclaimer shall thereafter be borne exclusively by the other Party, without reimbursement or credit.

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(b) If the Lead Prosecuting Party elects to discontinue Prosecution of Patent Rights or, with respect to the Shared Cost Patents, either Party elects to cease sharing the costs of Prosecution (such Party, the “Disclaiming Party”) then upon the other Party’s request, the Disclaiming Party shall assign all of its rights, title and interest in any such Patent Rights (for clarity, in which the Disclaiming Party has an ownership interest) at no cost to the non-disclaiming Party. If Astellas elects to cease funding a Shared Cost Patent or elects to cease funding the cost of Prosecution of an Ambit Licensed Patent that is not a Shared Cost Patent, then such Patent Rights shall thereafter be excluded from the license grants to Astellas in Section 3.1.1; provided, however, that upon written notice to Ambit at any time during the Term, Astellas may elect to include such disclaimed Shared Cost Patents or disclaimed Ambit Licensed Patent in the license grants hereunder by paying Ambit […***…] of the total cost of Prosecuting and maintaining such Patent Rights that were solely borne by Ambit.

(c) Notwithstanding the foregoing clause (b), in the case of a Shared Cost Patent or Ambit Licensed Patent, if the Lead Prosecuting Party elects to cease Prosecution of such patent, but is still willing, in the case of the Shared Cost Patents, to continue to share the cost of Prosecuting and maintaining such Patent Rights, or in the case of the Ambit Licensed Patents that are not Shared Cost Patents, to continue to bear the cost of Prosecuting and maintaining such Patent Rights, then such Party shall permit the other Party, in its sole discretion, to continue Prosecution of such Patent Rights. The Parties shall continue to treat such Patent Rights as Shared Cost Patents or Ambit Licensed Patents, as applicable, under this Agreement and the consequences in Section 8.3.5(b) shall not apply.

8.3.6	Review of Patent Estate. From time to time as reasonably requested by either Party, Ambit and Astellas shall jointly review the entire patent estate comprising the Ambit Technology and the Program Technology including the current status of the estate and plans for the estate in the then foreseeable future, and shall discuss in good faith the patent strategy for such estate with the goal of efficiently maximizing the patent protection for Products.

8.3.7	Interference, Opposition, Reexamination and Reissue

(a) Either Party shall, within ten (10) days of learning of such event, inform the other Party of any request for, or filing or declaration of, any interference, opposition or reexamination relating to Ambit Licensed Patents, Ambit Program Patents or Joint Program Patents. The Lead Prosecution Party for such patent shall determine a reasonable course of action with respect to any such proceeding, provided that such Party shall consider in good faith the views of the other Party with respect to such proceeding. All responses to or defense against any such request or filing shall be included within the Prosecution efforts above.

(b) Astellas shall not initiate any reexamination, interference or reissue proceeding relating to the Ambit Licensed Patents, Ambit Program Patents or Joint Program Patents without first consulting with Ambit and considering its views on the matter. Ambit shall not initiate any reexamination, interference or reissue proceeding relating to Ambit Licensed Patents, Ambit Program Patents or Joint Program Patents without the prior written consent of Astellas, which consent shall not be unreasonably withheld.

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(c) In connection with any interference, opposition, reissue or reexamination proceeding relating to Ambit Licensed Patents, Ambit Program Patents or Joint Program Patents, Astellas and Ambit will cooperate fully and will provide each other with any information or assistance that either may reasonably request. The Parties shall keep each other informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

(d) Expenses with respect to any interference, opposition, reexamination or reissue proceeding relating to the Ambit Licensed Patents, Ambit Program Patents or Joint Program Patents shall be borne in the same manner as expenses for the Prosecution efforts with respect to such patents, as set forth above.

8.3.8	Invalidity or Unenforceability Defenses or Actions.

In the event that a Third Party or Sublicensee asserts, as a defense or as a counterclaim in any infringement action under Section 8.4.1, that any Ambit Licensed Patent or Program Patent is invalid or unenforceable, then the Party pursuing such infringement action shall promptly give written notice to the other Party. Where such allegation is made in an opposition, reexamination, interference or other patent office proceeding, the provisions of Section 8.3.7 shall apply. Where such allegation is made in a counterclaim to a suit or other action brought under Section 8.4.1, the Party with the first right to enforce the Patent Rights at issue shall have the first right to respond to such defense or defend against such counterclaim (as applicable) and the provisions of Section 8.4.1 (including step-in rights and control over settlement) shall apply. In all other cases, including any declaratory judgment action or similar action or claim filed by a Third Party asserting that any Ambit Licensed Patent or Program Patent is invalid or unenforceable, Astellas shall have the first right to defend such action, at Astellas’s expense, and Ambit will cooperate with Astellas, at Astellas’s expense in such defense. In the event Astellas does not so elect to defend an action with respect to any Ambit Licensed Patent or Program Patent under this Section 8.3.8, it shall so notify Ambit in writing, and Ambit shall have the right to so defend such action, at Ambit’s expense; provided, however, that Ambit shall obtain the written consent of Astellas prior to ceasing to defend, settling or otherwise compromising such defense or counterclaim if such action is likely to materially adversely affect Astellas’s interests in the applicable Ambit Licensed Patent or Program Patent or rights under this Agreement. Each Party shall provide to the Party defending any such rights under this Section 8.3.8 all reasonable assistance in such enforcement, at such defending Party’s request and expense. The defending Party shall keep the other Party regularly informed of the status and progress of such efforts, and shall reasonably consider the other Party’s comments on any such efforts.

8.4	Infringement Actions

8.4.1	Prosecution of Infringement

(a) The Parties shall promptly notify one another in writing of any and all (i) actual or threatened infringements by Third Parties of the Ambit Licensed Patents or Program Patents (in each case, a “Third Party Infringement”) known to either of them, and in any event within thirty (30) days of learning of such infringement or (ii) any misappropriation or misuse of any Ambit Know-How, Joint Program Know-How or Ambit Program Know-How known to them.

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(b) With respect to actual or threatened Third Party Infringement of the Ambit Licensed Patents, or the Program Patents (a “Field Infringement”), Astellas shall have the first right, but not the obligation, to file suit or take other appropriate action to cause the cessation of such Field Infringement of any such Patent Rights. To the extent Astellas takes such action, Astellas shall control such action, at Astellas’s sole expense, but shall not enter into settlements, stipulated judgments or other arrangements respecting such infringement without Ambit’s prior consent, not to be unreasonably withheld. If Astellas takes such action against a Field Infringement, Astellas shall indemnify, defend and hold Ambit harmless from all related costs, expenses and liabilities respecting any such actions against claimed infringement in accordance with and to the extent required pursuant to its indemnification obligations in Article 7. Ambit shall permit an action to be brought by Astellas in Ambit’s name if required by law and shall join such action as a party plaintiff if required to perfect or maintain jurisdiction to pursue such action. Ambit agrees to provide, at Astellas’s expense, all reasonable assistance that Astellas may reasonably require in any such action, including providing written evidence, deposition and trial testimony, for which Astellas shall pay to Ambit a reasonable hourly rate of compensation.

(c) Astellas shall notify Ambit in writing of its intention with regard to any such Third Party Infringement promptly after it has notice of such infringement. In the event that Astellas does not within one hundred twenty (120) days of notice of such Third Party Infringement initiate, and thereafter continue to diligently pursue, appropriate actions to cause the cessation of such Third Party Infringement (or earlier notifies Ambit in writing of its intent not to take such actions), then as of the expiration of such one hundred twenty (120) day period or earlier notice, Ambit shall have the right to take all actions it deems appropriate against such Third Party Infringement, in which case Ambit shall pay any and all costs and expenses incurred in such action. Astellas agrees to provide all reasonable assistance that Ambit may reasonably require in any such action or litigation, including providing written evidence, deposition and trial testimony, for which Ambit shall pay to Astellas a reasonable hourly rate of compensation.

(d) Any recovery obtained by either or both Astellas and Ambit in connection with or as a result of any action contemplated by this Section 8.4.1, whether by settlement or otherwise, shall be shared in order as follows:

(i)	The Party which initiated and prosecuted the action shall recoup all of its reasonable out-of-pocket costs and expenses incurred in connection with the action;

(ii)	The other Party shall then, to the extent possible, recover its reasonable out-of-pocket costs and expenses incurred in connection with the action (to the extent not already reimbursed); and

(iii)	[…***…].

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Ambit shall inform Astellas of any certification regarding any Ambit Licensed Patents or Program Patents it has received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions or any similar provisions in a country in the Territory other than the United States and shall provide Astellas with a copy of such certification within two (2) days or receipt. Ambit’s and Astellas’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in Sections 8.4.1 (a)-(d) hereof, provided that within thirty (30) days of receiving notice of such certification Astellas shall advise Ambit as to whether or not Astellas expects to prosecute such infringement.

8.4.2	Defense of Infringement Claims

(a) If a Third Party makes or threatens against Astellas, its Related Parties and/or Ambit and its Affiliates any claim of infringement of a Patent Right owned or controlled by such Third Party based upon the manufacture, use, offer for sale or sale of a Licensed Compound or Product (each, an “Alleged Infringement”), Astellas shall have the right to respond to and/or defend any and all such Alleged Infringements at its own cost and expense, and in its sole discretion, subject to the other provisions of this Section 8.4.2. Ambit agrees to provide any necessary assistance that Astellas may reasonably require in any such defense action for which Astellas shall pay to Ambit a reasonable hourly rate of compensation for such assistance. To the extent that any such Alleged Infringement is against Ambit or its Affiliates, if Astellas elects to respond to or defend such Alleged Infringement claim against Ambit, it must do so in a timely manner so as not to prejudice Ambit’s ability to defend itself and avoid suffering any default judgments, and such Infringement Claim shall constitute a Third Party Claim for which Astellas has the obligation to defend, indemnify and hold harmless in accordance with and to the extent required pursuant to its indemnification obligations in Article 7. Ambit shall have the right, at its own expense, to retain counsel of its choice (but subject to Astellas’s right to control the defense if it has elected to do so as above).

(b) Astellas shall promptly notify Ambit in writing and provide a copy of (i) any claim of Alleged Infringement filed with a court or Governmental Authority or (ii) any written notice of an Alleged Infringement. Within a reasonable period of time in advance of any responsive deadline required by law or otherwise set forth in the claim or notice, Astellas shall notify Ambit in writing as to whether or not Astellas intends to respond to and defend each such Alleged Infringement. In the event that Astellas does not provide such notice of its intent to respond to and defend any such claim or notice of an Alleged Infringement against Ambit or any of its Affiliates (or fails to provide such response and defense in good faith) Ambit shall have the right, in its sole discretion, to respond to such Alleged Infringement, in which case Ambit shall pay any and all costs and expenses incurred by Ambit in such action (except as is otherwise provided in Section 7.2) to date.

(c) Costs and Expenses. If Astellas responds to and defends any Alleged Infringement under this Section 8.4.2, the following amounts may be offset against the milestone payments payable under Section 4.2, royalties payable under Section 4.3 or Annual U.S. Profit/Loss payments pursuant to Section 4.4:

(i)	fifty percent (50%) of all reasonable costs and expenses incurred by Astellas in responding to or defending against such suit in which Astellas or its Affiliates or Sublicensees are found liable for infringement;

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(ii)	fifty percent (50%) of all damages or costs awarded against Astellas under Section 8.4.2 based on the finding of infringement such suit; and

(iii)	fifty percent (50%) of all royalties and other payments that Astellas is ordered to or agrees to pay to a Third Party in order to secure the license rights under Third Party Patent Rights at issue in the litigation to continue the Exploitation of a Licensed Compound or Product; provided, that any amounts offset or credited pursuant to this subsection 8.4.2(c)(iii) shall not also be used in reducing or adjusting royalties pursuant to Section 4.3.4.

Any payments or offsets made under this Section 8.4.2(c) shall be without prejudice to any other remedies Astellas may have under this Agreement or otherwise. Any amounts recovered by Astellas in connection with any action, claim or suit under Section 8.4.2 shall be allocated between the Parties as provided in Section 8.4.1(d).

8.5	Patent Term Restoration

The Parties hereto shall cooperate with each other in obtaining, and shall discuss reasonably and in good faith, patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to the Ambit Licensed Patents or Program Patents. In the event that elections with respect to obtaining such patent term restoration are to be made, Astellas shall have the right to make the election and Ambit agrees to abide by such election.

8.6	Orange Book Listing

The Parties hereto shall cooperate with each other and discuss in good faith, as to any particular Product, what Patent Rights should be listed in the “Orange Book” and other similar national (or supranational) equivalents thereto. Astellas shall have the sole right, after good faith reasonable discussion with Ambit, to make all filings with the Regulatory Authorities with respect to Ambit Licensed Patents and Program Patents and Astellas Patents in connection with required regulatory activities for Products, including as required or allowed in connection with: (i) in the United States, the FDA’s Orange Book and (ii) outside the United States, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents. Ambit shall, at Astellas’s expense, (A) provide to Astellas all Information in Ambit’s Control, including a correct and complete list of Ambit Licensed Patents and Ambit Program Patents covering any Product or otherwise necessary or reasonably useful to enable Astellas to make such filings with Regulatory Authorities with respect to the Products, and (B) cooperate with Astellas’s reasonable requests in connection therewith, including meeting any submission deadlines, in each case, to extent required or permitted by Applicable Law. Astellas shall notify Ambit in writing of any such filings with the Regulatory Authorities with respect to the Ambit Licensed Patents or the Program Patents.

8.7	Registration of Licenses.

Astellas may, at its sole discretion and at its own expense, register the exclusive and other licenses granted to it under this Agreement with the patent office or any other competent authorities in any country of the Territory in accordance with the Applicable Laws in such country, and Ambit shall, promptly upon Astellas’s request, provide Astellas with assistance necessary for such registration, including applying for such

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registration for Astellas and signing all necessary documents. Astellas will provide Ambit with a list and description, updated as appropriate, of the licenses it registers pursuant to this Section 8.7.

8.8	Trademarks

Astellas shall be responsible for the selection, registration, maintenance and defense of all trademarks for use in connection with the sale or marketing of any Product in the Territory and Astellas shall own all such trademarks. Astellas’s registration, maintenance and defense of any trademarks for Product in the Royalty Bearing Territory shall be at Astellas’s own cost and expense. Astellas’s costs and expenses incurred in connection with registering, maintaining and defending any trademarks for the Co-Promoted Products in the U.S. shall be Allowed Expenses. Astellas will provide Ambit with a list and description, updated as appropriate, of the trademarks it registers pursuant to this Section 8.8.

9.	TERM AND TERMINATION

9.1	Term and Expiration

This Agreement shall be effective as of the Effective Date and, unless terminated earlier in its entirety pursuant to Sections 9.2, 9.3 or 9.4 below, shall continue until expiration, which shall occur automatically upon the expiry of all royalty, Co-Promotion Payment and other payment obligations under this Agreement with respect to all Products (the “Term”).

9.2	Termination by Astellas

9.2.1	For Convenience. Notwithstanding anything contained herein to the contrary, Astellas shall have the right to terminate this Agreement on a country-by-country (provided that if such termination is with respect to any country in the EU, it shall be with respect to all of the EU) and Product-by-Product basis (provided that for purposes of the termination rights in this Section 9.2, each Product containing the same Licensed Compound shall be deemed the same Product) at any time in its sole discretion by giving one hundred and eighty (180) days’ advance written notice to Ambit. After any such notice of termination, unless within such period, Astellas is entitled to terminate this Agreement on a shorter notice period pursuant to Sections 9.2.2 or 9.2.3, the Agreement shall continue in full force and effect with respect to such Product or country(ies), and all obligations (including the payment of Development Costs incurred) remain applicable, notwithstanding such notice, until date of termination of the Agreement with respect to such Product or country(ies).

9.2.2

For Safety or Regulatory Concerns. Astellas may terminate this Agreement on a Product-by-Product basis effective upon thirty (30) days’ prior written notice to Ambit at any time referencing this Section 9.2.2 and providing Ambit with all clinical data supporting such termination together with a detailed written explanation of why Astellas believes that the Adverse Safety/Tox Results (as defined below) justify discontinuing all development and Commercialization hereunder. For purposes of the foregoing, “Adverse Safety/Tox Results” means, with respect to a particular Product, results from activities hereunder that provide a reasonable basis for the discontinuance by Astellas of all further development or Commercialization of such Products for use in the Field

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because the risk profile of such Product makes it unlikely that Regulatory Approval within the Field can be obtained or maintained for such Product in any of the U.S., EU or Japan. In the event that Ambit disputes Astellas’s decision to terminate in accordance with this Section 9.2.2, the Parties shall promptly refer such dispute for resolution pursuant to Section 10.7 and, if Astellas desires to terminate this Agreement for convenience regardless of the outcome of the dispute resolution procedure, Astellas shall provide Ambit with written notice of such intent, in which case Astellas shall be deemed to have provided Ambit with notice of termination pursuant to Section 9.2.1 as of the date that Astellas provided notice of its intent to terminate pursuant to this Section 9.2.2. Termination of this Agreement shall be effective upon the earlier to occur of (A) the expiration of the notice period provided in Section 9.2.1 and (B) conclusion of the dispute resolution process in Astellas’s favor. Without limitation of the foregoing, in the event that Astellas terminates this Agreement pursuant to this Section 9.2.2 with respect to the Lead Product, it shall have the right to terminate this Agreement simultaneously with respect to all Products by so specifying in writing to Ambit.

9.2.3	For Third Party Infringement. Astellas may terminate this Agreement effective upon thirty (30) days’ written notice to Ambit on a Product-by-Product basis and/or with respect to any country(ies) (provided that if such termination is with respect to any country in the European Union, it shall be with respect to all of the European Union and if such termination is with respect to the U.S., the Agreement may, at Astellas’s election, be terminated in its entirety) if (a) Astellas concludes, reasonably and in good faith, that there is a substantial likelihood that it and its Affiliates, Distributors, and Sublicensees cannot Exploit such Product (or the Licensed Compound contained therein) in a country without infringing or misappropriating the Patent Rights or other intellectual property of a Third Party or (b) a Third Party institutes or threatens suit against Ambit or its Affiliates or Astellas or its Affiliates, Sublicensees or Distributors alleging that the Exploitation of such Product (or the Licensed Compound contained therein) with respect to a country by or on behalf of Astellas, its Affiliates, Distributors or Sublicensees under this Agreement infringes or misappropriates its Patent Rights or other intellectual property rights, and Astellas concludes, reasonably and in good faith, that there is a substantial likelihood that such suit will be successful. In the event that Ambit disputes Astellas’s decision to terminate in accordance with this Section 9.2.3, the Parties shall promptly refer such dispute for resolution pursuant to Section 10.7 and, if Astellas desires to terminate this Agreement for convenience regardless of the outcome of the dispute resolution procedure, Astellas shall provide Ambit with written notice of such intent, in which case Astellas shall be deemed to have provided Ambit with notice of termination pursuant to Section 9.2.1 as of the date that Astellas provided notice of its intent to terminate pursuant to this Section 9.2.3. Termination of this Agreement shall be effective upon the earlier to occur of (A) the expiration of the notice period provided in Section 9.2.1 and (B) conclusion of the dispute resolution process in Astellas’s favor. Without limitation of the foregoing, in the event that Astellas terminates this Agreement pursuant to this Section 9.2.3 with respect to the Lead Product, it shall have the right to terminate this Agreement simultaneously with respect to all Products by so specifying in writing to Ambit.

9.3	Termination by Either Party for Cause

9.3.1

Material Breach. Subject to Section 9.3.2, in the event that a Party believes that the other Party is in material breach of, or has materially breached, this Agreement with respect to a Product or one or more country(ies) or in its entirety, then the first Party shall provide written notice to such Party providing a detailed explanation of the asserted

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material breach. The allegedly breaching Party shall then have the right either: (a) to cure such asserted material breach within […***…] (provided that such cure period shall be […***…] for a breach of a payment obligation) after actual receipt of such written notice (or such longer period as may be agreed by the Parties) or (b) if the Party receiving notice disagrees that it is in material breach of the Agreement with respect to a Product and one or more country(ies) or in its entirety, to initiate dispute resolution pursuant to Section 10.7, whereupon the applicable cure period as set forth above shall be tolled until the dispute is resolved pursuant to such procedure.

9.3.2	Safe Harbor.

(a) Notwithstanding anything to the contrary herein, Ambit may not assert that Astellas is in material breach of its diligence obligations under this Agreement for failure to perform or discontinuance of (a) any development activity that Astellas proposed to the JSC for inclusion in the Development Program, but which Ambit opposed during JSC discussions or opted pursuant to Section 2.1.4 not to co-fund, (b) any marketing or promotional activity that Astellas proposed to include in the Co-Promotion Plan budget of Direct Marketing/Promotional Expenses and Indirect Marketing Expenses for a Co-Promoted Product, but which Ambit opposed in JCC discussions or objected to pursuant to Section 3.9.4 or (c) any activity reasonably dependant on the performance of an activity in clause (a) or (b).

(b) Further, with respect to development of Products in the Joint Development Territory, if Astellas includes in the then-current Development Plan a program of development for a given Product in a country or jurisdiction in the Joint Development Territory and Ambit’s representatives on the JSC do not object, in a manner requiring Astellas to cast its final say over such objection, on the ground that such program would not be sufficient to achieve a Regulatory Approval for the applicable Indication in the applicable country or other jurisdiction or would not otherwise be sufficient for Astellas to satisfy its obligations herein to use Commercially Reasonable Efforts with respect to such Product, then for so long as Astellas is using Commercially Reasonable Efforts to conduct such Development Program, Astellas shall be deemed to have fulfilled its development diligence obligation under Section 2.6.4(b) with respect to such country or other jurisdiction unless Ambit demonstrates that following the adoption or update of the Development Plan, circumstances changed in a manner so that Astellas, in order to act in a Commercially Reasonable manner, should have expanded or modified such Development Program and it failed to do so.

9.3.3	Termination for Uncured Material Breach. If a Party has given notice of a material breach under Section 9.3.1 above, and the other Party agrees or admits that it materially breached (or otherwise does not dispute that such breach occurred), or is held under the dispute resolution provisions to have materially breached, the Agreement, and such other Party does not cure such breach, if potentially curable, within the time period for cure as provided in Section 9.3.1 (or, if such breach cannot be rectified within such period, if such Party does not commence actions to rectify such breach within such period and thereafter diligently pursue such actions), then the non-breaching Party may terminate this Agreement solely with respect to the Product or country or countries to which such material breach relates (provided that if such termination is with respect to any country in the EU, it shall be with respect to all of the EU).

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9.4	Termination for Corporate Events

A Party shall have the right to terminate this Agreement upon […***…] prior written notice to the other Party if, at any time during the term of this Agreement (a) a case of business dissolution/liquidation is commenced by or against such other Party under Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside the United States (the “Bankruptcy Code”) and, in the event of an involuntary dissolution case under the Bankruptcy Code, such case is not dismissed within […***…] after the commencement thereof, (b) such other Party files for or is subject to liquidation or similar receivership proceedings (other than a case under the Bankruptcy Code), (c) such other Party assigns all or a substantial portion of its assets for the benefit of creditors, (d) a receiver or custodian is appointed for such other Party’s business in connection with a liquidation or similar proceeding, or (e) a substantial portion of such other Party’s business is subject to attachment or similar process in connection with a liquidation or similar proceeding.

9.5	Effect of Expiration of Agreement.

Following the expiration of this Agreement in its entirety under Section 9.1 (excluding for clarity any termination prior to such expiration), Astellas’s licenses pursuant to Section 3.1 shall become fully paid-up, perpetual, non-exclusive licenses. Other than rights intended to survive expiration, neither Party shall have any further rights or obligations upon such expiration of this Agreement. No later than […***…] after the effective date of expiration of this Agreement in its entirety, each Party shall return or cause to be returned to the other Party all Confidential Information in tangible form received from the other Party and all copies thereof; provided, however, that each Party may retain any Confidential Information reasonably necessary for such Party’s continued practice under any licenses which do not terminate pursuant to this Section, and may keep one copy of Confidential Information received from the other Party in its confidential files for record purposes.

9.6	Effect of Termination

9.6.1	In General. Upon termination of this Agreement by Astellas in accordance with Section 9.2.1, 9.2.2 (solely to the extent agreed in writing pursuant to Section 9.6.3) or 9.2.3, or by Ambit in accordance with Section 9.3 or Section 9.4 with respect to one or more Products or one or more country(ies) or in its entirety (the “Terminated Products” and “Terminated Countries;” with all Products being Terminated Products and the entire Territory being the Terminated Countries in the event of termination of this Agreement in its entirety), the following shall apply with respect to the Terminated Products and Terminated Countries (in addition to any other rights and obligations under Section 9.2 and Section 9.7 or otherwise under this Agreement with respect to such termination):

(a) Termination of Astellas. The licenses granted in Article 3 and the rights of reference granted in Section 2.5.3(c) shall terminate with respect to the Terminated Products and/or Terminated Countries, except that limited license rights shall remain in effect (unless the Agreement is terminated in its entirety) in the Terminated Country(ies) solely for the limited purpose of allowing Astellas to manufacture the Terminated Product(s) (including any intermediate thereof or any Licensed Compounds or other material contained therein) in the Terminated Country(ies) for sale or distribution thereof in any country which has not been terminated.

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(b) License Grant to Ambit. Effective upon the effective date of termination of this Agreement with respect to any Reversion Product and the applicable Terminated Country, Astellas shall automatically be deemed to grant to Ambit a non-exclusive, fully-paid, perpetual, irrevocable license, with the right to sublicense through multiple tiers of sublicensees, under the Astellas Technology, Astellas Program Technology (including under all Program Development Data and Independent Development Data) and Astellas’s interest in the Joint Program Technology as such Patent Rights, Know-How and interests in Patent Rights and Know-How existed as of the effective date of termination (or, in the case of Patent Rights that consist of pending patent applications as of the effective date of termination, Patent Rights issuing thereon) solely to the extent that such Know-How is incorporated into or used in Exploiting (including only such Program Development Data and Independent Development Data generated in relation thereto), or such Patent Rights cover or claim an invention incorporated into or used in, such Reversion Product in the Terminated Country, as it exists and is made as of the effective date of any such termination, to research, develop, make, have made, use, import, export, offer for sale, and sell the applicable Reversion Products and/or any improvements thereto made by Ambit or its Affiliates or (sub)licensees in the Field in the Terminated Country(ies); provided, however, that such grant with respect to the Astellas Technology shall not include any rights to Exploit any Reversion Product that has not, as of the effective date of termination, entered into clinical development. In the event that any Astellas Technology licensed to Ambit in this Section 9.6.1(b) is in-licensed by Astellas from any Third Party, Ambit shall use commercially reasonable efforts to secure directly from such Third Party a license to such Astellas Technology for the applicable Reversion Product on commercially reasonable terms (which terms need not be equivalent to, or as favorable as, those that apply to the Astellas in-license), within one hundred and eighty (180) days of the effective date of such termination event or such longer date as the Parties may agree. In the event that Ambit is unable, despite the exercise of such commercially reasonable efforts, to secure a license to such Astellas Technology from such Third Party(ies) for the applicable Reversion Product, the license granted by Astellas in this Section 9.6.1(b) with respect thereto shall continue. In the event that Ambit secures a license from such Third Parties with respect to such Astellas Technology for the applicable Reversion Product, such Astellas Technology shall automatically be deemed to be excluded from this Section 9.6.1(b) as of the effective date of the Third Party agreement providing such license rights to Ambit.

(c) Trademarks. Astellas shall assign to Ambit all right, title and interest in and to those trademarks used exclusively with the Terminated Products and used exclusively in the Terminated Country(ies) (excluding any trademark that is used by Astellas or any of its Affiliates in connection with a Combination Product).

(d) Remaining Inventories. Astellas shall be entitled to sell all Products remaining in its inventory upon termination of this Agreement with respect to any Terminated Country(ies), provided that Astellas pays Ambit the royalties and/or Co-Promotion Payments (if any) owed under Article 4 for such sales (as if they had occurred during the Term with respect to any Terminated Country(ies)), and that, of applicable, Astellas has conducted and continues to conduct the transition contemplated in 9.6.1(f)(i) in good faith, and provided further that such sales of remaining inventory shall cease no later than the date […***…] after termination.

(e) Third-Party Agreements. Ambit shall (i) pay such amounts to Astellas that Astellas is obligated to pay to any Third Parties (including royalties, milestones and other

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amounts) under any Third Party agreements that are applicable to the grant to Ambit of any (sub)license or other right provided in this Section 9.6.1 or the Transition Agreement, or that are applicable to the exercise by Ambit or any of its Affiliates or sublicensees of any sublicense or other right with respect thereto, and in each instance Ambit shall make the requisite payments to Astellas and provide the necessary reporting information to Astellas in sufficient time to enable Astellas to comply with its obligations under the applicable Third Party agreements, and (ii) comply with any other obligations included in the Third Party agreements that are applicable to the grant to Ambit of such (sub)license or other right, and any exercise of such (sub)license or other right by Ambit or any of its Affiliates or sublicensees shall be subject to the terms and conditions of such Third Party agreements.

(f) Transition Agreement. In connection with the termination of this Agreement in its entirety or with respect to one or more Products or Terminated Countries by Astellas in accordance with Section 9.2.1, 9.2.2 (solely to the extent agreed in writing pursuant to Section 9.6.3) or 9.2.3, or as or by Ambit in accordance with Section 9.3 or Section 9.4, the Parties shall enter into a written agreement (the “Transition Agreement”) that would effectuate the terms and conditions of this Section 9.6.1(f) and would include other reasonable terms and conditions, describing the Parties’ indemnification obligations, setting forth the Parties’ obligations with respect to unauthorized sales, and setting forth other coordination obligations. If, despite such efforts, the Parties are unable to agree upon such terms and conditions within thirty (30) days from the effective date of the termination, either Party may refer the dispute for resolution by arbitration in accordance with Section 10.7.3.

(i)	Transition Assistance. If the applicable termination occurs after First Commercial Sale of the terminated Product in the Terminated Country(ies), then the Transition Agreement shall require the Parties to effectuate and coordinate a smooth and efficient transition for a period of no more than […***…] for the purpose of disclosing and providing to Ambit, all Astellas Know-How not already in Ambit’s possession that is relevant to the Reversion Products and the applicable Terminated Country(ies), and, at Ambit’s request, assign to Ambit all then-existing commercial agreements to the extent relating solely and specifically to the Reversion Products and the applicable Terminated Country(ies) that Astellas is able, using reasonable commercial efforts, to disclose and assign to Ambit, in each case, to the extent reasonably necessary or useful for Ambit to commence or continue (itself or through a licensee) researching, Developing, manufacturing, or commercializing the Reversion Products with respect to the applicable Terminated Country(ies).

(ii)

Regulatory Materials and Documents. Astellas shall assign to Ambit in the Transition Agreement all right, title and interest in and to all Regulatory Materials and Regulatory Approvals in the Terminated Country(ies) solely relating to Reversion Products, which Regulatory Materials and Regulatory Approvals are owned by Astellas or its Affiliates (collectively, “Supporting Documents”), provided that all Supporting Documents will be supplied by Astellas on an “as-is” basis only and Astellas shall have no liability whatsoever with respect to such Supporting Documents. Unless terminated by Ambit pursuant to Section 9.3.3, in which case Astellas shall bear all such costs each Party shall bear one-half (1/2) of the out of pocket costs relating to such transfer of Supporting Documents. The Transition Agreement shall contain

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terms governing the coordination of the Parties’ respective regulatory responsibilities with respect to Licensed Compounds and Products.

(g)	Other Remedies. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

(h)	Confidential Information. Each Party shall return to the other Party, or destroy at the other Party’s option, the other Party’s Confidential Information belonging to the other Party or its Affiliates that are not subject to a continuing ownership interest or license hereunder; provided, that, each Party may retain one copy of such Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder.

(i)	Joint Program Know-How. Each Party shall have the right to retain any Joint Program Know-How under its possession or Control.

9.6.2	Certain Termination under Section 9.3 or Section 9.4. Upon a termination by Astellas in accordance with Section 9.3 or Section 9.4:

(a) All rights and licenses granted by Ambit to Astellas under this Agreement shall terminate and revert exclusively to Ambit;

(b) All rights and licenses granted by Astellas to Ambit under this Agreement shall terminate and revert to Astellas;

(c) Upon request by Ambit, Astellas shall transfer and assign back to Ambit, pursuant to a reasonable form of assignment agreement entered into by the Parties as soon as practicable after the termination, those Regulatory Materials and Regulatory Approvals that were assigned to Astellas by Ambit pursuant to Section 2.5.3(b)(i) (which assignment in the case of Regulatory Materials shall, unless otherwise agreed by the Parties, cover such materials solely as they existed at the time of assignment to Astellas hereunder and not any further improvement, additions or expansions to such materials after the date of such assignment to Astellas);

(d) Each Party shall return to the other Party, or destroy at the other Party’s option, the other Party’s Confidential Information belonging to the other Party or its Affiliates that are not subject to a continuing ownership interest or license hereunder; provided, that, each Party may retain one copy of such Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder;

(e) Each Party shall have the right to retain any Joint Program Know-How under its possession or Control.

9.6.3

Termination under Section 9.2.2. In the event that Astellas terminates this Agreement pursuant to Section 9.2.2, and Ambit desires to continue the development and commercialization of the Terminated Product following such termination event, Ambit shall so advise Astellas in writing within a reasonable time following such termination

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event and the Parties shall discuss in good faith whether Astellas would be willing to agree (such agreement not to be unreasonably withheld) to amend this Agreement to provide with respect to the applicable Terminated Product (a) a license under Section 9.6.1(b) and (b) the transition assistance contemplated under Section 9.6.1(f). Astellas shall give full and fair consideration to Ambit’s request, taking into consideration Ambit’s interests in the Terminated Product and the best interests of patients. In the event that Astellas is inclined against agreeing to such an amendment, Astellas shall so advise Ambit and at Ambit’s request the matter shall be elevated to the Executive Officers of each of Ambit and Astellas, who shall seek in good faith to reach agreement on the issue. In the event Ambit disagrees with any decision by Astellas to not amend this Agreement pursuant to this Section 9.6.3 with respect to a Terminated Product, Ambit may cause the matter to be submitted to an arbitrator for resolution pursuant to Section 10.7 and the arbitrator shall determine whether Astellas unreasonably withheld its agreement. It shall not be unreasonable for Astellas to refuse to amend the Agreement pursuant to this Section 9.6.3 in the event that Astellas reasonably concludes, after consultation with its safety experts and consideration of Ambit’s positions on the relevant issues, that further development or commercialization of such Terminated Product would create unreasonable safety risks for patients or subjects.

9.7	Unauthorized Sales.

If this Agreement has not been terminated in its entirety, if either Party has the right to Exploit Products in one or more countries, to the extent permitted by Applicable Law, such Party: (a) shall not, and shall not permit its Affiliates and shall use reasonable endeavors to not permit sublicensees or distributors to, distribute, market, promote, offer for sale or sell Products directly or indirectly (other than pursuant to the rights granted pursuant to Section 9.6.1(a)) (i) to any Person outside such countries or (ii) to any Person inside such countries if such Party or its Affiliates, sublicensees or distributors, as applicable, is aware that such Person (A) is reasonably likely to directly or indirectly distribute, market, promote, offer for sale or sell Products outside such countries (and into one or more countries with respect to which the other Party has the right to Commercialize Products) or assist another Person to do so, or (B) has a demonstrated pattern of directly or indirectly distributing, marketing, promoting, offering for sale or selling Products outside such countries (and into one or more countries with respect to which the other Party has the right to Commercialize the Products) or assisting one or more other Third Parties to do so.

9.8	Rights in Bankruptcy.

All rights and licenses granted under or pursuant to this Agreement by Ambit are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Astellas, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Ambit under the U.S. Bankruptcy Code, Astellas will be entitled, to the extent necessary to exercise its rights under this Agreement, to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon its written request therefore, unless Ambit elects to

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continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of Ambit upon written request therefore by Astellas.

9.9	Survival.

Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including, without limitation, the obligation to pay royalties or Co-Promotion Payments for Product(s) sold prior to such expiration or termination. Except as otherwise expressly provided in Article 6, the provisions of Article 6 (other than Section 6.3) shall survive the expiration or termination of this Agreement and shall continue in effect for […***…]. In addition, except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination: 2.5.3, 2.6.7 (for a period of […***…] after termination or such longer period required by Applicable Law), 2.10 (last sentence), 4.4.4, 4.6, 5.4, 8.1, 8.3 (other than 8.3.8 and solely with respect to the prosecution of Joint Program Patents), 8.3.8 (solely to the extent that 8.4.1 survives), 8.4.1 (solely with respect to infringing activities occurring prior to termination of this Agreement), 8.4.2 (solely with respect to alleged infringement arising from Exploitation of Products in the Field in the Territory prior to termination of this Agreement), 9.3,2, 9.5, 9.6, 9.8, 9.9, 10.3.1, 10.3.2, 10.3.3 (solely with respect to the first sentence), 10.4, 10.5, 10.6, 10.7 (other than 10.7.2), 10.8, 10.9, 10.10, 10.11, 10.12, 10.13, 10.14, 10.15, 10.16 and Article 7. In addition, the other applicable provisions of Section 2.7 and Article 4 shall survive such expiration or termination of this Agreement in its entirety to the extent required to make final reimbursement, reconciliations or other payment incurred or accrued prior to the date of termination or expiration. If this Agreement is terminated with respect to one or more Products or Terminated Countries but not in its entirety, then following such termination the provisions identified above in this Section 9.9, to the extent they would survive and apply in the event the Agreement expires or is terminated in its entirety, and Section 9.7, shall remain in effect with respect to the Terminated Product or Terminated Country(ies), and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement with respect to the applicable Product or country(ies) and be of no further force and effect (and for the avoidance of doubt all provisions of this Agreement shall remain in effect with respect to any Products or country(ies) that are not terminated). If this Agreement is terminated with respect to any or all Products with respect to one or more Terminated Country(ies) in the Joint Development Territory, but not in its entirety, such Terminated Country(ies) shall be deemed to be excluded from the Joint Development Territory with respect to the applicable Product(s) from and after the effective date of such termination event.

10.	MISCELLANEOUS

10.1	HSR Filing

In the event that Astellas notifies Ambit in writing at any time after the Effective Date during the Term that a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to any transactions contemplated

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hereby, the Parties shall coordinate in good faith with respect to, and file with the U.S. Federal Trade Commission and the U.S. Department of Justice, any such filings. Such filings shall be made promptly, and in no event later than fifteen (15) Business Days after the receipt by Ambit of such notice from Astellas. Each Party shall use its reasonable best efforts to respond promptly to any requests for additional information made by such agencies, and to cause the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to terminate or expire at the earliest possible date after the date of filing. Each Party is responsible for the costs associated with its filings (including the expenses of its own legal and other advice in preparing and conducting any such filings).

10.2	Force Majeure

Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, but not limited to, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any Governmental Authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

10.3	Assignment/ Change of Control

10.3.1	Except as provided in this Section 10.3, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party, such consent not be unreasonably withheld. Any permitted assignee under this Agreement shall assume in writing all assigned obligations of its assignor under this Agreement. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly assigned obligations of such Party shall be binding on and enforceable against, each permitted assignee of such Party; provided that such Party shall remain jointly and severally liable for the performance of the assigned obligations under this Agreement. Any attempted assignment not in accordance with this Section 10.3 shall be void.

10.3.2	Astellas may, without Ambit’s consent, assign this Agreement and all its rights and obligations hereunder in whole (but not in part) to an Astellas Affiliate, or to Astellas’s successor in interest (whether by acquisition, merger, reorganization, restructuring, asset purchase or otherwise) to all or substantially all the business or assets to which this Agreement relates. In addition, Astellas may, without Ambit’s consent, perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of Astellas’s Affiliates.

10.3.3

Ambit may, without Astellas’s consent, assign this Agreement and all its rights and obligations hereunder in whole (but not in part) to Ambit’s successor in interest (whether by acquisition, merger, reorganization, restructuring, asset purchase or otherwise) to all or substantially all the business or assets to which this Agreement relates; provided, however, that Ambit shall notify Astellas promptly upon the completion of any such

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transaction. Further, upon any Change of Control of Ambit, Astellas shall have the right, at its sole discretion upon thirty (30) days prior written notice at any time within three (3) months after completion of such a Change of Control of Ambit, to exercise one or more of the following options:

(a) Terminate any existing Co-Promotion Option that has not been exercised prior to the date of such Astellas termination;

(b) Terminate any existing Co-Promotion Agreement, provided however that in the event of a termination of any applicable Co-Promotion Agreement existing as of the date of Astellas’s termination in accordance with this Section 10.3.3 based on a Change of Control of Ambit, the following shall apply from and after the effective date of such termination event(s):

(i)	The applicable Product(s) shall no longer constitute a Co-Promoted Product(s) under this Agreement, except that (A) the Parties shall be required to pay to one another Co-Promotion Payments in accordance with Section 3.8.5 with the applicable financial terms and conditions of this Agreement applied for purposes of calculating such payments as if such Product(s) were a Co-Promoted Product(s) hereunder; and (B) such Product(s) shall continue to be treated as a Co-Promoted Product(s) for purposes of Article 7 (including for purposes of applying defined terms used in Article 7 to give effect to the provisions thereof);

(ii)	Notwithstanding any other term or condition of this Agreement to the contrary, Allowed Expenses for purposes of determining such Co-Promotion Payments shall be deemed to include any and all costs (internal and out-of-pocket), whether direct or indirect, incurred to build, maintain and operate Astellas’s, its Related Party’s or subcontractors’s sales force(s) in the U.S. for the Product(s) that was the subject of the Co-Promotion Agreement, and to use such sales force(s) to Promote the Product(s) in the U.S., including any such amounts incurred to provide, support and maintain sales force managers for such sales force(s);

(iii)	Without limitation to the foregoing, for purposes of calculating Co-Promotion Payments, (A) any requirement that Allowed Expenses be incurred in accordance with any budget shall not apply, (B) Sections 3.8 and 3.9 shall have no further force or effect, and, for clarity, (x) Astellas shall not be under any obligations to prepare or present for Ambit’s review any Co-Promotion Plan, (y) the JCC shall be terminated, and (z) Astellas shall have no obligations to continue providing to Ambit information with respect to commercialization activities for the U.S., and (C) Astellas shall have sole control over all commercialization matters in the U.S., except that Astellas shall provide to Ambit summary reports each Calendar Quarter with respect to its commercialization activities in the U.S;

(iv)	For clarity, nothing contained herein is intended or shall be construed to be in derogation of Astellas’s obligations to use Commercially Reasonable Efforts to commercialize the applicable Product(s) in the U.S. as required pursuant to Section 3.6.1, or Ambit’s right to conduct audits pursuant to Section 4.6;

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(v)	Notwithstanding the foregoing, Astellas shall retain under the applicable Co-Promotion Agreement the right to terminate such Agreement with respect to any Co-Promoted Product (including a Co-Promoted Product subject to this Section 10.3.3) on grounds other than a Change of Control of Ambit, in which event Astellas may exercise rights under any applicable termination provision of the Co-Promotion Agreement (as if the agreement had not previously been terminated on account of a Change of Control of Ambit) and in such event, as of the effective date of such termination event in accordance with the terms and conditions of such Co-Promotion Agreement, clauses (b)(i) through (b)(iv) of this Section 10.3.3 shall no longer have any force or effect with respect to the applicable Product(s);

(c) Terminate the involvement of Ambit in the co-development of Products, in which case Ambit would nonetheless continue to be obligated to pay Ambit’s share of any remaining Development Costs, subject to Ambit’s rights pursuant to Section 2.1.4;

(d) Terminate Ambit’s role in all collaborative activities (including all joint committees), in which case clause (c) of Section 2.2.1, Section 2.2.2 and the provisions of the Agreement providing for the participation of Ambit in decision-making shall have no further force or effect, provided that Ambit continues to receive periodic (at least once every six (6) months) reports and updates of Astellas’s development and commercialization activities with respect to all Products.

10.3.4	If a Party assigns this Agreement to a successor in interest (whether by acquisition, merger, reorganization, restructuring, asset purchase or otherwise) to all or substantially all the business or assets of such Party to which this Agreement relates (the “Acquiring Party”), then the intellectual property of such Acquiring Party (a) that is held by such Acquiring Party (or its Affiliate) as of immediately prior the closing of such transaction, or (b) that is developed, discovered, invented, made, acquired or in-licensed by such Acquiring Party (or its Affiliates other than such Party), excluding any Derived IP (as defined below), shall be excluded from the Ambit Technology (in the case such Party is Ambit) or the Astellas Technology (in the case that such Party is Astellas), as applicable, and from the rights licensed to the other Party under this Agreement. The term “Derived IP” shall mean any intellectual property that the Acquiring Party (or its Affiliates) develops, discovers, invents, or makes after the closing of such transaction based upon use of (a) in the case of Astellas as the Party involved in such transaction, any Confidential Information of Ambit relating to a Licensed Compound or Product, and (b) in the case of Ambit as the Party involved in such transaction, any Confidential Information of Astellas or any Restricted Information relating to a Licensed Compound or Product. In the event that intellectual property is developed, discovered, invented or made after the closing of such transaction by employees or agents of the Acquiring Party (or its Affiliates) (i) who are engaged in the research and development of a Competing Product and (ii) to which any such Confidential Information or Restricted Information, as applicable, has been disclosed, such intellectual property shall be presumed to be “Derived IP” unless the Acquiring Party can demonstrate by a preponderance of written evidence that such intellectual property was developed, discovered or invented independently without use of any such Confidential Information or Restricted Information, as applicable.

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10.4	Severability

If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

10.5	Notices

All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Ambit, to:	Ambit Biosciences Corporation. 4215 Sorrento Valley Boulevard San Diego, California 92121 United States Attention: CEO Copy: General Counsel Facsimile No.: (858) 430 4542

If to Astellas, to:

Astellas Pharma Inc.

3-11, Nihonbashi-Honcho 2-chome

Chuo-ku, Tokyo, 103-8411

Japan

Attention: Vice President, Licensing & Alliances

                   Vice President, Legal

Facsimile No. Licensing & Alliances: 81 (3) 5203 7164

Facsimile No. Legal: 81 (3) 3244 5811

with a copy to:	Astellas US LLC Three Parkway North Deerfield, Illinois 60015 United States Attention: General Counsel Facsimile No.: 847-317-7288

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered or sent by facsimile on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on the Business Day after dispatch, if sent by a reputable

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international expedited delivery service; or (c) on the fifth (5th) Business Day following the date of mailing, if sent by mail.

10.6	Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the patent laws of the United States, without reference to any rules of conflict of laws.

10.7	Dispute Resolution

10.7.1	Objective. The Parties recognize that disputes as to certain matters may from time to time arise which relate to either Party’s rights and obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 10.7 if and when such a dispute arises between the Parties.

10.7.2	Informal Resolution. The Parties shall negotiate in good faith and use reasonable efforts to settle any claim, dispute, or controversy from or related to this Agreement or a breach thereof (each, a “Dispute”). If the Parties do not fully settle a Dispute, and a Party wishes to pursue the matter, each Dispute that is not an “Excluded Dispute” (as defined in Section 10.7.6) shall be finally resolved by binding arbitration in accordance with this Section 10.7.

10.7.3

Arbitration. Final and binding arbitration in accordance with this Section 10.7 shall be in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”) by a single arbitrator. Either Party may, following the end of the good faith negotiation period referenced in Section 10.7.2, refer any Dispute (other than an Excluded Dispute) to arbitration by submitting written notice to the other Party. Within fifteen (15) Business Days of delivery of such notice, the Parties shall meet and discuss in good faith and agree on (a) an arbitrator to resolve the issue, which arbitrator shall be neutral and independent of both Parties and all of their respective Affiliates, shall have significant experience and expertise in licensing and partnering agreements in the pharmaceutical industry and other relevant experience and (b) any changes in these arbitration provisions or the rules of arbitration which are herein adopted, in an effort to expedite the process and otherwise ensure that the process is appropriate given the nature of the dispute and the values at risk. If the Parties cannot agree on such arbitrator within fifteen (15) days of request by a Party for arbitration, then such arbitrator shall be appointed by AAA, which arbitrator must meet the foregoing criteria. The arbitration shall be held in New York, New York, and the proceedings shall be conducted in the English language. The arbitrators may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrator shall be instructed that time is of the essence in the arbitration proceeding. The arbitrator shall, within forty-five (45) calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator shall be authorized to award compensatory damages, but shall not be authorized to (i) award non-economic or punitive damages to the extent expressly excluded under this Agreement, or (ii) reform, modify or materially change this Agreement or any other

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agreements contemplated hereunder; provided, however, that the damage limitations described in part (i) of this sentence will not apply if such damages are statutorily imposed. Judgment on the award rendered by the arbitrator may be enforced in any court having competent jurisdiction thereof, or application may be made to the court for a judicial recognition of the award or an order of enforcement as the case may be, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrator. Notwithstanding anything contained in this Section 10.7.3 to the contrary, either Party shall have the right to seek equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of its (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) shall not be disclosed beyond the arbitrator, the Parties, their counsel and any Person necessary to the conduct of the proceeding, except as may lawfully be required in judicial proceedings relating to the arbitration or otherwise.

10.7.4	Administration. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators. In no event may an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the Dispute would be barred by the applicable New York statute of limitations.

10.7.5	Waivers. By agreeing to the binding arbitration provisions of Section 10.7, the Parties are waiving certain rights and protections which may otherwise be available if a Dispute between the Parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

10.7.6	Non-Arbitrable Disputes. As used in this Section 10.7, the term “Excluded Dispute” means a Dispute that concerns (A) a matter for which this Agreement assigns decision-making to the Parties or a Committee or requires the consent of one or both of the Parties, (B) the validity, enforceability or infringement of a Patent, trademark or copyright, which issues shall be submitted to a court of competent jurisdiction in the country in which such patent, trademark rights or copyright rights were granted or arose; or (C) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

10.8	Entire Agreement

This Agreement, including Schedule 5.2.1 and the exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. In the event of any inconsistency between any plan hereunder (including the Research Plan, Development Plan (including the initial Development Plan) or Co-Promotion Plan) and this Agreement, the terms of this Agreement shall prevail. This Agreement supersedes any other express or implied agreements and understandings between the Parties, either oral or written, with respect to the subject matter hereof, including, without

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limitation, the Non-Disclosure Agreement entered into by API and Ambit dated […***…].

10.9	Amendment

This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

10.10	Headings

The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

10.11	Construction

Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or” (and no implication is intended to be drawn from the actual use of the phrase “and/or” in some instances but not others). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The term “including” or “includes” as used in this Agreement means “including without limitation” and shall not be interpreted to limit the generality of any description preceding such term.

10.12	Independent Contractors

It is expressly agreed that Ambit and Astellas shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Ambit nor Astellas shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

10.13	Waiver

The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party, whether of a similar nature or otherwise.

10.14	Cumulative Remedies

No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

10.15	Interpretation

Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction

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that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

10.16	Further Assurance

Each Party shall perform all reasonable further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect to this Agreement.

10.17	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

ASTELLAS PHARMA INC.		AMBIT BIOSCIENCES CORPORATION

BY:	/s/ M. Nogimori	BY:	/s/ M. Scott Salka
Masafumi Nogimori President and CEO

DATE:	December 18, 2009	DATE:	5 Jan 10

ASTELLAS US LLC

BY:	/s/ [Illegible]
President & CEO

DATE:	December 18, 2009

[Signature Page]

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EXHIBIT A

[…***…]

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Exhibit A – page 1

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EXHIBIT B

Ambit Licensed Patents

Docket No.	Country	Serial No. Filing Date	Patent No (Pub No)	Issue Date (Pub Date)	Priority	Status
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]

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Exhibit B – page 1

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EXHIBIT C

[…***…]

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Exhibit C – page 1

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EXHIBIT D

TERMS FOR CO-PROMOTION AGREEMENT

The Co-Promotion Agreement to be negotiated pursuant to Section 3.8.2 of the Agreement shall contain terms and conditions that are consistent with the following:

a.	Tax Considerations. The Co-Promotion Agreement shall, where mutually agreeable, take into account the respective tax considerations of the Parties.

b.	General Obligations. Each Party will agree to be responsible for ensuring that its sales representatives Co-Promote each Co-Promoted Product in a manner consistent with the Co-Promotion Plan for such Co-Promoted Product. Notwithstanding the foregoing, in performing their respective Co-Promotion obligations hereunder, each of the Parties will agree to (i) provide the detailing effort required pursuant to Section 3.8.4(a) using sales representatives with an experience profile appropriate for the target audience and Co-Promotion role as described in the Co-Promotion Plan; (ii) provide its own sales management organization and infrastructure for its sales representatives and (iii) detail the Co-Promoted Product in the position as determined in the Co-Promotion Plan. In the event that either Party fails in a particular Calendar Quarter to provide a number of sales representatives sufficient to satisfy its Co-Promotion detailing target as set forth in the applicable Co-Promotion Plan (a “Detailing Shortfall”), the other Party can choose to provide additional sales representatives to cover the Detailing Shortfall in the subsequent Calendar Quarter, in which case the defaulting Party will agree to reimburse the other Party for the cost to that Party of all details delivered by that Party to cover the Detailing Shortfall in amounts to be set forth in the Co-Promotion Agreement.

c.	Sales Force Expense. Both Parties will agree to be responsible for the costs of their respective sales representatives and sales infrastructure expenses. Further, each Party will agree to be responsible for the compensation and performance review functions related to its own sales representatives, to be performed by representatives of such Party’s management. The Parties intend that the Ambit and Astellas sales representatives present as a seamless organization with respect to the Target Prescribers and that the Target Prescribers will receive a comparable level of information and customer service from both the Ambit and Astellas sales representatives. “Target Prescriber” will mean a prescriber identified as a member of the target audience to whom the Parties shall Co-Promote the Co-Promoted Product as defined in the applicable Co-Promotion Plan.

d.	Sales Information System Integration. The Parties will agree to strive to establish a transparent and compatible sales reporting system for Co-Promoted Product to facilitate call planning and field sales activities, and the Parties will agree to share equally in all costs related to such integration.

e.

Recruitment. All Ambit sales representatives will have been recruited by Ambit at Ambit’s sole expense, and all Astellas sales representatives will have been recruited by Astellas at Astellas’s sole expense. At Ambit’s request, Astellas will agree to provide

Exhibit D – page 1

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Ambit with assistance in defining the desired profile of the Ambit sales representatives.

f.	Training. Astellas will agree to, (i) develop a training program for each Co-Promoted Product, and (ii) train, at the Astellas training facility prior to the estimated launch date, all sales representatives of both Parties that will be used to Co-Promote the Co-Promoted Products; provided, that, Ambit agrees to make its sales representatives available for such training not less than […***…] prior to the Co-Promoted Product estimated launch date. Astellas will agree to provide Ambit with not less than […***…] advance written notice of the proposed sales representative training date as determined by Astellas in consultation with Ambit and in light of Astellas’s training schedule. Thereafter, Astellas will agree to ensure that adequate training programs are developed and provided for all personnel involved in the commercialization of Co-Promoted Products. The Parties will agree to utilize such training programs on an ongoing basis to assure a consistent, focused promotional strategy. No sales representative of either Party will be permitted to detail a Co-Promoted Product unless such sales representative successfully completes the training program described in this paragraph. For the Co-Promoted Product specific training, the internal costs and the out-of-pocket costs of such training programs (including without limitation the out-of-pocket costs of the development, production, printing of such training materials) will be treated as a sales training expense under Section 3.8.5, but excluding for clarity costs relating to housing or transportation of either Party’s sales representatives in attending such training programs.

g.	Promotional Materials and Standards. In Co-promoting the Co-Promoted Product, the Parties will agree to maintain and adhere strictly to the approved labeling of the Co-Promoted Product, the approved marketing materials for the Co-Promoted Product and the Co-Promotion Agreement. Only marketing materials and programs developed by the Astellas marketing team and approved via the Astellas medical-legal review process in accordance with FDA regulations for the Co-Promoted Product shall be used. All promotional materials used by the Parties and all promotional activities relating to Co-Promoted Product will comply with applicable laws and the Code of International Federation Pharmaceutical Manufacturer Association (“IFPMA”) as well as FDA regulations regarding pharmaceutical marketing practices in the U.S. In addition, each Party shall insure that its representatives detail Co-Promoted Product in a fair and balanced manner consistent with all applicable legal, regulatory, professional and policy requirements including the PhRMA Code on Interactions with Health Care Professionals and all applicable Astellas policies, as they may exist from time to time upon presentation to and review by the JCC. Ambit and Astellas sales representatives will not engage in any pre-marketing activities for the Co-Promoted Product prohibited by Applicable Law. All promotional materials for Co-Promoted Products shall include, in equal prominence, as appropriate and as determined by the JCC, the names of both Astellas and Ambit.

h.	Performance Criteria. The Parties will agree on criteria for measuring each Party’s performance under the Co-Promotion Agreement.

i.

Product Trademarks. The Astellas marketing team for a Co-Promoted Product will select and review with the JCC the trademark under which such Co-Promoted Product will be exclusively marketed. Astellas will agree to register each such Co-Promoted Product trademark and take all such actions as are required to continue and maintain in full force and effect in the U.S. the trademarks and the registrations thereof, and such

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expenses incurred in connection therewith shall be treated as Allowed Expenses. Astellas will be the exclusive owner of the trademarks. In connection with Ambit’s use of the Co-Promoted Product trademark in the U.S. in accordance with a license to be granted by Astellas in the Co-Promotion Agreement, Ambit will not represent that it has any ownership interest in the trademarks or registrations thereof, and Ambit shall acknowledge that its use of the trademark shall not create in its favor any rights therein (except as may be otherwise provided in the Agreement). Ambit’s use of any such trademark shall also be subject to additional terms and conditions to protect Astellas’s interest therein as set forth in the Co-Promotion Agreement.

j.	Other Terms.

(i)	The Co-Promoted Product will be included in each Party’s respective sales incentive bonus program for the corresponding representatives, with specified links to sales performance, as appropriate and consistent with such Party’s other bonus programs for products of comparable opportunity.

(ii)	Astellas will provide Ambit sales representatives equal access to all promotional materials.

(iii)	Astellas will be responsible for providing appropriate health science associates (HSA’s) in accordance with the Co-Promotion Plan, and the costs associated with such HSA’s shall be included as a Medical Affairs Costs.

(iv)	Each Party will be responsible for the maintenance of accurate records of the activities of its sales representatives engaged in Co-Promotion, including an accurate monthly record of the number of details, by position. The other Party will have the right to review and audit all such records. From time to time the Parties can, at their own expense and using reputable, independent Third Party data sources to audit its own and the other Party’s detailing activity to ascertain whether Co-Promotion obligations under the Co-Promotion Agreement have been fulfilled.

(v)	Neither Party may utilize Third Party contracted sales representatives for Co-Promoted Products in the U.S. without the express written consent of the other Party, provided, however, either Party may, without such consent, engage contracted sales representatives (A) for periods of not more than […***…], (B) if the agreement between the subcontracting Party and its contracted sales representatives is primarily intended to provide an opportunity for such Party to hire the contracted sales representatives engaged in Co-Promotion of the applicable Product or (C) as may be reasonably necessary from time to time to supplement such Party’s sales force on a temporary basis (measured in accordance with a timeline reasonable in light of the circumstances) in order to respond to changes in market conditions or to other events materially affecting the Commercialization of the Co-Promoted Product in the U.S. (including changes in the number of details performed by the other Party).

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EXHIBIT E

TERMS FOR CERTAIN TYPES OF ARBITRATION

Expedited Arbitration. For any Dispute under this Agreement that is expressly designated under Section 2.7.1 or 3.9.4 of this Agreement to be submitted for expedited arbitration pursuant to this Exhibit E, the provisions of Section 10.7.3 shall apply, except as follows: Each Party shall prepare and submit a written summary of such Party’s position and any relevant evidence in support thereof to the arbitrator and to the other Party within thirty (30) days of the selection of the arbitrator, which, in the case of any Disputes arising under Section 2.7.1 or 3.9.4, shall be consistent with the written position submitted to the Executive Officers. Within fifteen (15) days of the delivery of such summaries by the Parties, each Party shall submit a written rebuttal to the other Party’s summary. At a hearing lasting no more than three (3) days and to commence no later than ten (10) days after delivery of the written rebuttals, each Party shall have an opportunity to submit evidence and argue for its position before the arbitrator, subject to reasonable time limitations to be determined by the arbitrator. The arbitrator shall issue a reasoned award with respect to the matter in dispute within thirty (30) days following conclusion of the hearing. In the case of a Proposed Expense Dispute arising under Section 3.9.4, the arbitrator shall determine as an initial matter whether the budget proposed by Astellas represents Commercially Reasonable Efforts with respect to commercialization of the Co-Promoted Product in the U.S. If the arbitrator determines that such budget does not represent Commercially Reasonable Efforts, then the arbitrator may determine a proper level of expenditure that the arbitrator determines will represent Commercially Reasonable Efforts (but may not require or preclude the conduct of specific activities) of Direct Marketing/Promotion Expenses and Indirect Marketing Expenses, which level of expenditure shall be within the range of the budgets proposed by the Parties (such level of expenditure, the “Arbitrator-Determined Marketing Budget”).

Baseball Arbitration. For any dispute under Section 3.8.2 of this Agreement to be submitted for arbitration pursuant to this Exhibit E, the provisions of Section 10.7.3 shall apply, except as follows:

(a) The Party invoking baseball-style arbitration under this Exhibit E shall so notify the other Party in writing. The notice shall contain a list of all issues (of those that are expressly designated under this Agreement to be submitted to arbitration pursuant to this Exhibit E) the Party proposes to submit to arbitration. Within twenty (20) days after receipt of any such notice, the Party receiving the notice shall promptly notify the initiating Party of any additional issues within the scope of issues that may be submitted to arbitration pursuant to this Exhibit E that the receiving Party intends to include in the arbitration. The issues listed in the notice and in such reply will be the only issues submitted to such arbitration.

(b) If the Parties are not able to agree on an arbitrator within five (5) days after submission to arbitration, then either or both Parties may immediately request AAA to select an arbitrator.

(c) Within fifteen (15) days after the designation of the arbitrator, the Parties shall each simultaneously submit to the arbitrator and one another in writing a proposal that contains that Party’s “final best offer” as to the matter that is the subject of the Dispute, which, with respect to establishing the Co-Promotion Agreement, shall be the agreement in the form acceptable to the

Exhibit E – page 1

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submitting Party. If a Party fails to submit a proposal within such timeframe, then the proposal of the submitting Party shall prevail. Each Party shall have five (5) days from receipt of the other Party’s submission to submit a written response to such summary and at a hearing to take place on no more than three (3) business days and to commence no later than ten (10) days after submission of the written, responses, each Party shall have a reasonable period of time to be determined by the arbitrator (which period of time shall be sufficient for the arbitrator to fully understand the proposals and the relative merits thereof) to argue for its proposal before the arbitrator. To the extent permitted by the AAA’s Commercial Arbitration Rules the arbitrator shall have the right to meet with the Parties, either alone or together, as necessary to make a determination.

(d) The arbitrator shall, within ten (10) days after the submission of the responses, or such longer period as the Parties may agree, select the single proposal of a Party that, in the determination of the arbitrator, as a whole is the most consistent with the requirements of this Agreement and is the most fair and reasonable to the Parties in light of the totality of the circumstances and the terms of this Agreement. At any time prior to the determination, either Party may accept the other Party’s position on any unresolved issue. The Parties shall inform the arbitrator of such accepted position and in such event such position will be deemed part of the final agreement and no longer subject to arbitration. For clarity, the arbitrator can only select one proposal in its entirety, and cannot “blend” the proposals or modify any proposal.

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Exhibit F

Form of Joint Press Release

AMBIT BIOSCIENCES AND ASTELLAS ENTER STRATEGIC PARTNERSHIP TO

RESEARCH, DEVELOP AND COMMERCIALIZE FLT3 KINASE INHIBITORS IN

MULTIPLE INDICATIONS

Ambit to Receive a $40 Million Upfront Cash Payment; Up to $350 Million in Pre-Commercialization

Milestones, Double-Digit Royalties with Option to Co-promote and Share Profits in U.S.

San Diego, CA, and Tokyo, December XX, 2009 – Ambit Biosciences Corporation and Astellas Pharma Inc. today announced that they have entered into a worldwide agreement to jointly develop and commercialize FLT3 kinase inhibitors in oncology and non-oncology indications. This partnership includes AC220, Ambit’s lead clinical-stage investigational drug that entered into a Phase 2 clinical trial earlier this month in relapsed/refractory acute myeloid leukemia (AML), and other undisclosed FLT3 kinase inhibitors. AC220 is a novel, orally available, potent and highly selective small molecule that was specifically designed as a second generation FMS-like tyrosine kinase-3 (FLT3) inhibitor using Ambit’s proprietary drug discovery engine, KINOMEscan™.

The companies will collaborate to develop AC220 for AML and other indications. The parties will also collaborate on a research and development program for a series of novel FLT3 inhibitors for a variety of oncology and non-oncology indications. The companies will share equally in the responsibilities and expenses for the development of AC220 and any additional products in the U.S. and Europe, while Astellas will have sole responsibility to fund development in all other territories. Under the terms of the agreement, Ambit will receive an up-front cash payment of $40 million and will be eligible to receive pre-commercialization payments of up to $350 million.

Astellas will have sole responsibility for funding and implementing the commercialization of all products, and Ambit will be entitled to post-approval milestone payments upon the achievement of certain sales thresholds, as well as tiered double-digit royalties on net sales. In the U.S., Ambit will also have the option to co-promote AC220 and other products under a profit sharing arrangement where Astellas and Ambit share equally in profits and losses generated from U.S. sales.

“We are pleased to have entered into a great partnership with Ambit,” stated Masafumi Nogimori, president and chief executive officer of Astellas. “We believe that AC220, as the most selective and advanced FLT3 kinase inhibitor, has the potential to provide a new treatment option for AML where high unmet medical needs exist. Astellas is strongly committed to focus on oncology and this partnership is a significant milestone to establish our franchise in oncology.”

“With their strategic commitment to the development and commercialization of innovative oncology products, Astellas is an ideal partner for Ambit,” said Scott Salka, Chief Executive Officer of Ambit Biosciences. “This collaboration establishes a comprehensive and global leadership position in the

Exhibit F – page 1

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discovery and development of FLT3 kinase inhibitors, and we look forward to working closely with Astellas to explore the clinical utility of AC220 in AML and other indications”.

About AC220

AC220, Ambit’s lead product candidate, is being developed in collaboration with Astellas Pharma Inc. and is a novel, potent, highly selective, orally bioavailable second-generation FLT3 inhibitor. AC220 is currently under evaluation in a Phase 2 clinical trial designed to support potential registration of AC220 as monotherapy treatment in adult and elderly patients with relapsed/refractory AML that have the internal tandem duplication (ITD) mutation in the FLT3 kinase. AML is one of the most common types of blood cancers in adults, and the FLT3 kinase is mutated and constitutively activated in 25-40 percent of such patients. FLT3 ITD mutations predict poor prognosis and decreased response to existing treatments, including chemotherapy and hematopoietic stem cell transplant. Ambit leveraged KINOMEscan™, the company’s proprietary, high-throughput method for screening small molecule compounds against a large number of human kinases, to advance AC220 from initial chemistry to clinical candidate selection for IND-enabling studies in only 18 months.

About Acute Myeloid Leukemia (AML)

Acute myeloid leukemia is a form of blood cancer. According to the American Cancer Society, approximately 13,000 new cases of AML will be diagnosed in the United States in 2008. The median age of a patient with AML is about 67 years. Standard treatment for patients 60 years or older with AML includes systemic combination chemotherapy. The median survival for patients receiving induction chemotherapy, which is associated with high mortality, is 6-11 months, with shorter survival for patients over the age of 60 years. The five-year survival rate for AML is less than 15 percent. According to a report from Decision Resources, the U.S. AML market is expected to more than double by 2015.

About Ambit Biosciences

Ambit Biosciences is a privately-held biopharmaceutical company engaged in the discovery and development of small molecule kinase inhibitors for the treatment of cancer, inflammatory disease, and other indications. Ambit employs a novel and proprietary kinase profiling technology, KINOMEscan™, to screen compounds against 442 human kinases.

Ambit’s lead compound, AC220, is in clinical development for the treatment of AML and other indications. Ambit has initiated a Phase 2 pivotal trial in patients with relapsed or refractory AML and plans to commence several other clinical studies with AC220 in 2010. Ambit’s clinical pipeline also includes AC480, an oral pan-HER inhibitor that was in-licensed from BMS. Ambit is conducting Phase 2 studies with AC480 in patients with solid tumor cancers. Additionally, Ambit has an advancing pool of preclinical candidates targeting BRAF (in collaboration with Cephalon), JAK2, Aurora, and CSF1R. Through its KINOMEscan Division, Ambit markets its technology as a profiling service. For more information, visit www.ambitbio.com.

About Astellas

Astellas Pharma Inc., located in Tokyo, Japan, is a pharmaceutical company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceuticals. Astellas has approximately 15,000 employees worldwide. The organization is committed to becoming a global category leader in urology, immunology & infectious diseases, neuroscience, DM complications & metabolic diseases and oncology. For more information on Astellas Pharma Inc., please visit our website at http://www.astellas.com/en.

Contact: –

Ambit Biosciences:	Astellas Pharma:

M. Scott Salka (858) 334-2101	Corporate Communications +81-(0)3-3244-3201

Exhibit F – page 2

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http://www.astellas.com/en/

Christopher Morl (Corporate Development)

(858) 334-2134

Scott Lerman (media)

The Ruth Group

(646) 536-7013

slerman@theruthgroup.com

Sara Pellegrino (investors)

The Ruth Group

(646) 536-7002

spellegrino@theruthgroup.com

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Exhibit G

“Manufacturing Cost” means, with respect to a Product (including any intermediate thereof or any Licensed Compound or other material contained therein), all costs and expenses incurred or accrued by a Party or its Affiliates reasonably allocable to the manufacture of such product for commercial sale, as calculated and reported by such Party in accordance with its then-current standard cost methodology including the calculation and allocation of depreciation that is applied consistently to pharmaceutical products manufactured or sold by such Party.

If the Product is manufactured in whole or part using a Third Party manufacturer, Manufacturing Costs shall include (a) […***…].

If the Product is manufactured in whole or part by a Party or its Affiliates directly, Manufacturing Costs shall include (i) […***…].

***Confidential Treatment Requested

Exhibit G – page 1

CONFIDENTIAL

Schedule 5.2.1

[…***…]

***Confidential Treatment Requested

Schedule 5.2.1 – page 1